As filed with the Securities and Exchange Commission on April 13, 2021
UNITED STATES	Registration No. 333-233768

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ELYS GAME TECHNOLOGY, CORP.

(Exact name of registrant as specified in its charter)

Delaware	7372	33-0823179
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Elys Game Technology, Corp.

130 Adelaide Street, West, Suite 701

Toronto, Ontario, Canada M5H 2K4

(628) 258-5148

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matteo Monteverdi

Chief Executive Officer

Elys Game Technology, Corp.

130 Adelaide Street, West, Suite 701

Toronto, Ontario, Canada M5H 2K4

(628) 258-5148

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to

Leslie Marlow, Esq.

Hank Gracin, Esq.

Patrick J. Egan, Esq.

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, NY 10174

Telephone: (212) 907-6457

Facsimile: (212) 208-4657

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Amendment”) to the Registration Statement on Form S-1, as amended (File No. 333-233768) (the “Original Registration Statement”), of Elys Game Technology, Corp. (formerly known as Newgioco Group, Inc.) (the “Company”) is being filed pursuant to the undertakings in the Original Registration Statement to update and supplement the information contained in the Original Registration Statement, which was originally declared effective by the Securities and Exchange Commission on August 14, 2020.

The Original Registration Statement, as amended by this Amendment, pertains solely to the registration of 507,173 shares of common stock, par value $0.0001 per share, underlying warrants (the “Warrants”) previously issued by the Company to investors in its public offering that closed in August 2020 (the “August 2020 public offering”). The shares of common stock issuable upon exercise of the Warrants (the “Warrant Shares”) were initially registered on the Original Registration Statement.

For the convenience of the reader, this Amendment sets forth the Original Registration Statement in its entirety, as amended by this Amendment. This Amendment is being filed to incorporate certain information from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on April 13, 2021.

No additional securities are being registered under this Amendment. All applicable registration fees were paid at the time of the filing of the Original Registration Statement. Accordingly, the Company hereby amends the Original Registration Statement, as amended and supplemented through the date hereof, by filing this Amendment.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement related to these securities filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 13, 2021

507,173 Shares of Common Stock Underlying Previously Issued Warrants

This prospectus relates to the offer and sale by Elys Game Technology, Corp. (formerly known as Newgioco Group, Inc.), a Delaware corporation, of up to 507,173 shares of common stock, par value $0.0001 per share, underlying warrants (the “Warrants”) previously issued by us to investors in our public offering that closed on August 17, 2020 (the “August 2020 public offering”). The Warrants have an exercise price of $2.50 per share. The shares of our common stock issuable upon exercise of the Warrants (the “Warrant Shares”) were previously registered on a Registration Statement on Form S-1, as amended (File No. 333-233768), which was declared effective by the U.S. Securities and Exchange Commission on August 14, 2020.

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the warrant holders. Upon exercise of the Warrants, however, we will receive proceeds from the exercise of such Warrants if exercised for cash and not on a cashless basis. Any proceeds received from the exercise of such Warrants will be used for working capital and general corporate purposes.

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “ELYS.” On April 12, 2021, the last reported sale price of our common stock on the Nasdaq Capital Market was $5.28 per share.

On November 2, 2020, we changed our named to Elys Game Technology, Corp. We were formerly known as Newgioco Group, Inc. In addition, on November 10, 2020, our shares of common stock began trading on the Nasdaq Capital Market under the ticker symbol “ELYS” and ceased trading under the ticker symbol “NWGI.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

See the “Plan of Distribution” section of this prospectus beginning on page 78 for more information on this offering.

No underwriter or person has been engaged to facilitate the sale of the Warrant Shares in this offering. All costs associated with the registration were borne by us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2021

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You should rely only on the information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Except where the context requires otherwise, in this prospectus references to references to the “Company,” “Elys” “Newgioco,” “we,” “us” and “our” refer to Elys Game Technology, Corp., a Delaware corporation formed in 1998 (formerly known as Newgioco Group, Inc.), and, where appropriate, its current subsidiaries, Ulisse GmbH, a company organized under the laws of Austria, Odissea Betriebsinformatik Beratung GmbH, a company organized under the laws of Austria, Multigioco Srl., a company organized under the laws of the Republic of Italy, Newgioco Group, Inc. (Canada), a company organized under the Canadian laws, Virtual Generation Limited, a company organized under the laws of Republic of Malta, Elys Technology Group Limited, a company organized under the laws of Republic of Malta, Newgioco Colombia SAS, a company organized under the laws of Colombia, and Elys Gameboard Technologies, LLC a limited liability company organized in State of Delaware, and its prior subsidiaries Rifa Srl, a company organized under the laws of the Republic of Italy, that was amalgamated into Multigioco with effect on January 20, 2020, and Naos Holding Limited, a company organized under the laws of Republic of Malta that was discontinued with effect on December 31, 2019.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

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PROSPECTUS SUMMARY

The following summary highlights certain of the information contained elsewhere in this prospectus. Because this is only a summary, however, it does not contain all of the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors.” You should also carefully read our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Company Overview

We are an international, vertically integrated commercial-stage company engaged in two principal aspects of the leisure gaming industry as (1) a business-to-consumer (“B2C”) licensed retail gaming operator (known as an “Operator”) offering our products through two sales distribution channels in (i) retail land-based or on-site physical venues and (ii) online through PC, tablet and mobile distribution, and (2) as a business-to-business (“B2B”) betting technology provider (known as a “Provider”) offering our proprietary betting technology either (1) directly to licensed operators or (2) through value-added re-sellers or systems integrators in the leisure betting industry.

As an Operator in the regulated Italian leisure betting market, we operate on a single-tier distribution strategy by collecting wagers on leisure betting products including a variety of lottery, casino gaming and sports bets through two channels: (i) online through websites on internet browsers and mobile solutions and also through relationships with affiliated physical venues known as “web-shops” (internet cafes; kiosks, coffee-shops, convenience stores, restaurants and bars, etc.) where patrons can open a game account, deposit funds and by using public Internet access to play online with their personal gaming account through common PC’s situated at each venue, and (ii) land-based through physical land-based retail venues (off-track betting shops, SSBT (“self-serve betting terminal”) kiosks, coffee-shops, convenience stores, restaurants, taverns and bars, etc.). We currently provide our gaming services through our subsidiaries, Multigioco Srl (“Multigioco”), and Ulisse GmbH (“Ulisse”). These operations are carried out via both land-based or online retail gaming licenses regulated by the Agenzia delle Dogane e dei Monopoli (“ADM”), and our Austrian Bookmaker license. In Italy our ADM license permit us to distribute leisure betting products such as sports betting, and virtual sports betting products through both physical, land-based retail locations as well as online through our licensed website.newgioco.it or commercial webskins linked to our licensed website and through mobile devices, while our Austria Bookmaker license permits us to operate Data Transmission Centers (CTD), as described below, under the free-trade principles incorporated within bilateral Intra-EU trade agreements that refers to all trade, including e-commerce transactions in most goods, services and products between member states of the European Union (EU).

In Italy, our gaming products and services are offered to customers throughout the following four distribution channels:

•	Online gaming websites or mobile solutions where players, through an online account and an e-wallet, using the internet, can play online poker, online casinos games, sports betting wagers, play i-lottery games etc.

•	Punti Virtuali di Ricarica (“PVR”) (translated as Virtual Reload Centers) or Web-shop (“web cafe” or “internet cafe”): A PVR or web-shop is a physical location that is operated by third-party independent businesses that promote our online gaming websites, acquires online customers and via manned or self-service automated terminals permit online-players to make cash deposits that are electronically credited to their personal online gaming accounts. While at the PVR online-players could also play games and wager through their personal online account by using the public internet accessing communal PC’s available at the venue.

•	Agency or CTD: An agency or a CTD is an arcade location that is a gaming only venue that is operated by third-party independent businesses and that offers sport betting and virtual betting products and must have at least 70% of its square-footage dedicated specifically to gaming space. Each agency or CTD must have a cash cage for the primary purpose of gaming and gaming related transactions serving an indefinite number of anonymous walk-in customers.

•	Corner or Punto Sportivo (translated as Sporting Point-of-sale): A corner is distinguished from an agency insofar as the principal business situated at the location that is operated by third-party independent businesses and is an activity that is primarily different from gaming (such as a coffee shop or convenience store) with a terminal connected to the ADM network. The primary purpose of such facility is not gaming, but rather, there is only a small ‘corner’ for extra cash flow in exchange for a fee and/or commission. Specifically, a maximum of 30% of floor space of a corner location can be dedicated to gaming where gaming transactions are collected and processed by a counter clerk.

We currently service approximately 100,000 online user accounts and an indeterminate number of walk-in customers at a combination of the three types of venues: 1,000 web-shops, 7 corners and 113 agency/CTD locations.

As a global gaming technology Provider, we own and operate a betting software designed with a unique “distributed model” architecture colloquially named Elys Game Board (the “Platform”). The Platform is a fully integrated “omni-channel” framework that combines centralized technology for updating, servicing and operations with multi-channel functionality to accept all forms of customer payment through the distribution channels described above. The omni-channel software design is fully integrated with a built in player gaming account management and a built-in sports book. As a Provider, we employ a multi-tier distribution strategy on both a direct to customer channel and on a shared infrastructure basis.

The Platform is certified by the ADM, the Malta Gaming Authority (“MGA”) in Malta and Gaming Laboratories International (“GLI”) and is owned by our subsidiary Odissea Betriebsinformatik Beratung GmbH (“Odissea”). The software architecture was developed and built on the latest Microsoft.Net Core framework, supporting both online customer gaming accounts as well as land-based bet processing capability with multi-channel functionality accepting all forms of payment methods (i.e., cash, e-wallet, bank card and wire transfer, etc.) backed by a real-time customer relationship management (“CRM”) and business intelligence (“BI”) program for streamlined cross-platform marketing as well as a synchronized financial accounting processes. Data is communicated directly to on-the-ground sales and marketing agents that manage and maintain both our online and land-based retail distribution. The Platform allows our independent B2B customers to (i) rapidly and effectively model their gaming businesses and manage gaming accounts, (ii) monitor and analyze performance on an ongoing basis, (iii) share dashboards, and (iv) generate management reports all within a fully integrated solution. In addition, our clients can use the built-in business intelligence modules to evaluate actual performance and leverage insights from analytics to make informed, timely decisions to drive future business. The unique ’shop-client’ architecture of the Platform is to our knowledge a one-of-a-kind solution in the leisure betting industry. Elys was built around the specific needs of leisure betting operators and proven through our existing Multigioco distribution throughout Italy.

On January 30, 2019, we expanded our operations with our acquisition of Virtual Generation Limited (“VG” or “Virtual Generation”), which owns and has developed a virtual gaming software platform (“VGS”), and its holding company, Naos Holdings Limited (“Naos”). VG is a Gaming Laboratories International (“GLI”) certified virtual sports and gaming software developer with a portfolio of products, including greyhound and horse racing; league play football (i.e., soccer); keno; and American Roulette. In addition, VG’s platform allows for customization for country-specific sports generation including applications in Latin American and African markets. VG’s products are now distributed in several countries including Italy, Peru, Nigeria, Colombia, Dominican Republic, Uganda, Kenya, Zimbabwe, Ecuador, Puerto Rico. Our prior non-operating holding company subsidiary Naos was discontinued with effect on December 31, 2019.

Organizational Structure

Our operations are carried out through three geographically organized groups: (i) an operational group which is based in Europe and maintains administrative offices headquartered in Rome, Italy with satellite offices for operations administration and risk management trading in Naples and Teramo, Italy and San Gwann, Malta; (ii) a technology group which is based in Innsbruck, Austria and manages software development, training and administration; and (iii) a corporate group which is based in North America and maintains an executive suite in San Francisco, California and a Canadian office in Toronto, Ontario through which we carry-out corporate activities, handle day-to-day reporting and U.S. development planning, and through which various employees, independent contractors and vendors are engaged.

Our Strategy

Our goal is to expand our market presence by entering new foreign markets while at the same time further penetrating the Italian and additional European markets. We expect new markets to be a large source of our future growth, in particular, the United States market is one where we intend to offer the use of our Platform to existing commercial and tribal casinos, retail betting operators and franchise enterprises.

Our Strengths

We believe we have established ourselves as one of the leaders in the Italian leisure betting market. Below are our strengths that we believe should enable us to capture a meaningful share of the United States and global leisure betting market:

  Highly Differentiated Technology Platform. Built from the ground-up, the Platform is designed to be a highly flexible and robust sportsbook engine able to cope with the demands of today’s betting operators and players. The Platform is an industry designed, user centric multi-channel solution and can offer any type of sport (or non-sport) event and any type of betting market (i.e., soccer, football, basketball, hockey, baseball, tennis, etc.) in both pre-match and in-game modes across both fixed-odds (player versus bookie) and pool (player versus player) styles and manage the risk for each individual transaction through all verticals (i.e., online or land-based). Our proprietary Platform is designed to address the independent operator’s ability to compete against larger and more established franchise operators effectively and inexpensively. It is designed also to monitor, evaluate and permit the risk management of each bet transaction at each location from which a bet is placed.

  Market Momentum. We believe that our unique multi-channel designed Platform is gaining momentum in the Italian leisure betting market also thanks to our comprehensive retail shop-client application with integrated gaming account management functionalities and business intelligence modules. We currently have approximately 100,000 online user accounts and an indeterminate number of walk-in customers through the four distribution channels: mobile/desktop web sites, 1,000 web-cafés (or “web-shops”), 7 corners, and 113 agency/CTD locations.

  Scalable Platform at Minimal Cost. Our Platform is highly scalable. Expansion of the Platform under our existing infrastructure requires little additional overhead and should create in-house efficiencies for our corporate operations and for our agents and operator clients. Many of the inherent functions and features of our ADM Platform certification in Italy have received prior approval and adhere to multi-jurisdictional standards which in our view will enable us to receive certification in new markets and expand into new markets in a timely manner.

  Growing Industry. Online gambling is growing in popularity. Gamblers worldwide increasingly prefer Internet and mobile channels for their betting activities due to the ease of access offered and safety provided. Extensive usage of digital processes and growing bettor demand is driving the market for online betting platforms. Recent liberalization and state-by-state legislation in the United States has resulted in new opportunities in the United States sports betting market. We anticipate that the United States market will begin to have a strong and steady uptake in active wagers. As of February 2021, twenty-one jurisdictions (including the District of Columbia) have some form of legal sports betting available. Five others, including the Washington and North Carolina, have authorized legal sports betting but not yet launched their market.

  Highly Experienced Senior Management Team. We are led by a dedicated and highly experienced senior management team with significant industry experience and proven ability to develop novel solutions. Each of the members of our senior management have more than 20 years of relevant experience.

Development of Foreign Markets

  The North America Sports Betting Market. In the U.S., until 2018 the Interstate Wire Act of 1961 combined with the Professional and Amateur Sports Protection Act of 1992 (“PASPA” or the “Bradley Act”), prohibited sports betting in the U.S. in all but four grandfathered states (Montana, Oregon, Nevada, Delaware). In May 2018, the U.S. Supreme Court overturned PASPA in a 6-3 decision that found the law conflicted with the Tenth Amendment leaving individual states to decide whether to allow its residents to bet on sports. As described below under the section “Developments in the U.S. Market”, many states, such as New Jersey, Montana, New Hampshire, Pennsylvania and others, have moved quickly to establish sports betting as a means to increase their respective capital resources. While several states have recently passed legislation to allow online gambling, we believe that the U.S. sports betting market will take 5 – 10 years to fully develop. We believe that the United States represents a large addressable market opportunity for us with our Elys betting Platform. Additionally, in Canada we are observing promising legislative developments and we expect a new digital gaming regulatory framework, combined with the permission of single-wagering sport betting events, to be in place soon. This additional jurisdiction could represent a meaningful opportunity for our gaming solution.

  Mergers and Acquisition in the Global Gaming Industry. In an effort to scale and grow the business, we intend to evaluate potential acquisitions that can be easily integrated into our business. Our acquisition of VG has allowed us to expand our product offerings in additional countries. The global gaming industry is still very much fragmented. There has been a significant number of noteworthy consolidations such as: (1) The Stars Group/SkyBet (July 2018) and CrownBet/William Hill Australia (April 2018); (2) Paddy Power/Betfair (February 2016) and with Stars Group (April 2020); (3) GVC/BWIN Ladbrokes/Coral (March 2018), and (4) in gaming machine and lottery concentration (IGT/GTECH (April 2015); as well as others such as Pollard/Innova (July 2017); NYX Gaming Group/Scientific Games (January 2018) which we believe provides us with an opportunity to capitalize on the acquisition of smaller operators forced to compete against newly formed larger players. In addition to the above, and specifically in the US, we observed consolidations and acceleration of gaming operators acquiring sports betting technology providers like (1) DraftKings acquiring SBTech (April 2020) (2) Caesars Entertainment acquiring William Hill (September 2020) and (3) Bally’s Corporation acquiring Bet.Works (November 2020) which strengthens our position as one of few remaining, truly independent sport betting provider in the market.

Further Penetration in the Italian Market

•	Acquisitions of Smaller Operators. Government legislated consolidation of the regulated Italian lottery and gaming market have driven smaller regional operators in Italy to our licensed brand “New Gioco”TM in both the online and land-based sales channels. The Italian regulated gaming market is the largest in the European Union (“EU”) and is extremely fragmented. Recent new regulations in Italy have made it more difficult for smaller regional operators throughout Italy to operate and we believe that our innovative and cost-effective Platform is an attractive alternative for such smaller regional operators throughout Italy that will not be able to maintain the new standards set out by the Italian regulator on their own.

•	Organic Growth. The Italian online gaming market continues to drive substantial growth in our core operations. From January 1, 2020 through December 31, 2020, we increased the number of registered online accounts to over 100,000 players and webshop locations we operate in Italy from approximately 1,000 to approximately 1,200 and believe that there is ample room for continued growth in the Italian market.

Expansion and New Markets

United States Operations Development

In May 2018, the U.S. Supreme Court (“SCOTUS”) ruled that the PASPA was unconstitutional as it violated the Tenth Amendment prohibition against forcing states to implement federal laws. Enacted in 1992, PASPA generally prohibited states from authorizing, licensing or sponsoring betting on competitive games in which amateur or professional athletes participate. PASPA did not make sports betting a federal crime; rather, it allowed the attorney general for the Department of Justice, as well as professional and amateur sports organizations, to bring civil actions to enjoin violations of the act. The SCOTUS decision opens the door for all states to legalize and regulate sports gambling within their borders. States such as Nevada, New Jersey, Delaware, West Virginia, Rhode Island, Pennsylvania, Arkansas, Montana, Illinois, Indiana, Iowa, Tennessee, New York, New Mexico, New Hampshire, North Carolina, Oregon, Michigan, Mississippi, Colorado and the District of Columbia have passed laws that were ready to be enacted once the federal ban on sports betting was lifted. In addition, additional states including Maine, California, Connecticut, Louisiana, South Carolina, Oklahoma, Kansas, Missouri, Kentucky, Ohio and Maryland are considering active bills.

We believe that the U.S. sports betting and online gaming market presents a large opportunity to deploy our Platform on a B2B2C basis to several potential independent commercial and tribal casino and gaming operators throughout the United States. In September 2020, our retail sports betting solution obtained Gaming Laboratories International (“GLI”) certification allowing our technology to be ready for deployment in the U.S. land-based gaming segment. Furthermore, we have analyzed the technical specifications checklist supplied by GLI to verify that coding in our online product meets the functional specifications set forth in the GLI-33 standards (The Gaming Laboratories International technical standard for event wagering systems). We believe that our online Platform currently meets the majority of the GLI-33 certification standards and we expect to be in a position to send our software to GLI for certification in 2021. Upon obtaining GLI-33 certification and obtaining regulatory approvals to operate in the digital segment, we also expect to be well-positioned to commence processing online sports bets in the U.S. on a B2B2C basis through our Platform.

As part of our multi-year business growth strategy, during 2019 and 2020 we made significant investments for expansion into new markets outside of Italy, including GLI-33 certification of our Platform, professional services, trade show marketing and brand promotion to enter and then build a foundation aimed at accelerating our U.S. expansion plans. To support these principal objectives, we initiated an ambitious investment strategy that is fundamental to the successful execution of our long-term business plan. These fundamental investments have resulted in short-term, non-recurring expenses related to key elements such as regulatory and policy requirements and establishing a centralized US-based headquarters.

In March 2019, we entered into a five-year agreement with Fleetwood Gaming, Inc. for the exclusive rights to distribute our Platform at select non-tribal locations such as sports bars and taverns in the state of Montana. The multi-year agreement is expected to allow Fleetwood to install our Platform throughout Fleetwood's distribution network in Montana. The agreement with Fleetwood Gaming is subject to the provision of open market regulation of sports betting in the State of Montana. No assurance can be given that this will occur.

In April 2019, we entered into a five-year agreement with the Chippewa Cree Tribe in Box Elder, Montana to install our Platform at the Northern Winz Casino. In this regard, in September 2019, we transacted the first legal Class 1 real-money bet in the U.S. on Indian Horse Relay Racing and on December 21, 2019 on traditional Indian Stick Game. Class 1 betting represents traditional indigenous sporting events or games that are not classed as mainstream sports bets. The agreement with the Chippewa Cree Tribe is subject to the provision of open market regulation of sports betting in the State of Montana. No assurance can be given that this will occur.

On May 28, 2020, we organized Elys Gameboard Technologies, LLC, a wholly owned subsidiary for the purpose of expanding our sports betting operations throughout the US. We are in the process of seeking our first sports betting license in Washington, DC and anticipate launching our new US sports betting platform with our first US operator client in 2021.

On September 1, 2020, our Odissea subsidiary obtained ISO-27001:2013 certification for safety management. The process involved a detailed and formal compliance audit and independent testing of the Information Security Management System (ISMS) that now certifies Odissea to manage the security of sensitive third party information such as financial assets, legal and personal details.

In September 2020, we engaged Matteo Monteverdi, former senior executive of Sportradar and IGT as President of the Company to develop and lead in our go-to-market strategy in the U.S. And, on January 1, 2021 Mr. Monteverdi was appointed as Chief Executive Officer to establish and lead on the Company’s global growth initiatives.

In November 2020, we submitted an application with the DC Office of Lottery and Gaming to obtain a Managed Service Provider (MSP) license along with our partner Grand Central, LLC, a retail sports bar operator in Washington, DC, to provide sports betting products and services in their establishment upon the completion of their Class B licensing process.

The commencement of betting transactions in Montana and Washington, DC are subject to obtaining the required certification, licensing and approvals from the Gambling Control Division of the Montana Department of Justice and the District of Columbia Office of the Lottery and Charitable Games, respectively, which has not been determined as of the date of this registration statement.

Corporate Information

Elys Game Technology, Corp. is a Delaware corporation incorporated on August 26, 1998. On November 2, 2020, we filed a Certificate of Amendment (the “Certificate of Amendment”) to our Certificate of Incorporation to reflect our corporate name change from “Newgioco Group, Inc.” to “Elys Game Technology, Corp.”. On November 6, 2020, we filed a Certificate of Correction (“Certificate of Correction”) to the Certificate of Amendment to correct and delete the errant references in the Certificate of Amendment regarding a stockholder meeting.

We currently maintain an executive suite situated at 611 Gateway Blvd., Suite 210 San Francisco, CA, 94080, and the offices of our wholly-owned subsidiaries are located in Canada, Italy, Malta, Colombia and Austria. Our current subsidiaries include: Multigioco Srl (acquired on August 15, 2014), Ulisse GmbH and Odissea Betriebsinformatik Beratung GmbH (both acquired on July 1, 2016), Virtual Generation Limited (acquired on January 30, 2019), Newgioco Group, Inc. (Canada) formed on January 17, 2017 for potential future operations in Canada, Elys Technology Group Limited, a company organized under the laws of Republic of Malta on April 4, 2019 for future business opportunities in Europe, Newgioco Colombia SAS, a company organized under the laws of Colombia on November 26, 2019 to develop our operations through South and Central America, and Elys Gameboard Technologies a limited liability company organized in the State of Delaware on May 28, 2020 to develop our U.S. business operations. Our prior subsidiaries included, Rifa Srl from January 1, 2015 that was amalgamated into Multigioco with effect on January 20, 2020 and Naos Holding Limited a non-operating holding company from January 30, 2019 that was discontinued with effect on December 31, 2019. Our telephone number is 1-628-258-5148. Our corporate website address is www.elysgame.com. The information contained on our website is not incorporated by reference into this registration statement, and you should not consider any information contained on, or that can be accessed through, our website as part of this registration statement or in deciding whether to purchase or sell our securities.

We have proprietary rights to a number of trademarks, service marks and trade names used in this registration statement which are important to our business including “New Gioco”, “NewAleabet”, “OriginalBet”, “LovingBet” and “Elys”. Solely for convenience, the trademarks, service marks and trade names in this registration statement are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. All other trademarks, trade names and service marks appearing in this registration statement are the property of their respective owners.

Summary Risk Factors

Our business faces significant risks and uncertainties of which investors should be aware before making a decision to invest in our common stock. If any of the following risks are realized, our business, financial condition and results of operations could be materially and adversely affected. The following is a summary of the more significant risks relating to the Company. A more detailed description of our risk factors is set forth below under the caption “Risk Factors” and under the caption “Risk Factors” in Item 1A in Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on April 13, 2021.

Risks Related to our Financial Condition

•	The effects of the COVID-19 pandemic have strained and negatively impact our businesses and operations, and the duration and extent to which COVID-19 may impact our future results of operations and overall financial performance remains uncertain.

•	Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability.

•	We have incurred substantial losses in the past and it may be difficult to achieve profitability.

•	We have material weaknesses and other deficiencies in our internal control and accounting procedure.

Risks Related to our Business

•	If we should lose our online or land-based licenses, or if the licenses are not renewed for any reason, including our failure to successfully bid for location rights at the renewal auction, or if we fail to obtain our license in the District of Columbia, our business would be materially adversely impacted and it could result in the impairment of the carrying value of a substantial portion of assets.

•	In order to expand our land-based operations in Italy, we will be required to acquire additional location rights under our licenses or acquire operators that have location rights under their licenses and our inability to acquire such additional rights or operators or restrictions from using any licenses associated with such acquired operators, will result in an adverse effect on our operating results.

•	If we do not have sufficient capital resources to complete acquisitions and manage our operations, our ability to implement our business plan could be adversely affected.

•	A decline in the popularity of our gaming websites or those of our Platform clients will negatively impact our business and risk our future growth.

•	Because our gaming operations are concentrated within Italy, we are subject to greater risks than a gaming company that is more geographically and internationally diversified.

•	Our current expansion strategy, which includes expansion through Virtual Generation Limited in the various countries in which it operates and in the United States through the use of our Platform certifications, may be difficult to implement because the licensing and certification requirements to operate in the United States and other countries are currently indeterminable.

•	We depend upon our officers and other key employees. Our inability to retain such officers and key employees or recruit additional qualified personnel may have a material adverse effect on our business.

•	If we have a security incident or breach involving unauthorized access to customer data, our platform may be perceived as lacking sufficient security, customers may reduce their use of, or stop using our betting software and we may incur significant liabilities.

•	If we fail or are unable to protect our intellectual property effectively, we may be unable to prevent third parties from using our technologies, which could impair our competitive advantage, proprietary technology and our brand.

•	Our research and development efforts are costly and subject to international risks and may not contribute significantly to revenues for several years, if at all.

•	If we fail to manage our technical operations infrastructure, our customers may experience service outages and delays, which may adversely affect our business.

Risks Related to our Industry

•	Economic conditions, particularly in Italy and Europe, that have an adverse effect on the gaming industry may have an adverse effect on our results of operations.

•	Intense competition in the leisure gaming industry may adversely affect our revenue and profitability.

•	We expect that competition from internet gaming will continue to grow and intensify in the United States.

•	Regulators at the federal and provincial level in Italy are monitoring and restricting the issuance and renewal of gaming licenses which could have an adverse effect on our growth.

•	We might be required to acquire additional location rights under our licenses or acquire operators that have existing location rights under their licenses in order to remain in compliance with laws that are required to operate in Italy. Our inability to acquire such additional location rights or operators or any restrictions from using our Austrian license to operate in Italy, could result in an adverse effect on our operating results.

•	Our current operations are international in scope and we are planning further geographic expansion, creating a variety of potential operational challenges.

Risks Related to Ownership of our Securities

•	Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our common stock could incur substantial losses.

•	Future sales of shares of our common stock or the perception in the public markets that these sales may occur, may depress our stock price.

•	Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

•	The issuance, exercise or conversion of currently outstanding securities would further dilute holders of our common stock.

•	Our failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a de-listing of our common stock.

THE OFFERING

Common Stock Offered by us

Up to 507,173 shares of common stock issuable upon exercise of the outstanding Warrants issued in the August 2020 public offering. The Warrants are exercisable at any time for the purchase of one share of our common stock at an exercise price of $2.50 per share. The Warrants expire on August 17, 2025.

Common Stock Outstanding prior to this offering Common Stock Outstanding after this offering	21,974,931(1) 22,482,104 (assuming full exercise of the Warrants issued in the August 2020 public offering)
Use of Proceeds	We will receive approximately $1,267,933 of proceeds if all the currently outstanding Warrants issued in the August 2020 public offering are exercised for cash. We currently intend to use these proceeds for working capital and general corporate purposes. See “Use of Proceeds.”

NASDAQ Capital Markets Symbols	Our common stock is listed on the Nasdaq Capital Market under the symbol “ELYS.”

Risk Factors	Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” beginning on page 9 to read about factors you should consider before buying our shares of common stock.

Unless we indicate otherwise, the number of shares of our common stock outstanding after this offering is based on 21,974,931 shares of common stock outstanding on April 5, 2021 and excludes the following:

•         507,173 shares of our common stock issuable upon exercise of outstanding warrants at an exercise price of $2.50 per share and 60,153 shares at a weighted average exercise price of $3.99 per share as of April 12, 2021;

•         1,622,938 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.11 per share;

•         2,025,062 shares of our common stock that are reserved for equity awards that may be granted under our 2018 Equity Incentive Plan; and

•         approximately 10,796 shares of our common stock issuable upon conversion of the aggregate principal balance of convertible debentures made up $27,442, plus accrued interest thereon of approximately $7,105.

RISK FACTORS

Investors should carefully consider the risks described below before deciding whether to invest in our securities. If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our securities could decline and you could lose all or part of your investment. Our actual results could differ materially from those anticipated in the forward-looking statements made throughout this prospectus as a result of different factors, including the risks we face described below.

Risks Related to our Financial Condition

The effects of the COVID-19 pandemic have strained and negatively impact our businesses and operations, and the duration and extent to which COVID-19 may impact our future results of operations and overall financial performance remains uncertain.

The outbreak and spread of COVID-19 and the related adverse public health developments, have adversely affected work forces, economies and financial markets globally. The outbreak has caused the closures of physical locations throughout Italy where we provide our gaming services, of which closures could continue indefinitely for a significant number of these locations if the outbreak intensifies. In 2020, the cancellation of March Madness, suspension of the European Soccer Championship and NHL Hockey, the shortened NBA playoffs, the delay in the MLB season, and other events affected by the COVID-19 pandemic has had an adverse impact on our revenue. Additionally, although most major sporting events and leagues have recently recommenced, the suspension of professional sports competitions throughout the world negatively impacted our ability to offer sports gaming products, and COVID-19 could have a continued material adverse impact on economic and market conditions and trigger a period of continued global economic slowdown, especially in light of potential subsequent waves or new strains of the virus. Our revenue depends on the continuation of major league sports and other sporting events, and we may not generate as much revenue as we would have without the cancellations or postponements that occurred in the wake of COVID-19.

In response to the spread of COVID-19 as well as guidance from public health directives, and orders of national and local government and health authorities, we have implemented work-from-home policies to support community efforts to reduce the transmission of COVID-19 and protect employees. We implemented a number of measures to ensure employee safety and business continuity. Business travel has been suspended, and online and teleconference technology is used to meet virtually rather than in person. The effects of the governmental orders and our work-from-home policies have negatively impact productivity, disrupt our business and delay our progress in implementing our business plan, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course.

In addition, the outbreak of the COVID-19 coronavirus could disrupt our operations due to absenteeism by infected or ill members of management or other employees, or absenteeism by members of management and other employees who elect not to come to work due to the illness affecting others in our office or other workplace, or due to quarantines. COVID-19 illness could also impact members of our Board of Directors resulting in absenteeism from meetings of the directors or committees of directors, and making it more difficult to convene the quorums of the full Board of Directors or its committees needed to conduct meetings for the management of our affairs.

The global outbreak of the COVID-19 coronavirus continues to rapidly evolve. The extent to which the COVID-19 outbreak may continue to impact our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. We do not yet know the full extent of potential delays or impacts on our business, operations, or the global economy as a whole. While the spread of COVID-19 may eventually be contained or mitigated, there is no guarantee that a future outbreak of this or any other widespread epidemics will not occur, or that the global economy will recover, either of which could seriously harm our business.

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability.

We have a limited operating history with respect to our gaming operations upon which you can evaluate our prospects and our potential value. We began our gaming operations in 2014, when we completed the acquisition of Multigioco, a corporation organized under the laws of the Republic of Italy, which is now our wholly owned subsidiary and was granted its ADM Comunitaria GAD (Online Gaming) license on July 4, 2012. As a result of the acquisition of Multigioco, our principal business became a licensed leisure gaming operator offering web-based and land-based sports betting, lottery and gaming products for our customers. The subsidiary that owns our Platform, Odissea, was acquired by us along with our Austrian bookmaker subsidiary, Ulisse in June 2016. In January 2019, we acquired VG, a company that owns and has developed a virtual gaming software platform. Therefore, it is difficult to evaluate our business. If we cannot successfully manage our business, we may not be able to generate future profits and may not be able to support our operations.

The likelihood of our success and performance must be considered in light of the expenses, complications and delays frequently encountered in connection with the establishment and expansion of new business and the highly competitive environment in which we operate.

We have incurred substantial losses in the past and it may be difficult to achieve profitability.

We have a history of losses and are anticipated to incur additional losses in the development of our business. For the year ended December 31, 2020 we had a net loss of $9.9 million after an intangible impairment charge of $4.9 million and a net loss of $9.3 million and for the year ended December 31, 2019. As of December 31, 2020 and 2019 we had accumulated deficits of $33.2 million, and $23.2 million, respectively. Since we are currently in the early stages of our development and strategy, we intend to continue to invest in sales and marketing, product and solution development and operations, including the hiring of additional personnel, upgrading our technology and infrastructure and expanding into new geographical markets. Even if we are successful in increasing our customer base, we expect to also incur increased losses in the short term. Costs associated with entering new markets, acquiring clients, customers and operators are generally incurred up front, while service and transactional revenues are generally recognized at future dates if at all. Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenues enough to offset our higher operating expenses. We may incur significant losses in the future for a number of reasons, including the other risks described in this section, and unforeseen expenses, difficulties, complications and delays and other unknown events. If we are unable to achieve and sustain profitability, the value of our business and common stock may significantly decrease.

If we fail to comply with the rules under Sarbanes-Oxley related to accounting controls and procedures in the future, or, if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

Section 404 of Sarbanes-Oxley requires annual management assessments of the effectiveness of our internal control over financial reporting. If we fail to comply with the rules under Sarbanes-Oxley related to disclosure controls and procedures in the future, or, if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. If material weaknesses or significant deficiencies are discovered or if we otherwise fail to achieve and maintain the adequacy of our internal control, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of Sarbanes-Oxley. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

We have material weaknesses and other deficiencies in our internal control and accounting procedures.

Section 404 of Sarbanes-Oxley requires annual management assessments of the effectiveness of our internal control over financial reporting. Our management assessed the effectiveness of our disclosure controls and procedures as of December 31, 2020 and concluded that we had a material weakness in our internal controls due to our limited resources and therefore our disclosure controls and procedures are not effective in providing material information required to be included in our periodic SEC filings on a timely basis and to ensure that information required to be disclosed in our periodic SEC filings is accumulated and communicated to our management to allow timely decisions regarding required disclosure about our internal control over financial reporting. More specifically, our internal control over financial reporting was not effective due to material weaknesses related to a segregation of duties due to our limited resources and small number of employees. Due to limited staffing, we are not always able to detect minor errors or omissions in financial reporting. In addition, as of December 31, 2020 and 2019, our management concluded that we had a material weakness in internal control over financial reporting related to a limited segregation of duties due to our limited resources and the small number of employees. If we fail to comply with the rules under Sarbanes-Oxley related to disclosure controls and procedures in the future, or, if we continue to have material weaknesses and other deficiencies in our internal control and accounting procedures and disclosure controls and procedures, our stock price could decline significantly and raising capital could be more difficult. If additional material weaknesses or significant deficiencies are discovered or if we otherwise fail to address the adequacy of our internal control and disclosure controls and procedures our business may be harmed. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our securities could drop significantly.

On May 1, 2020, our Audit Committee, following discussions with management, determined that the audited financial statements for the year ended December 31, 2018 contained in our Annual Report for the year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on March 8, 2019 should no longer be relied upon. The determination of the Audit Committee to restate the above-referenced financial statements was based upon certain errors to its financial statements that were identified by management during the course of preparing our financial statements for the fiscal year ended December 31, 2019. These errors consisted primarily of the following: (i) the understatement of non-cash consolidated depreciation and amortization by $788,666; (ii) the understatement of unrealized foreign exchange losses of $178,976. In addition, the Company identified other miscellaneous immaterial adjustments amounting to $9,506. We also analyzed the impact of the aforementioned adjustments and other accumulated misstatements on the financial statements for the interim and annual periods prior to the fiscal year ended December 31, 2018, and concluded that a cumulative opening retained earnings adjustment is appropriate as the correction of the errors in each prior period would not be material individually or in the aggregate to any such prior interim or annual period. However, we concluded that correcting the cumulative impact of the errors would be material to its results of operations for the year ended December 31, 2018 and the three subsequent quarters and therefore, the Audit Committee also determined that the unaudited consolidated financial statements for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 contained in our Quarterly Reports previously filed with the SEC on May 15, 2019, August 16, 2019 and November 14, 2019 should no longer be relied upon.

We expect to continue relying on our discretionary available cash and available bank credit facilities to fund our additional acquisitions or enter into new business opportunities, which bank credit facilities may not be available at reasonable terms, if at all.

We have recently initiated an ambitious investment strategy including taking steps to enter the U.S. market which has led to an increase in expenses. Our ability to execute our growth plan is dependent upon our ability to generate profits from operations in the future, bank credit facilities and/or our ability to obtain additional financing and such financing may not be available on reasonable terms, if at all.

Risks Related to Our Business

If we should lose our online or land-based licenses, or if the licenses are not renewed for any reason, including our failure to successfully bid for location rights at the renewal auction, or if we fail to obtain our license in the District of Columbia, our business would be materially adversely impacted, and it could result in the impairment of the carrying value of a substantial portion of our assets.

Our ability to generate revenue from gaming operations in Italy is dependent upon our ability to maintain our Italian and Austrian online and land-based licenses. We currently hold four gaming licenses upon which our business is dependent: a Bersani license, a Monti license, a GAD license and an Austrian bookmaker license. Each of the four licenses that we hold can be terminated by the regulator at any time if we fail to comply with their regulations. In addition, our GAD license that was issued to Multigioco in 2011 is up for renewal in 2021 and our Bersani and Monti land-based licenses that provides rights to seven corners and three agencies is currently up for renewal at such time as the ADM should determine (which is expected to occur between 2021 and 2023). Insofar as the renewal process for licenses is conducted through a call to tender auction process, there is no guarantee that we will be the highest bidder at auction and therefore there is no guarantee that our licenses or location will continue to operate. In addition, although our software is currently certified for use in Italy and in the U.S. for land-based application, any updates to the software or changes to key functions that we implement, require recertification, for which there can be no assurance that our software will qualify. We have also submitted our first U.S. based license application to the Office of Lottery and Gaming in the District of Columbia, which there is no assurance that we will obtain. If we are unable to renew our licenses or obtain new licenses or software recertification, our business would be materially adversely impacted, and we may need to impair the carrying value of a substantial portion of our assets.

In order to expand our land-based operations in Italy, we will be required to acquire additional location rights under our licenses or acquire operators that have location rights under their licenses and our inability to acquire such additional rights or operators or restrictions from using any license associated with such acquired operators, will result in an adverse effect on our operating results.

Rights to online and land-based licenses are only available in Italy at limited times when licenses are being renewed. In addition, the maximum number of land-based location rights that any one operator may bid on at auction is 20% of the total market being auctioned. Due to such limitations on acquiring new location rights in Italy, our ability to expand the number of land-based locations that we operate will depend in large part upon our ability to acquire operators that hold land-based licenses and location rights. We expect a significant portion of our additional revenue to be derived from gaming revenue earned by operators that we have recently acquired or will acquire in the future. Although the operators which we have acquired and those that we acquire in the future may have active gaming licenses and location rights, we can provide no assurance that the existing license and location rights of any particular operator we have acquired or that we acquire in the future will be renewed or retained or that we will be able to acquire additional operators and increase our client base. If we are restricted from acquiring target operators or their client base, our operating results may will be adversely affected.

If we are unable to respond to changes in consumer preferences, attract new customers or sell new or additional products, our future revenue and business will be adversely affected.

Our retail leisure betting business, websites and web-shops operate in an industry that is subject to:

•	rapid technological change;
•	the proliferation of new and changing online gaming sites;
•	frequent new product introductions and updates; and
•	changes in customer preferences and demands.

If we fail to anticipate and effectively respond to any of the above changes, the demand for our products and services that we currently offer or that we may offer in the future may be reduced. Additionally, increasing incremental sales to our current customer base will require additional sales and marketing efforts, which may not be successful. Any failure to attract new customers or maintain and expand current customer relationships will have an adverse effect on our business and results of operations. Failure to anticipate and respond to changes in consumer preferences and demands could lead to, among other things, customer dissatisfaction and failure to attract and retain consumers of our products which could have a material adverse effect on our business, financial condition and operating results.

If we fail to acquire, integrate and develop operators and new technologies on favorable economic terms, our future growth and operating results could be adversely affected.

We anticipate that the future growth and success of our business will be dependent upon our successful acquisition of operators and development of new technologies, such as our acquisition of VG. We may in the future seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our solutions, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not the acquisition purchases are completed. In addition, we have limited experience in acquiring other businesses. If we acquire additional businesses, we may not be able to successfully integrate the acquired personnel, operations and technologies, or effectively manage the combined business following the acquisition. We may not be able to find and identify desirable acquisition targets or be successful in entering into an agreement with any particular target. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial condition may suffer. The difficulties and risks associated with the integration of the operations of new operators into our existing business, include:

•	the possibility that we will fail to implement our business plans for the integrated company, including as a result of new legislation or regulation in the gaming industry that affects the timing or costs associated with our operations or our acquisition plans;
•	possible inconsistencies between our standards, controls, procedures, policies and compensation structures and those of operators that we acquire;
•	the increased scope and complexity of our operations following the acquisition of multiple operators;

•	the potential loss of key employees and the costs associated with our efforts to retain key employees;
•	provisions in contracts that we and the acquired operators have with third parties that may limit our flexibility to take certain actions;
•	risks and limitations on our ability to consolidate the corporate and administrative infrastructures of new operators with our existing infrastructures; and
•	failure to discover liabilities of operators prior to our acquisitions of such operators; and the possibility of unanticipated delays, costs or inefficiencies associated with the integration of operations of new operators with our existing operations.

As a result of these difficulties and risks, we may not be able to successfully grow our business.

If we are unsuccessful in establishing or maintaining relationships with third parties, our business may be adversely impacted.

In order to grow our business, we anticipate that we will continue to depend on relationships with third parties, such as deployment partners, and technology and content providers. Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources. Our competitors may be more effective in providing incentives to third parties to favor their products or services or to prevent or reduce the use of our services. In addition, acquisitions of our partners by our competitors could result in a decrease in the number of our current and potential customers, as our partners may no longer facilitate the adoption of our solutions by potential customers.

If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenues could be impaired and our operating results may suffer.

We cannot assure you that any acquisition we complete will result in short-term or long-term benefits to us.

Our business strategy includes expanding our products and services and we may seek acquisitions of synergistic companies to do so. Acquisitions involve numerous risks, including substantial cash expenditures; potentially dilutive issuance of equity securities; the potential incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition; difficulties in assimilating the acquired technologies or the operations of the acquired companies; diverting our management’s attention away from other business concerns; risks of entering markets in which we have limited or no direct experience; and the potential loss of our key employees or key employees of the acquired companies.

We may misjudge the value or worth of an acquired product, company or business. In addition, our future success will depend in part on our ability to integrate and manage the associated acquisitions. We cannot assure you that we will be able to make the combination of our business with that of acquired products, businesses or companies work or be successful. Furthermore, the development or expansion of our business or any acquired products, business or companies may require a substantial capital investment by us. We may not have the necessary funds or they might not be available to us on acceptable terms or at all. We may also seek to raise funds by selling shares of our preferred or common stock, which could dilute each current shareholder’s ownership interest in our company. Our operating results and financial condition will be adversely affected if we fail to implement our business strategy or if we invest resources in a strategy that ultimately proves unsuccessful.

If we do not have sufficient capital resources to complete acquisitions and manage our operations, our ability to implement our business plan could be adversely affected.

We intend to continue to make investments to support our business and may require additional funds to respond to business challenges, including the need to develop new features or enhance our existing solutions, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need capital to implement our business plan, and may seek to finance operator acquisitions and development projects through bank, debt or equity financings. Disruptions to financial markets or other challenging economic conditions may adversely impact our ability to complete any such financings or the terms of any such financings may be unacceptable or unfavorable to us. To the extent that we issue equity securities in connection with our proposed acquisition, our current stockholders will experience dilution of their holdings. To the extent we incur debt, we may be subject to restrictive covenants that impact our ability to conduct our business. We can provide no assurance that we will be able to obtain financing necessary to implement our business plan or that any such financing will be on terms acceptable to us.

We derive a significant portion of our revenue from gaming sales through our website and websites of our betting Platform clients. A decline in the popularity of our gaming websites or those of our Platform clients will negatively impact our business and risk our future growth.

We currently derive and expect to continue to derive substantially all of our primary source of revenue and service fees from the sales of gaming products and services sold through our websites or websites operated by clients of our betting Platform. As such, the growth and market demand for our products and services are dependent upon, among other things, our ability to attract and retain new users and having existing users increase their activity on these websites. If we are unable to maintain or grow our revenue from sales through our website and our client’s websites, our future growth and revenues may be adversely affected.

Because our gaming operations are concentrated within Italy, we are subject to greater risks than a gaming company that is more geographically and internationally diversified.

Due to the fact that our gaming operations are concentrated within Italy, we are subject to greater risks than a gaming company that is more geographically and internationally diversified. As such, our business may be significantly affected by risks common to the Italian leisure betting market. For example, the changing government regulations on Italian gaming licenses or on the tolerance toward European licenses, as well as general economic conditions in Italy and the impact of any events that disrupt our ability to offer our products and services can adversely affect our business. We cannot control the government process that awards domestic gaming licenses to operators or the tolerance of allowing other European license holders to operate in Italy. Reductions in the number of licenses and frequency of issuing licenses by any government regulator can impact our ability to operate our business.

Our current expansion strategy, which includes expansion through VG in the various countries in which it operates and in the United States through the use of our Platform certifications, may be difficult to implement because the licensing and certification requirements to operate in the United States and other countries are currently indeterminable.

Our current expansion strategy includes soliciting existing licensed operators in the United States offering sports betting in states that allow sports betting to use our Platform. In September 2020, our retail sports betting solution obtained GLI certification making our technology ready for deployment in the U.S. land-based gaming segment. Furthermore, we have analyzed the technical specifications checklist supplied by GLI to verify that coding in our online product meets the functional specifications set forth in the GLI-33 standards (The Gaming Laboratories International technical standard for event wagering systems). We believe that our online Platform currently meets the majority of the GLI-33 certification standards and we expect to be in a position to send our software to GLI for certification in 2021. Upon obtaining GLI-33 certification and obtaining regulatory approvals to operate, we expect to be well-positioned to commence processing online sports bets in the U.S. on a B2B2C basis through our Platform. However, since the certain states in the United States that allow sports betting have not yet determined what certifications will be required for our Platform to be used in such states, it is impossible for us to know with certainty whether our Platform will meet the certification requirements to operate in the United States. We also intend to expand our operations through VG in the various countries in which it operates; however, to date we have not had operations in most of those countries and there can be no assurance that our expansion in those countries will be successful.

We depend upon our officers and other key employees. Our inability to retain such officers and key employees or recruit additional qualified personnel may have a material adverse effect on our business.

Our future operations and successes depend in large part upon the continued service of our officers and other key employees. Changes in our management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel, including Michele Ciavarella, our Executive Chairman of the Board, Matteo Monteverdi, President and Chief Executive Officer (CEO), Alessandro Marcelli, our Vice President of Operations, and Luca Pasquini, our Vice President of Technology, all of whom provide our strategic direction. Any failure to retain our key management could negatively affect our ability to recruit and retain personnel. We do not carry key person life insurance on any of our senior management or other key personnel. In addition, our Executive Chairman of the Board is a Canadian citizen with a principal residence in Canada, and our Vice President Operations and Vice President Technology are Italian citizens with their principal residences in Italy. If they become unable or ineligible to legally travel to and work in the United States, their ability to perform some of their duties for our company could be materially adversely affected.

We must hire highly skilled technical personnel as employees and/or as independent contractors in order to develop our products. As of the date of this registration statement, we have 69 employees and 15 independent contractors. The competition for highly skilled technical, managerial and other personnel is intense and we may not be able to retain or recruit such personnel. Our recruiting and retention success is substantially dependent on our ability to offer competitive salaries and benefits to our employees. We must compete with companies that possess greater financial and other resources than we do and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a material adverse effect on our business and operating results. If we fail to attract and retain the technical and managerial personnel we need to be successful, our business, operating results and financial condition could be materially adversely affected.

If we are not able to maintain and enhance our brand, our business, operating results and financial condition may be adversely affected.

We believe that maintaining and enhancing our reputation for our advanced, cost effective sports betting and gaming technology software is critical to our relationships with our existing customers and operators and to our ability to attract new customers and operators. We also believe that the importance of brand recognition and software creativity will increase as competition in our market increases. We devote significant resources to developing and maintaining our brand and innovative betting technology leadership, with a focus on identifying and interpreting emerging trends in the market, shaping and guiding industry dialogue, and expanding the adoption of online sports betting and gaming software solutions. Our brand promotion activities may not ultimately be successful or yield increased revenue. In addition, independent industry analysts provide reviews of our platform, as well as products and services offered by our competitors, and perception of our betting platform in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive as compared to those of our competitors’ products and services, our brand and business may be adversely affected.

The promotion of our brand requires us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive, as we expand into new markets and as more sales are generated. To the extent that these activities yield increased revenue, this revenue may not offset the increased expenses we incur. If we do not successfully maintain and enhance our brand, our business may not grow, we may have reduced pricing power relative to competitors, and we could lose customers and operators or fail to attract potential new customers and operators, all of which would adversely affect our business, results of operations and financial condition.

We currently depend on and may continue to be dependent on third parties to provide certain components and products we distribute through our online gaming platform, and any increased costs associated with third party developers or any delay or interruption in production may negatively affect both our ability to provide access to the Platform and our ability to continue our operations.

We currently depend on third parties to provide some products through our Platform. The costs associated with relying on third parties may increase our operating and development costs and negatively affect our ability to operate because we cannot control the developer's personnel, schedule or resources. We may experience delays in finalizing Platform updates. In addition, our reliance upon third party developers exposes us to risks, including reduced control over quality assurance and costs of development. If any of the foregoing occurs, we could lose our current and prospective customers. In addition, we may be required to rely on certain technology that we license from third-parties, including software that we integrate and use with software that we may develop internally. We cannot provide any assurances that these third-party technology licenses will be available to us on commercially reasonable terms, if at all. The inability to establish any of these technology licenses, or the loss of such licenses if established, could result in delays in completing any Platform updates or changes until equivalent technology can be identified, licensed and integrated. Any such delays could materially adversely affect our business, operating results and financial condition.

Specifically, our agreements with Microgame and SNAI to develop and operate some components of our gaming products and process certain land-based retail transactions is important to our operations. If we fail to comply with any of the terms or conditions of any such agreement, Microgame or SNAI may terminate our agreement or if such agreement expires and we are unable to find a suitable replacement, our business, operating results and financial condition would be materially adversely affected.

We depend on payments from third-party service providers, including government regulated gaming agencies. If we are unable to collect such payments or these payments decrease or do not increase as our costs increase, our financial condition and operating results may be adversely affected.

We depend, in part, on private entities and regulated third-party sources of payment for the gross gaming revenue earned by our operators. The amount our operators receive for their services may be adversely affected by market and cost factors as well as other factors over which we have no control, including future changes to the payment systems, the cost containment and utilization decisions of third-party service providers and the global economy. We have no assurance that future changes to betting odds from data providers for sporting events, table rake from poker providers and tax rates on game offerings, cost containment measures implemented by private third-party service providers, or other factors affecting payments for gaming services or our ability to collect such payments will not adversely affect our, financial condition and operating results.

If we have a security incident or breach involving unauthorized access to customer data, our Platform may be perceived as lacking sufficient security, customers may reduce their use of, or stop using our Platform and we may incur significant liabilities

Our Platform involves the storage and transmission of our customer’s confidential and proprietary information, which may include the personal data and information on their customers, players, suppliers and agents. As a result, unauthorized access or use of customer data could expose us to regulatory actions, litigation, investigations, remediation costs, damage to our reputation and brand, disclosure obligations, loss of customer and partner confidence in the security of our solutions and resulting fees, costs, expenses, loss of revenues, and other potential liabilities. While we have security measures in place designed to protect the integrity of customer information and prevent data loss, misappropriation, and other security breaches, if these measures are inadequate or are compromised as a result of third-party action, including intentional misconduct by computer hackers, theft, employee error, malfeasance or otherwise, our reputation could be damaged, our business may suffer, and we could incur significant liabilities. Cybersecurity challenges, including threats to our IT infrastructure or those of our customers or third-party providers, are often targeted at companies such as ours, and may take a variety of forms ranging from malware, phishing, ransomware, man-in-the-middle attacks, session hijacking, denial-of-service, password attacks, viruses, worms and other malicious software programs or cybersecurity attacks to “mega breaches” targeted against hosted software and cloud based IT services. A cybersecurity incident or breach could result in disclosure of confidential information and intellectual property, or cause production downtimes and compromised data. Because cybersecurity attacks and techniques change frequently, we may be unable to anticipate these techniques or implement adequate preventative measures. Any or all of these issues could negatively affect our ability to attract new customers, cause existing customers to elect to terminate their business with us or switch their business to a competitor, result in reputational damage, cause us to pay remediation costs or issue service credits or refunds to customers for improper bets or false claims of improper bets, or result in lawsuits, regulatory fines or other action or liabilities, which could adversely affect our business and results of operations.

Many states in the United States as well as foreign governments have enacted laws requiring companies to provide notice of data security breaches involving certain types of personal data, and significant fines on companies involved in such incidents may be imposed. In addition, some of our regulators and certifying agents contractually require notification of data security breaches. Security compromises experienced by us or by our competitors may lead to public disclosures, which may lead to widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could harm our reputation, erode customer confidence in the effectiveness of our security measures, negatively impact our ability to attract new clients, cause existing clients to switch to a competing betting software provider, or subject us to third-party lawsuits, regulatory fines or other action or liability, which could materially and adversely affect our business and operating results.

Privacy concerns and domestic or foreign privacy laws or regulations may result in significant costs and compliance challenges, reduce demand for our solutions, and adversely affect our business.

Our clients can use our Platform to collect, use and store certain personal data regarding their agents, employees, players/customers and suppliers. National and local governments, agencies, and authorities in the countries in which we and our clients operate have adopted or may adopt laws and regulations regarding the collection, use, storage, processing and disclosure of personal data obtained from consumers and individuals, which could impact our ability to offer our solutions in certain jurisdictions or our customers’ ability to deploy our solutions globally. Privacy-related laws are particularly stringent in Europe. If we or our third-party sub-processors fail to adequately comply with privacy-related laws, regulations and standards, it may limit the use and adoption of our solutions, reduce overall demand for our solutions, lead to significant fines, penalties or liabilities for noncompliance, or slow the pace at which we close sales transactions, any of which could harm our business. Moreover, if we or our third-party sub-processors fail to adhere to adequate data protection practices around the usage of our clients’ personal data, it may damage our reputation and brand.

In 2016 the EU adopted a new regulation governing data privacy called the General Data Protection Regulation, or the GDPR, which became effective on May 25, 2018. The GDPR establishes requirements applicable to the handling of personal data and imposes penalties for non-compliance of up to four percent of worldwide annual handle or 20 million euro, whichever is higher. Customers, particularly in the EU, are seeking assurances from their suppliers, including us, that their processing of personal data of EU nationals is in accordance with the GDPR, and if we are unable to provide adequate assurances to such customers, demand for our solutions and our business could be adversely affected. In addition, we must continue to seek assurances from our third-party subprocessors that they are handling personal data in accordance with GDPR requirements in order to meet our own obligations under the GDPR. Compliance with privacy laws and regulations, particularly the GDPR, that are applicable to our business and the businesses of our clients is costly and time-consuming. Such laws and regulations may adversely affect our clients’ ability and willingness to process, handle, store, use and transmit personal data of their employees, players/customers and suppliers, which in turn could limit the use, effectiveness and adoption of our solutions and reduce overall demand. Even the perception of privacy concerns, whether or not valid, may inhibit the adoption, effectiveness or use of our betting Platform. Future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, including challenges to onward transfer mechanisms such as Privacy Shield and model contractual clauses, regulations, standards and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, as well as limitations on data collection, use, disclosure and transfer for us and our clients.

In addition, the other bases on which we and our clients rely for the transfer of data, such as certain contractual clauses, continue to be subjected to regulatory and judicial scrutiny. If we or our clients are unable to transfer data between and among countries and regions in which we operate, it could decrease demand for our betting software solutions, require us to restrict our business operations, and impair our ability to maintain and grow our client base, expand geographically and increase our revenues.

If we are unable to maintain successful relationships with retail agents, partners, our business, operating results, and financial condition could be adversely affected.

We have historically relied on retail agents, affiliates and partners, such as referral partners, resellers, and integration partners (collectively “partners”), to attract new clients and sell additional services to our existing clients and players. Our agreements with our partners are generally non-exclusive and some of our partners have entered, and may continue to enter, into strategic relationships with our competitors. Further, many of our partners have multiple strategic relationships, and they may not regard us as to be of significant importance for their businesses. Our partners may terminate their respective relationships with us with limited or no notice and with limited or no penalty, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with our Platform. We may also terminate our relationships with partners who choose to work with our competitors or for other reasons. Moreover, we may have difficulty attracting effective partners to sell our Platform to other clients and players, particularly given our smaller size relative to larger franchise and well-established betting operators. If we are not able to maintain and grow our partner relationships, our business could be adversely affected.

Our partners also may impair our ability to enter into other desirable strategic relationships. If our partners do not effectively market and sell our betting products and Platform solution, if they choose to place greater emphasis on products of their own or those offered by our competitors, or if they fail to meet the needs of our clients and players, our ability to sell our Platform and our business may be adversely affected. Similarly, the loss of a substantial number of our partners, and our possible inability to replace them, the failure to recruit additional partners, any reduction or delay in their sales of our betting Platform, or any conflicts between partner sales and our direct sales and marketing activities could materially and adversely affect our business and results of operations.

If we fail or are unable to protect our intellectual property effectively, we may be unable to prevent third parties from using our technologies, which would impair our competitive advantage, proprietary technology and our brand.

Our success is dependent, in part, upon protecting our proprietary technology which supports our betting Platform and other operations. We rely on a combination of proprietary programming and source codes, copyright, trademarks, service marks, trade secret laws and contractual provisions in an effort to establish and protect our proprietary rights. However, the steps we take to protect our intellectual property may be inadequate. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Any of our trademarks or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. We do not have any patent applications pending anywhere we operate and may not be able to obtain patent protection for the technology covered in any future patent applications should we enter such applications. In addition, any patents, if any, that are issued to us in the future may not provide us with competitive advantages or may be successfully challenged by third parties. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our solutions and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our technology may be unenforceable under the laws of jurisdictions outside the United States. In addition, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States. To the extent we expand our international activities, our exposure to unauthorized copying and use of our solutions and proprietary information may increase.

Although we enter into confidentiality agreements with the parties with whom we have strategic relationships and business alliances, we do not currently enter into confidentiality and invention assignment agreements with all of our employees and consultants and as a result, our business may be harmed. No assurance can be given that the agreements we enter into will be effective in controlling access to and distribution of our solutions and proprietary information. Further, these agreements do not prevent our competitors or partners from independently developing technologies that are substantially equivalent or superior to our solutions.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our solutions, impair the functionality of our solutions, delay introductions of new solutions, result in our substituting inferior or more costly technologies into our solutions, or harm our business and reputation. In addition, we may be required to license additional technology from third parties to develop and market new solutions, and we cannot assure you that we would be able to license that technology on commercially reasonable terms or at all from them. Any inability to license third party technology in the future would have a material adverse effect on our business or operating results and would adversely affect our ability to compete.

We have experienced rapid growth and organizational change in recent periods and if we fail to manage our growth effectively, we may be unable to execute our business plan.

We increased our number of full-time and part-time employees from 15 as of August 15, 2014 to 69 as of December 31, 2020 as we have expanded our operations, completed additional business acquisitions and experienced growth in number of customers and operators. Our growth has placed, and may continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to further expand our headcount and operations both domestically and internationally, with no assurance that our business or revenue will continue to grow. Continuing to create a global organization and managing a geographically dispersed workforce will require substantial management effort, the allocation of valuable management resources and significant additional investment in our infrastructure. We will be required to continually improve our operational, financial and management controls and our reporting procedures and we may not be able to do so effectively, which could negatively affect our results of operations and overall business. In addition, we may be unable to manage our expenses effectively in the future, which may negatively impact our gross margins or operating expenses in any particular quarter. Moreover, if we fail to manage our anticipated growth and change in a manner that preserves the key aspects of our corporate culture, the quality of our software solutions may suffer, which could negatively affect our brand and reputation and harm our ability to retain and attract customers.

We may not be able to successfully scale our technology and manage the growth of our business if we are unable to improve our internal systems, processes and controls.

We need to continue to improve our internal systems, processes and controls to effectively manage our operations and growth. We may not be able to successfully implement and scale improvements to our systems and processes in a timely or efficient manner or in a manner that does not negatively affect our operating results. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud. We have licensed technology from third parties to help us improve our internal systems, processes and controls. The support services available for such third-party technology may be negatively affected by mergers and consolidation in the software industry, and support services for such technology may not be available to us in the future. We may experience difficulties in managing improvements to our systems, processes and controls or in connection with third-party software, which could impair our ability to provide our solutions or professional services to our customers in a timely manner, causing us to lose customers, limit us to smaller deployments of our solutions or increase our technical support costs.

Our estimates of market opportunity and forecasts of market growth included in this registration statement may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Not all geographic or regional metrics covered by our market opportunity estimates will necessarily implement regulated or online gaming at all, and in some cases many potential customers and operators may choose to continue using their existing betting platform provider, or choose a solution offered by our competitors. It is impossible to build every product feature that every customer wants, and our competitors may develop and offer features that our solutions do not offer. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of customers covered by our market opportunity estimates will purchase our solutions at all or generate any particular level of revenues for us. Even if the market in which we compete meets the size estimates and growth forecasted in this registration statement, our business could fail to grow for a variety of reasons outside of our control, including competition in our industry. Furthermore, we have historically focused our selling and marketing efforts in regulated markets in Europe, specifically Italy. In order for us to successfully address the broader market opportunity, we will need to successfully market and sell our betting Platform to larger enterprise customers and also further expand our international presence. If any of these risks materialize, it could adversely affect our results of operations.

Our research and development efforts are costly and subject to international risks and may not contribute significantly to revenues for several years, if at all.

In order to remain competitive, we must continue to invest in research and development. During the years ended December 31, 2020 and 2019, we spent approximately $1.7 million and $0.4 million for research and development, respectively. We have made and expect to continue to make significant investments in development and related opportunities, such as our acquisition of VG, and these investments could adversely affect our operating results if not offset by increases in revenues. However, we may not receive significant revenue from these investments for several years, if at all.

Further, our competitors may expend a greater amount of funds on their research and development programs. Our failure to maintain adequate research and development resources or to compete effectively with the research and development programs of our competitors could materially and adversely affect our business and results of operations.

If we fail to manage our technical operations infrastructure, our customers may experience service outages and delays, which may adversely affect our business.

We derive significant revenue from the use of our websites and Platform. In the past, we have experienced significant growth in the number of users, transactions and data that our operations infrastructure supports. We seek to maintain sufficient excess capacity in our operations infrastructure to meet the needs of all of our customers. We also seek to maintain excess capacity to facilitate the rapid provision of new customer deployments and the expansion of existing customer deployments. In addition, we need to properly manage our technological operations infrastructure in order to support version control, changes in hardware and software parameters and the evolution of our Platform. As we transition to larger infrastructure and pursue geographic expansion, we may experience interruptions, delays and outages in service and availability, and we expect our gross gaming margin to decline modestly in the near term reflecting the costs of this transition.

We have experienced, and may in the future experience, website disruptions, outages and other performance problems. These problems may be caused by a variety of factors, including infrastructure changes, vendor issues, human or software errors, viruses, security attacks, fraud, general Internet availability issues, spikes in customer usage and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. If we do not accurately predict our infrastructure requirements, our existing customers may experience service outages that may subject us to financial penalties, financial liabilities and customer losses. If our operations infrastructure fails to keep pace with increased sales, customers may experience delays as we seek to obtain additional capacity, which could adversely affect our reputation, business and results of operations.

We may not have exclusive control over the distribution of cash from any operators that we may acquire in the future and may be unable to cause all or a portion of the cash of such operators to be distributed to us.

We anticipate having a complete or a majority ownership in the operators we may acquire in the future. We expect any future agreements we execute with such operators will provide for the distribution of available cash to us. However, it is possible that these agreements may impose limits on the ability of our acquired operators to make distributions of cash to us. If we are unable to cause sufficient cash to be distributed from one or more of the operators we may acquire in the future, our ability to pay our obligations as they become due may be harmed.

If we acquire an operator that has made submission and reporting errors prior to our acquisition, we may be liable for such errors that which may have a material adverse effect on our business.

Historical submissions and reporting errors in gaming accounts made by an operator we may acquire in the future, may require us to provide refunds to customers and may also subject us to civil penalties, which involve monetary damages. If operators we may acquire in the future overpaid their obligation, it is unlikely that we would be able to collect funds that were owed to the operator prior to our acquisition. There can be no assurance that a compliance audit will disclose any future liabilities for underpayments or overpayments that any of our operators may have incurred.

If any executive officers or key personnel of operators we may acquire are unable to assist with the transition of operations and customers, our business may be adversely affected.

In connection with any potential acquisition of operators, we believe that it is necessary and desirable to retain the services of executive officers and key personnel of such operators to assist with the transition and integration of operations and customers into our existing operations; however, no assurances can be given that such executive officers and key personnel will be willing and able to assist us with such transition and integration. In the event that such executive officers and key personnel are unable to assist us after the consummation of the future acquisition of an operator, we may need to hire additional personnel to assist with the transaction, which new personnel may not be readily available to us or on acceptable terms.

Any violation of the Foreign Corrupt Practices Act or any other similar anti-corruption laws could have a negative impact on us.

Our revenue is derived from operations outside the United States, which exposes us to complex foreign and U.S. regulations inherent in doing cross-border business and in each of the countries in which we transact business. We are subject to compliance with the United States Foreign Corrupt Practices Act (“FCPA”) and other similar anti-corruption laws, which generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. While our employees and agents are required to comply with these laws, we cannot be sure that our internal policies and procedures will always protect us from violations of these laws, despite our commitment to legal compliance and corporate ethics. Violations of these laws may result in severe criminal and civil sanctions as well as other penalties, and the Securities and Exchange Commission (the “SEC”) and U.S. Department of Justice have increased their enforcement activities with respect to the FCPA. Violations or allegations of non-compliance with any such laws or regulations may adversely affect our business, performance, prospects, value, financial condition, and results of operations.

War, terrorism, other acts of violence or natural or manmade disasters may affect the markets in which the Company operates, the Company’s customers, the Company’s delivery of software and customer service, and could have a material adverse impact on our business, results of operations, or financial condition.

The Company’s business may be adversely affected by instability, disruption or destruction in a geographic region in which it operates, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or manmade disasters, including famine, flood, fire, earthquake, storm or pandemic events and spread of disease. Such events may cause customers to suspend their decisions on using the Company’s products and services, make it impossible for our customers to visit our physical locations, cause restrictions, postponements and cancellations of sports events that attract large crowds and public gatherings, and give rise to sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to the Company’s personnel and to physical facilities and operations, which could materially adversely affect the Company’s financial results.

Risks Related to Our Industry

Economic conditions, particularly in Italy and Europe, that have an adverse effect on the gaming industry may have an adverse effect on our results of operations.

Our business operations are currently concentrated in a single industry and geographic area (Italy) that is affected by international, national and local economic conditions. A downturn in the overall economy or economy in a specific region such as Italy or a reduction in demand for gaming in such area, may have an adverse effect on our financial condition or results of operations. We cannot predict the effect or duration of an economic slowdown in Italy or in the gaming industry, or the impact such slowdown may have on the demand for our leisure gaming products and services. If economic conditions deteriorate our consumers will have less disposable income to spend on wagers and our business may be adversely affected.

Intense competition in the leisure gaming industry may adversely affect our revenue and profitability.

We operate in a highly competitive environment and we compete for operators, customers and advertisers with numerous well-established leisure gaming operators, as well as numerous smaller and newer gaming website operators. Many of our principal competitors have substantially longer operating histories, greater financial, technical, marketing or other resources, stronger brand and customer recognition, larger intellectual property portfolios and broader global distribution and presence than we have. Our competitors may be able to offer products or functionality similar to ours at a more attractive price than we can by integrating or bundling such products with their other product offerings or may develop new technologies or services that are more attractive to other operators or our customers. Acquisitions and consolidation in our industry may provide our competitors with even more resources or may increase the likelihood of our competitors offering bundled or integrated products with which we cannot effectively compete. New innovative start-ups and existing large companies that are making significant investments in research and development could also launch new products and services that are competitive with ours and that could gain market acceptance quickly. In addition, we face potential competition from participants in adjacent markets that may enter our markets by leveraging related technologies and partnering with or acquiring other companies or providing alternative approaches to provide similar results. We also face competition for employees with the necessary technical skills.

With the introduction of new technologies, the evolution of our Platform and new market entrants, we expect competition to intensify in the future. Increased competition generally could result in reduced sales, reduced margins, losses or the failure of our Platform to achieve or maintain more widespread market acceptance, any of which could harm our business.

We expect that competition from internet gaming will continue to grow and intensify in the United States.

We intend to expand the use of our Platform in the United States; however, that will be dependent upon changes in legislation and we expect that we will face increased competition from other leisure betting operators as the potential for legalized internet gaming continues to grow. Several states in the United States are currently considering legislation that would legalize internet gaming at the state level. As a result of the Justice Department’s (“DOJ”) December 2011 opinion concerning the applicability of the Wire Act to internet gaming, certain states including Nevada, Delaware and New Jersey have enacted legislation to authorize various forms of intrastate internet gaming. In addition, the recently revised DOJ opinion on the Unlawful Internet Gambling Enforcement Act of 2006 (“UIGEA”) and competition from internet lotteries and other internet wagering gaming services, which allow their customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home, could divert customers from our products and thus adversely affect our business. Such internet wagering services are likely to expand in future years and become more accessible to domestic customers as a result of initiatives in some states to consider legislation to legalize intrastate internet wagering. There have also been proposals that would specifically legalize internet gaming under federal law. If we are unable to execute our U.S. strategy, anticipate, react to or penetrate the U.S. market in a timely manner, our competitive position could weaken, which could adversely affect our business and results of operations.

If we fail to comply with applicable laws and regulations, we could suffer penalties or be required to make significant changes to our operations. In addition, changes in laws and regulations with respect to the gaming industry, and the application or interpretation of existing laws and regulations applicable to our operations may have a material adverse effect on our business, financial condition and results of operations.

Our business is highly regulated, and we are subject to many laws and regulations at the federal, provincial and local government levels in the jurisdictions in which we operate. These laws and regulations require that our operators and our operations meet various licensing, certification and other requirements, including those relating to:

•	ownership of our operators;
•	our and our operators’ relationships with sponsors and other referral sources;
•	approvals and other regulations affecting the acquisition of operators, capital expenditures or the addition of services;
•	qualifications of management and support personnel;
•	maintenance and protection of records;
•	billing for services by gaming product providers, including appropriate treatment of overpayments and credit balances;
•	privacy and security of individually identifiable personal information;
•	online gaming and gaming in general;
•	commercial advertising;
•	subscription rates; and
•	foreign investments.

Furthermore, the rules and regulations governing the gaming industry are evolving and subject to interpretation in the territories in which we operate and the territories in which we may operate in the future. Promulgation of new laws, changes in current laws, and changes in interpretations by courts and other government agencies of existing laws, may require us to modify or cease our operations. Compliance with changes in such laws and regulations may increase our operating expenses. In addition, our failure to comply with current or future laws and regulations may expose us to significant liabilities. Our inability or failure to comply with laws and regulations that govern the gaming industry in the territories in which we operate may result in the loss of our licenses which would have a material adverse effect on our business, financial conditions and results of operations.

Regulators at the federal and provincial level in Italy are monitoring and restricting the issuance and renewal of gaming licenses which could have an adverse effect on our growth.

Federal regulators in Italy are enforcing new restrictions to reduce the number of independent operators in the gaming industry, and a moratorium on new licenses for gaming operators in Italy has been implemented. The success of our business depends upon our ability to acquire operators in new regional locations throughout Italy and to continue to operate locations in Italy with our Austrian license in accordance with the existing Intra-EU business principles. The restrictions on the licensing of new operators may make it more difficult for us to locate operators that we may be able to acquire. Our inability to acquire operators and expand our operations into new regional locations throughout Italy may have a material adverse effect on our business and financial condition.

We might be required to acquire additional location rights under our licenses or acquire operators that have existing location rights under their licenses in order to remain in compliance with laws that are required to operate in Italy. Our inability to acquire such additional location rights or operators or any restrictions from using our Austrian license to operate in Italy, could result in an adverse effect on our operating results.

We expect that a significant portion of the revenue we generate in Italy could be derived from operating locations in Italy through our non-Italian license that we have acquired or may acquire in the future. Rights to land-based licenses and online licenses are only distributed during infrequent license renewal auctions held by the ADM. Since June 30, 2016, the last renewal date that passed, the ADM has postponed the renewal auction and imposed a moratorium on the issuance of new sports betting licenses and the standardization of regulations in Italy. The outcome of ongoing proceedings in the European Court of Justice regarding the application of Italian regulations for wagering under the Intra-EU model remains pending. In the Interim, the ADM is delaying the Italian license renewal process. As such, the ADM has temporarily instituted operating authorizations for pre-2016 concessions that allow operators, including Multigioco to continue to operate until the next license renewal is announced and concluded. The outcome and duration of this process is presently unknown. No assurance can be provided that our existing Austrian license, gaming website and locations of any particular operator we have acquired or that we may acquire in the future will be permitted to operate or that we will be able to acquire additional operators and increase our client base. Although we made a strategic business decision to transfer our Ulisse customer relationships from under our Austria license wherever possible to our Multigioco gaming licenses and infrastructure, our inability to operate any of our gaming websites or locations in Italy through our Austrian license, may have a material adverse effect on our business and financial condition.

Our records and submissions to regulatory agencies may contain inaccurate or unsupportable submissions which may result in an under or overstatement of our revenues and subject us to various penalties and may adversely affect our operations.

A major component of the regulatory environment is the interpretation of winnings and tax calculation procedures established by the Italian and Austrian gaming regulators. Inaccurate or unsupportable submissions, inaccurate records for gaming coin-in or handle (turnover), client data and erroneous winning claims could result in inaccurate revenues being reported. Such errors are subject to correction or retroactive adjustment in later periods and may be reflected in financial statements for periods subsequent to the period in which the revenue was recorded. We may also be required to refund a portion of the revenue that we have received which, depending on its magnitude, may damage our reputation and relationship with regulatory agencies and may have a material adverse effect on our results of operations or cash flows.

The ADM in Italy conducts weekly account audits and sweeps for taxes in addition to random onsite inspections for online connection to the ADM network as well as searches for nefarious programming or routers which can alter the reporting requirements of the ADM. It is possible that our acquired Austrian operator, that does not hold a domestic Italian license and is operating under inter-European business principles, could receive letters from ADM auditors requesting the payment of fines for alleged violations and errors. As such, we will incur expenses associated with responding to and appealing such requests, as well as the costs of paying any shortfalls in addition to the possible fines and penalties. Demands for payments can also occur even if an operator is acquired by means of an asset transfer. Our inability to dispute demands or pay requests for underpayments may have a material adverse effect on our financial condition and results of operations.

We may become the subject of Italian federal and provincial investigations in the future and our business may be adversely affected.

Both Italian federal and provincial government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of gaming companies, as well as their executives and managers. These investigations relate to, among other things diversion practices if an agent or store owner were to disconnect (i.e., remove ethernet plug from internet) the betting terminal or PC from the ADM network.

In addition, we may employ executives and managers, some of whom may have worked at other gaming companies that are or may become the subject of ADM investigations and private litigation. Such executives and managers may be included in governmental investigations or named as defendants in private litigation. A governmental investigation of us, our executives or our managers could divert our management’s attention, result in significant expenses, as well as negative publicity and adversely affect our business.

Our current operations are international in scope and we are planning further geographic expansion, creating a variety of potential operational challenges.

We currently have an office location in Canada, a sub-office in the United States and business operations and offices in Europe and intend to open additional offices in the United States and possibility other countries. If we expand in the future, our offices, personnel and operations may be further dispersed around the world. In connection with such expansion, we may face a number of challenges, including costs associated with developing software and providing support in additional languages, varying seasonality patterns, potential adverse movement of currency exchange rates, longer payment cycles and difficulties in collecting accounts receivable in some countries, tariffs and trade barriers, a variety of regulatory or contractual limitations on our ability to operate, adverse tax events, reduced protection of intellectual property rights in some countries and a geographically and culturally diverse workforce and customer base. Failure to overcome any of these challenges could negatively affect our business and results of operations.

We face exposure to foreign currency exchange rate fluctuations that could harm our results of operations.

We conduct transactions, including intercompany transactions, in currencies other than the U.S. dollar. As we grow our international operations, we expect the amount of our revenues denominated in foreign currencies to increase. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar could affect our reported revenues and operating results due to transactional and translational re-measurements that are reflected in our results of operations. As a result of such foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in our business and results of operations. In addition, to the extent that fluctuations in currency exchange rates cause our results of operations to differ from our expectations or the expectations of our investors, the trading price of our common stock could be adversely affected.

We do not currently maintain a program to hedge transactional exposures in foreign currencies. However, in the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.

Risks Related to Ownership of Our Securities

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our common stock could incur substantial losses.

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future. On February 17, 2021, the reported low sale price of our common stock was $5.38, the reported high sales price was $7.34 and the closing price was $7.21. For comparison purposes, on November 23, 2020, the price of our common stock closed at $1.49 per share. There have been no discernable announcements or developments by the company or third parties between November 23, 2020 and February 17, 2021 that could account for this fluctuation. We may incur rapid and substantial decreases in our stock price in the foreseeable future that are unrelated to our operating performance or prospects. In addition, the recent outbreak of the novel strain of coronavirus (COVID-19) has caused broad stock market and industry fluctuations. The stock market generally and the market for biotechnology and pharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may experience losses on their investment in our common stock. The market price for our common stock may be influenced by many factors, including the following:

•	sale of our common stock by our stockholders, executives, and directors;
•	volatility and limitations in trading volumes of our securities;
•	our ability to obtain financings to implement our business plans, including the acquisitions of operators;
•	the timing and success of introductions of new products by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors;
•	our ability to attract new customers;
•	the impact of COVID-19;
•	changes in our capital structure or dividend policy, future issuances of securities and sales of large blocks of securities by our stockholders;
•	our cash position;
•	announcements and events surrounding financing efforts, including debt and equity securities;
•	our inability to enter into new markets or develop new products;
•	reputational issues;
•	our inability to successfully manage our business or achieve profitability;
•	announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or our competitors;
•	changes in general economic, political and market conditions in any of the regions in which we conduct our business;
•	changes in industry conditions or perceptions;
•	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;
•	departures and additions of key personnel;
•	disputes and litigation related to intellectual properties, proprietary rights, and contractual obligations;
•	changes in applicable laws, rules, regulations, or accounting practices and other dynamics;
•	market conditions or trends in the gaming industry; and
•	other events or factors, many of which may be out of our control.

These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. Since the stock price of our common stock has fluctuated in the past, has been recently volatile and may be volatile in the future, investors in our common stock could incur substantial losses. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects. There can be no guarantee that our stock price will remain at current prices or that future sales of our common stock will not be at prices lower than those sold to investors.

Additionally, recently, securities of certain companies have experienced significant and extreme volatility in stock price due to short sellers need to purchase of shares of common stock, known as a “short squeeze.” These short squeezes have caused extreme volatility in the common stock price of those companies and in the market and have led to the price per share of common stock of those companies trading at a significantly inflated price that is disconnected from the underlying value of the company. Many investors who have purchased shares of common stock in those companies at an inflated price face the risk of losing a significant portion of their original investment as the price per share has declined steadily as interest in those stocks has abated. While we have no reason to believe our shares of common stock would be the target of a short squeeze, there can be no assurance that we will not be in the future, and you may lose a significant portion or all of your investment if you purchase our shares of common stock at a rate that is significantly disconnected from our underlying value.

Future sales of shares of our common stock or the perception in the public markets that these sales may occur, may depress our stock price.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market. In addition, if our significant stockholders sell a large number of shares, or if our warrant holders exercise their warrants and sell the underlying shares or if we issue a large number of shares, the market price of our common stock could decline. Any issuance of additional common stock, or common stock equivalents by us would result in dilution to our existing shareholders. Such issuances could be made at a price that reflects a discount to the then-current trading price of our common stock. Moreover, the perception in the public market that stockholders may sell shares of our stock or that we may issue additional shares of common stock could depress the market for our shares. and make it more difficult for us to sell equity securities at any time in the future if at all.

We may issue additional shares of common stock and preferred stock without stockholder approval, which would dilute the current holders of our common stock. In addition, the exercise or conversion of currently outstanding securities would further dilute holders of our common stock.

Our Board of Directors has authority, without action or vote of our shareholders, to issue shares of common and preferred stock. We may issue shares of our common stock or preferred stock to complete a business combination or to raise capital. Such stock issuances could be made at a price that reflects a discount from the then-current trading price of our common stock. These issuances would dilute our stockholders’ ownership interest, which among other things would have the effect of reducing their influence on matters on which our stockholders vote. In addition, our stockholders and prospective investors may incur additional dilution if holders of stock options and warrants, whether currently outstanding or subsequently granted, exercise their options or warrants to purchase shares of our common stock or if our convertible debt holders convert their debt.

The rights of the holders of our common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our Board of Directors the right to create one or more new series of preferred stock. As a result, the Board of Directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights that could adversely affect the voting power and equity interests of the holders of our common stock. Preferred stock, which could be issued with the right to more than one vote per share, would dilute the rights of our common stockholders and could be used to discourage, delay or prevent a change of control of our company, which could materially adversely affect the price of our common stock.

If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports about our business, our stock price and trading volume may decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us, our business, our markets and our competitors. We currently do not have any analyst coverage. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the market price of our common stock. Furthermore, if we should have analyst coverage and one or more of the analysts who do cover us downgrade our stock or if those analysts issue other unfavorable commentary about us or our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the market and interest in our stock could decrease, which in turn could cause our stock price or trading volume to decline and may also impair our ability to expand our business with existing customers and attract new customers.

Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a de-listing of our common stock.

Our shares of common stock are currently listed on The Nasdaq Capital Market. If we fail to satisfy the continued listing requirements of The Nasdaq Capital Market, such as the corporate governance requirements, minimum bid price requirement or the minimum stockholder’s equity requirement, The Nasdaq Capital Market may take steps to de-list our common stock. Any such steps for de-listing would likely have a negative effect on the price of our common stock and would impair stockholders’ ability to sell or purchase their common stock when they wish to do so. No assurance can be given that we will be able to satisfy our continued listing requirements and maintain the listing of our common stock on The Nasdaq Capital Market.

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

Gilda Pia Ciavarella, the spouse of our Executive Chairman of the Board is the beneficial owner of 4,494,525 shares of our common stock and therefore our Executive Chairman is deemed to beneficially own approximately 23.6% of our outstanding shares of common stock on a fully diluted basis as of the date of the filing of this registration statement. As a result, Ms. Ciavarella, has the ability to effectively control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets and the ability to control the management and affairs of our company. In addition, other members of our senior management team beneficially own 14.2% of our outstanding shares of common stock on a fully diluted basis as of the date of the filing of this registration statement. Accordingly, this concentration of ownership might harm the market price of our common stock by:

•	delaying, deferring or preventing a change in corporate control;
•	impeding a merger, consolidation, takeover or other business combination involving us; or
•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Delaware law and our corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control of our company. For example, our Board has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of our company, or otherwise could materially adversely affect the market price of our common stock.

Furthermore, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware. This provision may prohibit or restrict large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which could discourage potential takeover attempts, reduce the price that investors may be willing to pay for shares of our common stock in the future and result in our market price being lower than it would be without these provisions.

Our certificate of incorporation has an exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Company.

Our certificate of incorporation provides that the Delaware Court of Chancery, to the fullest extent permitted by law, is the sole and exclusive forum for certain actions including claims in the right of our company brought by a stockholder that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or as to which the Delaware corporate law confers jurisdiction upon the Court of Chancery of the State of Delaware.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law-based shareholder class actions, derivative suits and other intra-corporate disputes. Our management believes limiting state law-based claims to Delaware mitigate against the potential risk of another forum misapplying Delaware law is avoided. In addition, Delaware courts have a well-developed body of case law and we believe limiting the forum for the adjudication of any disputes will prevent costly and duplicative litigation and avoid the risk of inconsistent outcomes. Our Bylaws limit any shareholder’s ability to bring a claim in a forum it believes is favorable to shareholders in disputes with directors, officers or other employees.

The exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Although our certificate contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or our directors, officers, employees or stockholders, which may discourage such lawsuits against the Company and our directors, officers, employees or stockholders. Alternatively, if a court were to find this provision in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

We do not intend to pay cash dividends on our shares of common stock so any returns will be limited to the value of our shares.

We currently anticipate that we will retain any future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future.

An active trading market for our common stock may not be maintained, or we may fail to satisfy applicable Nasdaq Capital Market (“Nasdaq”) listing requirements.

Our common stock is currently traded on Nasdaq, but we can provide no assurance that we will be able to maintain an active trading market for our shares on Nasdaq or any other exchange in the future. The fact that a significant portion of our outstanding shares of common stock is closely held by a few individuals, results in it being more difficult for us to maintain an active trading market. If there is no active market for our common stock, it may be difficult for our stockholders to sell shares without depressing the market price for the shares or at all, our stock price could decline, and we may be unable to maintain compliance with applicable Nasdaq listing requirements.

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase.

The public offering price per share of common stock will be substantially higher than the net tangible book value per share of our common stock immediately prior to the offering. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering price when they purchased their securities. For a further description of the dilution that investors in this offering will experience, see “Dilution.”

In addition, to the extent that outstanding warrants or convertible debentures have been or may be exercised or converted or other shares issued, you may experience further dilution.

The warrants that we issued in our 2020 public offering are speculative in nature and have certain provisions that could deter an acquisition of our company.

The warrants that we issued in our 2020 public offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price, subject to certain adjustments. Moreover, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their exercise price. Furthermore, each warrant will expire five years from the original issuance date. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

In addition to the provisions of our certificate of incorporation and our bylaws, certain provisions of the warrants issued in our 2020 public offering could make it more difficult or expensive for a third party to acquire us. The warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants. These and other provisions of the warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward looking information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “may,” “should,” “would,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan,” “potential” and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this prospectus under the heading “Risk Factors.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the warrant holders. Upon exercise of the Warrants, however, we will receive proceeds from the exercise of such warrants if exercised for cash and not on a cashless basis. We will receive approximately $1,267,932 of proceeds if all the currently outstanding Warrants issued in the August 2020 public offering are exercised for cash. We currently intend to use these proceeds to continue to fund our working capital and general corporate purposes.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our common stock, and currently intend to retain all of our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of the Board of Directors and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

DILUTION

If you invest in our shares of common stock, your interest may be immediately and substantially diluted to the extent of the difference between the price you pay per share and the pro forma net tangible book value per share of our common stock.

Our historical net tangible book value as December 31, 2020 was $8,235,651, or $0.41 per share.

Our pro forma net tangible book value as of December 31, 2020 was $11,909,429, or $0.56 per share and includes the following transactions subsequent to December 31, 2020: (i) 1,150,776 shares of common stock were issued upon the exercise of warrants for gross proceeds of $2,876,940, (ii) 208,333 shares of common stock were issued upon the exercise of warrants issued to the underwriters in the August 2020 public offering for gross proceeds of $624,999 and (iii) 36,709 shares of common stock were issued upon exercise of warrants issued with debentures for gross proceeds of $171,839.

Assuming the exercise of all of the remaining outstanding warrants issued in the August 2020 public offering, which means the issuance of 507,173 shares of common stock upon the exercise of such warrants, our pro forma as adjusted net tangible book value would have been approximately $13,177,362, or $0.60 per share at December 31, 2020. This represents an immediate increase in net tangible book value of approximately $0.04 per share to our existing stockholders, and an immediate dilution of $1.90 per share to investors purchasing shares in an offering using this prospectus, assuming an exercise price per share of $2.50 per share.

Dilution in pro forma as adjusted net tangible book value per share represents the difference between the amount per share of common stock and the pro forma net tangible book value per share of our common stock immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in an offering using this prospectus:

Assumed price per share		$2.50
Pro forma net tangible book value per share as of December 31, 2020	$0.56
Increase in pro forma net tangible book value per share	$0.04
Pro forma as adjusted net tangible book value per share after this offering		$0.60
Dilution per share to new investors		$1.90

The number of shares of common stock that will be outstanding immediately after this offering is based on 21,974,931 shares of common stock outstanding as of April 12, 2021. This amount excludes, as of April 12, 2021:

•         507,173 shares of our common stock issuable upon exercise of outstanding warrants at an exercise price of $2.50 per share and 60,153 shares at a weighted average exercise price of $3.99 per share as of April 12, 2021;

•         1,622,938 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.11 per share;

•         2,025,062 shares of our common stock that are reserved for equity awards that may be granted under our 2018 Equity Incentive Plan

The number of shares of common stock that will be outstanding immediately after this offering is based on 20,029,834 shares of common stock outstanding as of December 31, 2020. This amount excludes, as of December 31, 2020:

•         2,053,145 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.63 per share as of December 31, 2020;

•         1,622,938 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.11 per share;

•         2,025,062 shares of our common stock that are reserved for equity awards that may be granted under our 2018 Equity Incentive Plan; and

•         approximately 10,796 shares of our common stock issuable upon conversion of the aggregate principal balance of convertible debentures made up $27,442, plus accrued interest thereon of approximately $7,105.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. All amounts in this prospectus are in U.S. dollars, unless otherwise noted.

Overview

Except as expressly stated, the financial condition and results of operations discussed throughout the Management's Discussion and Analysis of Financial Condition and Results of Operations are those of Elys Game Technology, Corp. and its consolidated subsidiaries.

We are a licensed gaming Operator in the regulated Italian leisure betting market holding an “online”, “retail” and “CTD retail” Austria Bookmaker license through our Multigioco, and Ulisse subsidiaries, respectively. As an Operator, we collect gaming wagers and sports bets through two distribution channels: (i) online through websites on internet browsers, mobile applications and physical venues known as “web-shops” (internet cafes; kiosks, coffee-shops, convenience stores, restaurants and bars, etc.) where patrons can play online through PC’s situated at each venue, and (ii) through physical land-based retail venues (off-track betting shops, SSBT (“self-serve betting terminal”) kiosks, coffee-shops, convenience stores, restaurants, taverns and bars, etc.). Our prior subsidiary Rifa was amalgamated into Multigioco with effect on January 20, 2020.

Additionally, we are a global gaming technology company which owns and operates a betting software designed with a unique “distributed model” architecture colloquially named Elys Game Board (the “Platform”) through our Odissea subsidiary. The Platform is a fully integrated “omni-channel” framework that combines centralized technology for updating, servicing and operations with multi-channel functionality to accept all forms of customer payment through the two distribution channels described above. The omni-channel software design is fully integrated with a built in player gaming account management system, built-in sports book and a virtual sports platform through our VG subsidiary. The Platform also provides seamless application programming interface integration of third-party supplied products such as online casino, poker, lottery and horse racing and has the capability to incorporate e-sports and daily fantasy sports providers.

Our corporate group is based in North America, which includes an executive suite situated in San Francisco, California and a Canadian office in Toronto, Ontario through which we carry-out corporate activities, handle day-to-day reporting and U.S. development planning, and through which various employees, independent contractors and vendors are engaged.

We operate two business segments in the leisure gaming industry and our revenue is derived as follows:

1.	Betting establishments

Transaction revenue through our offering of leisure betting products to retail customers directly through our online distribution on websites or a betting shop establishment or through third party agents that operate white-label websites and/or land-based retail venues; and

2.	Betting platform software and services

SaaS based service revenue through providing our Platform and virtual sports products to betting operators.

Currently, transaction revenue generated through our subsidiaries Multigioco and Ulisse, consist of wagering and gaming transaction income broken down to: (i) spread on sports bet wagers, and (ii) fixed rate commissions on casino, poker, lotto and horse racing wagers from online based betting web-shops and websites as well as land-based retail betting shops located throughout Italy; while our service revenue generated by our Platform is primarily derived from bet and wager processing through Multigioco and Ulisse. Our subsidiary Rifa was amalgamated into Multigioco with effect on January 20, 2020.

We believe that our Platform is considered one of the newest betting software platforms in the world and our plan is to expand our Platform offering to new jurisdictions around the world on a B2B basis, including expansion through Europe, South America, South Africa and the developing market in the United States. During the year ended December 31, 2020, we also generated service revenue from royalties through authorized agents by providing our virtual sports products through our VG subsidiary in the following countries: Italy, Peru, Nigeria, Colombia, Dominican Republic, Uganda, Kenya, Zimbabwe, and the United States in Puerto Rico. We intend to leverage our partnerships in these countries to cross-sell our Platform services to expand the global distribution of our betting solutions.

This Management’s Discussion and Analysis includes a discussion of our operations for the year ended December 31, 2020 and 2019, which reflects the operations of VG and Naos for the eleven months of the year ended December 31, 2019. Our prior non-operating holding company subsidiary Naos was discontinued with effect on December 31, 2019.

Recent Developments

Impact of COVID-19

As a result of the global outbreak of the COVID-19 virus, on March 8, 2020 the Italian government issued a decree which imposed certain restrictions on public gatherings and travel, and closures of physical venues that included betting shops, arcades and bingo halls across Italy, which measures continue in effect as of the date of this registration statement. Accordingly, we had temporarily closed approximately 150 betting shop locations throughout Italy as a result of the decree until May 4, 2020. Subsequently, on March 10, 2020 the Italian government imposed further restrictions on travel throughout Italy as well as transborder crossings and had either postponed or cancelled most professional sports events which has had an effect on the Company’s overall sports betting handle and revenues and negatively impacted the Company’s operating results.

On June 19, 2020 all land-based betting shops, including corner locations such as coffee shops throughout Italy temporarily reopened until November 2020 when the Italian government imposed new lockdowns that currently remain in place. The closing of physical betting shop locations did not affect our online and mobile business operations which has mitigated some of the impact. To date, due to the global resurgence of COVID-19 cases, all betting shops remain closed for business, however the Italian Government is closely monitoring the pandemic and has indicated that although it is important to keep the economy operating, it will not remove the restrictions on social gatherings, which may affect the potential reopening of some of our land-based locations.

We anticipate that COVID-19 will continue to negatively impact our operating results in future periods, and we expect that a significant number of locations will not re-open once the shutdown is lifted. The duration and scope of the COVID-19 outbreak worldwide, including the impact to the state and local economies is not precisely determinable at this time.

Recent Financial Developments

On August 17, 2020, the Company closed its underwritten public offering of 4,166,666 units at a price of $2.40 per unit for gross proceeds of $9,999,998, before underwriting commission of $800,000 and other offering expenses. Each unit consists of one share of common stock and one five year warrant exercisable for one share of common stock at an exercise price of $2.50 per share.

Between December 18, 2020 and March 26, 2021, warrant holders exercised warrants to purchase 4,807,044 shares of common stock for gross proceeds of $12,548,731 at an average exercise price of $2.61 per share.

Results of Operations

Results of operations for the years ended December 31, 2020 and December 31, 2019.

The comparisons below include a discussion of our operations for the years ended December 31, 2020 and 2019, which includes the results of operations of VG and Naos, subsequent to their acquisition on January 31, 2019. Our prior subsidiary Rifa was amalgamated into Multigioco with effect on January 20, 2020 and our prior non-operating holding company subsidiary Naos was discontinued with effect on December 31, 2019.

Revenues

The following table represents disaggregated revenues from our gaming operations for the years ended December 31, 2020 and 2019. Net Gaming Revenues represents turnover (also referred to as “handle”), the total bets processed for the period, less customer winnings paid out, commissions paid to agents, and taxes due to government authorities. Commission and service revenues represent commissions on lotto ticket sales and revenue invoiced for our Platform service and royalties invoiced for the sale of virtual products.

	Years Ended
	December 31, 2020	December 31, 2019	Increase/ (decrease)	Percentage change
Turnover
Web-based	$505,369,803	$328,385,837	$176,983,966	53.9%
Land-based	68,888,592	125,747,337	(56,858,745)	(45.2)%
Total Turnover	574,258,395	454,133,174	120,125,221	26.5%

Winnings/Payouts
Winnings web-based	473,794,175	309,214,993	164,579,182	53.2%
Winnings land-based	56,467,865	105,011,619	(48,543,754)	(46.2)%
Total Winnings/payouts	530,262,040	414,226,612	116,035,428	28.0%

Gross Gaming Revenues	43,996,355	39,906,562	4,089,793	10.2%

Less: ADM Gaming Taxes	6,874,752	4,697,085	2,177,667	46.4%
Net Gaming Revenues	37,121,603	35,209,477	1,912,126	5.4%
Betting platform software and services	144,764	373,654	(228,890)	(61.3)%

Total Revenues	$37,266,367	$35,583,131	$1,683,236	4.7%

The Company generated total revenues of $37,266,367 and $35,583,131 for the years ended December 31, 2020 and 2019, respectively, an increase of $1,683,236 or 4.7%.

The change in total revenues is primarily due to the following:

Web-based turnover increased by $176,983,966 or 53.9%. The increase was due to the significant number of new online players acquired through web-shops opened in the second half of 2019, while the physical betting shops were closed for a significant portion of the current year due to the pandemic. The increase over the prior period was impacted by the temporary shutdown of betting shops in Italy on March 8, 2020 due to COVID-19. The shops temporarily reopened from June 19, 2020 until November 2020 when the Italian government imposed new lockdowns that are currently in place and the shops remain closed as of the date of this registration statement. As a consequence of the stay-home mandate, many customers continued using web-based channels. The impact was significant for our Ulisse operation and Multigioco land-based operation whose turnover is derived from physical betting shops, while our Multigioco online web based platform saw significant growth as we do not rely solely on physical betting shops. We expect the business mix to continue to trend towards web-based channels, but we still expect quarterly growth for the foreseeable future as we gain market share. The ratio of payouts on online turnover improved from 94.2% in the prior period to 93.8%. The payout ratio varies based on the skill and luck of our customers and the outcome of sporting events which are inherently unpredictable and can fluctuate significantly from period to period.

Land-based turnover decreased by $56,858,745 or 45.2%. The decrease over the prior period was impacted by the shutdown of betting shops in Italy that started on March 8, 2020 due to COVID-19. The shops temporarily reopened from June 19, 2020 until November 2020 when the Italian government imposed new lockdowns that are currently in place and the shops remain closed as of the date of this registration statement. The impact was significant for both our Ulisse operation and our Multigioco land-based operation, which impact was offset by increased online based gaming in both Multigioco and Ulisse. We expect the business mix to trend towards web-based channels, however we still expect growth for the foreseeable future as we gain market share. The ratio of payouts on land-based turnover improved from 83.5% in the prior period to 82.0% in the current period. The payout ratio varies based on the skill and luck of our customers and the outcome of sporting events which are inherently unpredictable and can fluctuate significantly from period to period.

Gaming taxes increased by $2,177,667 or 46.4% over the prior year. The relative rate of our gaming taxes, which is based on Gross Gaming Revenues, of 15.6% for the year ended December 31, 2020 is significantly higher than the 11.8% for the year ended December 31, 2019, respectively, and is primarily due to the mix of our Gross Gaming revenues shifting to Multigioco which has an average gaming tax of approximately 24.7% compared to Ulisse with a significantly lower tax rate due to its incorporation being situated outside of Italy. This effect was due to the temporary shutdown of all of Ulisse CTD retail betting locations during the COVID-19 related lockdown in Italy.

Service revenues decreased by $228,890 or 61.3%. Our Platform services customer base is currently limited primarily to services provided to external international retail customers and internal group operations of Multigioco, Ulisse and VG, that were impacted by the COVID-19 pandemic. This revenue remains insignificant to total revenues during the periods presented.

Selling expenses

We incurred selling expenses of $26,109,221 and $25,583,913 for the years ended December 31, 2020 and 2019, respectively, an increase of $525,308 or 2.1%. Selling expenses are commissions that are paid to our sales agents and are directly tied to handle (turnover) as they are based on a percentage of handle (turnover) and are not affected by the winnings that are paid. Therefore, increases in handle, will typically result in increases in selling expenses but may not result in increases in overall revenue if winnings/payouts, that are subject to the unknown outcome of sports events that we have no control over, are very high. Due to a concerted effort to manage the rates at which we agree to pay commissions to selling agents, based on a 26.5% increase in turnover during the year ended December 31, 2020, our percentage of selling expenses to turnover was approximately 4.5%, compared to 5.6% for the year ended December 31, 2019.

General and Administrative Expenses

General and administrative expenses were $13,789,391 and $12,995,133 for the years ended December 31, 2020 and 2019, respectively, an increase of $794,258 or 6.1%. The increase in general and administrative expenditure includes an increase in stock based compensation expense of $317,400 due to the number of options issued to senior management, directors and strategic employees during the current year, an increase in predominantly unrealized foreign exchange losses of $383,785 due to the deterioration of the U.S. dollar against the Euro during the current year, offset by a net reduction in bonus expense of $126,518 in our US operations during the current year and other immaterial movements in general and administrative expenses.

Impairment of license

During the current year, the agency/CTD locations have been negatively impacted by the COVID-19 pandemic resulting in the temporary closure of all of these locations for the majority of the 2020 fiscal period. These locations remain closed as of the date of this registration statement. We made a strategic business decision to transfer our agency/CTD customer relationships in Italy from our Ulisse operation to Multigioco wherever possible, using the Multigioco gaming licenses and infrastructure.

As a result, we evaluated the indefinite life intangible license in Ulisse, in terms of ASC 350 and determined that the value of the Ulisse Bookmaker license, which is not transferable to Multigioco, is not supported by the forecasted cash flows of the Ulisse operation at present. Accordingly, our evaluation resulted in an impairment of license charge of $4,900,000 for the year ended December 31, 2020. We had no impairment charge for the year ended December 31, 2019.

Loss from Operations

The loss from operations was $7,532,245 and $2,995,915 for the years ended December 31, 2020 and 2019, respectively, an increase of $4,536,330 or 151.4%. The increase in loss from operations is primarily due to the following: (i) the impairment of the Ulisse license of $4,900,000; (ii) an increase of $525,308 in selling expenses, which are based on turnover that had increased by 26.5% while payouts to customers had increased by 28%, and the shift in our business to our Multigioco operation, which attracts higher gaming taxes than Ulisse that resulted in revenue increasing by only 4.7% or $1,683,236; and (iii) an increase in general and administrative expenses of $794,258, as discussed above.

Interest Expense, Net of Interest Income

Interest expense was $328,663 and $972,443 for the years ended December 31, 2020 and 2019, respectively, a decrease of $643,780 or 66.2%. The decrease is primarily related to the conversion of convertible debentures into equity, primarily in the prior year period. During August and September 2020, we repaid $2,463,912 of convertible debentures out of the proceeds of the Offering conducted in August 2020.

Amortization of debt discount

Amortization of debt discount was $818,182 and $4,154,922 for the years ended December 31, 2020 and 2019, respectively, a decrease of $3,336,740 or 80.3%. The decrease is primarily due to the conversion of convertible debentures into equity, primarily in the prior period, resulting in accelerated amortization and the maturity of the convertible notes in May 2020, resulting in full amortization of the convertible note discount during the quarter ended June 30, 2020.

Virtual Generation bonus earnout

The Virtual Generation bonus earnout was $0 and $561,351 for the years ended December 31, 2020 and 2019, respectively, a decrease of $561,351 or 100%. In terms of the Securities Purchase Agreement entered into with the Virtual Generation sellers in January 2019, the sellers were entitled to an additional payment of €500,000 on achievement of a growth on gross tickets sold of 5%. This contingent bonus earnout was not included in the original purchase consideration as we considered that the possibility of achieving the 5% growth in gross tickets was remote.

Loss on share issuances

Loss on share issuances was $0 and $44,063 for the years ended December 31, 2020 and 2019, respectively, a decrease of $44,063 or 100%. The loss on share issuances was primarily related to shares issued to certain convertible debenture holders to induce them to transfer their convertible debentures to another holder.

Other income

Other income was $165,375 and $149,565 for years ended December 31, 2020 and 2019, respectively, an increase of $15,810 or 10.6%. Other income represent several individually insignificant amounts received during the year.

Other expense

Other expense was $86,933 and $0 for the years ended December 31, 2020 and 2019, respectively, an increase of $86,933 or 100%. Other expense represents several individually insignificant amounts such as minor fines and penalties and non-operational commitments not related to operations, expensed during the year.

Loss on extinguishment of convertible debt

The loss on extinguishment of convertible debt was $719,390 and $0 for the years ended December 31, 2020 and 2019, respectively, an increase of $719,390 or 100%. In May 2020, we issued additional warrants to certain debenture holders who agreed to extend the maturity date of their debentures by between 90 and 120 days to allow us to complete a fund raising exercise resulting in a non-cash charge of $719,390. These warrants were valued using a Black-Scholes valuation model that were recorded as a discount against the gross value of the convertible debentures with the following assumptions: no dividend yield, expected volatility of between 139.5% and 183.5%, risk free interest rate between 0.16% and 0.19% and warrant life of approximately 2 - 3 years.

Gain (Loss) on Marketable Securities

The gain on marketable securities was $290,000 and the loss on marketable securities was $97,500 for the years ended December 31, 2020, and 2019, respectively, an increase of $387,500 or 397.4%. The gain and loss on marketable securities is directly related to the stock price of our investment in Zoompass which is marked-to-market each period. The shares in Zoompass were acquired by the Company as settlement of the litigation matter.

Loss Before Income Taxes

Loss before income taxes was $9,030,038 and $8,676,629 for the years ended December 31, 2020 and 2019, respectively, an increase of $353,409 or 4.1%. The increase is primarily attributable to the increase in the loss from operations, as discussed above, offset by a decrease in interest expense and a decrease in the amortization of debt discount and the gain on marketable securities o as discussed above.

Income Tax Provision

The income tax provision was $906,644 and $598,176 for the years ended December 31, 2020 and 2019, respectively, an increase of $308,468 or 51.5%. The increase is primarily due to the withholding tax charge on dividends declared by one of our subsidiaries to our holding company of €150,000 (approximately $162,000), and an increase in the operational tax charge during the current year in our Multigioco operations.

Net Loss

Net loss was $9,936,682 and $9,274,805 for the years ended December 31, 2020 and 2019, respectively, an increase of $661,877 or 7.1%, due to the reasons discussed above.

Comprehensive Loss

Our reporting currency is the U.S. dollar while the functional currency of our subsidies is the Euro, the local currency in Italy and Austria, the functional currency of our Canadian subsidiary is the Canadian dollar and the functional currency of our Colombian operations is the Colombian Peso. The financial statements of our subsidiaries are translated into United States dollars in accordance with ASC 830, using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining other comprehensive income.

We recorded a foreign currency translation gain of $444,665 and a foreign currency translation loss of $119,286 for the years ended December 31, 2020 and 2019, respectively.

Liquidity and Capital Resources

The closing of physical betting shop locations that occurred as a result of orders imposed due to the COVID-19 outbreak did not affect our online and mobile business operations, which mitigated some of the impact of the closure of the physical locations. On March 8, 2020 the Italian government imposed further restrictions on travel throughout Italy as well as transborder crossings and had either postponed or cancelled most professional sports events. Although most major sporting events and leagues have recently recommenced, the suspension of professional sports competitions throughout the world negatively impacted our ability to offer sports gaming products and COVID-19 could have a continued material adverse impact on economic and market conditions and trigger a period of continued global economic slowdown, especially in light of potential subsequent waves or new strains of the virus.

On June 19, 2020 all land-based betting shops, including corner locations such as coffee shops throughout Italy temporarily reopened until November 2020 when the Italian government imposed new lockdowns that currently remain in place. The closing of physical betting shop locations did not affect our online and mobile business operations which has mitigated some of the impact. To date, due to the global resurgence of COVID-19 cases, all betting shops remain closed for business, however the Italian Government is closely monitoring the pandemic and has indicated that although it is important to keep the economy operating, it will not remove the restrictions on social gatherings, which may affect the potential reopening of some of our land-based locations.

Our revenue continues to depend on the continuation of major league sports and other sporting events, and we may not generate as much revenue as we would have without the cancellation or postponements that occurred in the wake of COVID-19 which has had an effect on our overall sports betting handle and revenues and has negatively impacted our operating results. However, the specific impact is not readily determinable as of the date of this registration statement.

Assets

On December 31, 2020, we had total assets of $35,857,979 compared to total assets of $27,825,182 on December 31, 2019. The increase is primarily related to the increase in cash balances after closing the underwritten public offering of 4,166,666 units at a price of $2.40 per unit for gross proceeds of $9,999,998, before underwriting commission of $800,000 and other offering expenses. Each unit consists of one share of common stock and one five year warrant exercisable for one share of common stock at an exercise price of $2.50 per share, and the subsequent exercise of warrants for 3,321,226 shares of common stock for gross proceeds of $8,541,896, and the use of proceeds from promissory notes, related party of $108,056 was applied to the warrant exercise. In addition, we impaired our indefinite life license in Ulisse by $4,900,000 based on an assessment performed in terms of ASC 350, using fair value assumptions.

Liabilities

On December 31, 2020, we had total liabilities of $15,701,626 compared to $19,023,897 on December 31, 2019. The decrease is attributable to the repayment of deferred purchase consideration of $1,577,010 and the conversion and repayment of convertible debentures of $739,004 and $2,778,349, respectively, offset by an increase in gaming accounts payable and accrued liabilities of $1,282,510.

Working Capital

We had $18,945,817 in cash and cash equivalents on December 31, 2020 compared to $5,182,598 on December 31, 2019.

We had a working capital surplus of $7,879,631 as of December 31, 2020 and a working capital deficit of $9,153,291 on December 31, 2019. The increase in the working capital surplus is primarily due to the proceeds raised on the underwritten public offering of $8,966,122 and the subsequent exercise of warrants for gross proceeds of $8,541,896.

We maintain a $1,000,000 secured revolving line of credit from Metropolitan Commercial Bank in New York, which bears a fixed rate of interest of 3% on the outstanding balance with an interest only monthly minimum payment, no maturity or due date and is secured by a $1,000,000 security deposit. The outstanding balance on the Metropolitan Commercial Bank facility on December 31, 2020 was $500,000.

We intend to embark on an aggressive roll out of our operation in the US markets over the next twenty four months and anticipate that we will need cash of approximately $10 million to $15 million to execute this successfully and to fund our increasing working capital requirements. We believe that our existing cash resources together with the revenue from operations will be sufficient to fund existing operations over the next twelve months from the date hereof. Historically, we have primarily financed our operations through revenue generated from providing online and land-based gaming products, services, and Platform services in Italy and the sales of our securities and we expect to continue to seek to obtain required capital in a similar manner. Recently, we have spent, and expect to continue to spend, a substantial amount of funds in connection with our expansion strategy.

Accumulated Deficit

As of December 31, 2020, we had accumulated deficit of $33,178,517 compared to accumulated deficit of $23,241,835 on December 31, 2019.

Cash Flows from Operating Activities

Cash flows from operating activities resulted in net cash used in operating activities of $165,493 and $145,520 for the years ended December 31, 2020 and 2019, respectively. The $19,973 increase in cash used in operating activities is primarily related to; (i) the increase in net loss of $661,877; (ii) the movement in cash generated from working capital decreased by $552,932; offset by (iii) the increase in movement of non-cash items of $1,194,835 of which the movement in amortization of debt discount represents $(3,336,740) and the movement in impairment of license represents $4,900,000.

Cash Flows from Investing Activities

The net cash used in investing activities for the year ended December 31, 2020 was $291,501 and $468,348 for the year ended December 31, 2019, the decrease over the prior year is due to the acquisition of Virtual Generation of $216,150 in the prior year, and plant and equipment purchases increased by $39,303 over the prior year.

Cash Flows from Financing Activities

Net cash provided by financing activities for the for the year ended December 31, 2020 was $12,711,416 and net cash used in financing activities for the year ended December 31, 2019 was $479,445. We raised funding through the underwritten public offering of $8,966,122 and the subsequent exercise of warrants for gross proceeds of $8,541,896, offset by the repayment of debentures of $2,778,349 and deferred purchase consideration of $1,577,010.

Contractual Obligations

Contractual obligations consist of the following:

•	A cash obligation to repay Virtual Generation Promissory notes of $407,562, subsequently settled after year end.

•	Repayment of convertible debentures denominated in CDN $25,000 issued in the first and second quarters of 2018 that have already matured and subsequently settled of $34,547.

Off-Balance-Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that we expect to be material to investors. We do not have any non-consolidated, special-purpose entities.

Inflation

We do not believe that general price inflation will have a material effect on the Company's business in the near future.

Foreign Exchange

We operate in several foreign countries, including Austria, Italy, Malta, Colombia and Canada and we incur operating expenses and have foreign currency denominated assets and liabilities associated with these operations. Transactions involving our corporate expenditures are generally denominated in U.S. dollars and Canadian dollars while the functional currency of our subsidiaries is in Euro and Colombian Pesos. Changes and fluctuations in the foreign exchange rate between the Euro and the U.S. dollar, the Canadian dollar and the U.S. dollar and the Colombian Peso and the US Dollar, will have an effect on our results of operations.

Critical Accounting Policies and Estimates

Preparation of our consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. Significant accounting policies are fundamental to understanding our financial condition and results as they require the use of estimates and assumptions which affect the financial statements and accompanying notes. See Note 2 - Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in elsewhere in this registration statement.

Recently Issued Accounting Pronouncements

See Note 2 - Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included elsewhere in this registration statement for information regarding recently issued accounting standards.

BUSINESS

Company Overview

We are an international, vertically integrated commercial-stage company engaged in two principal aspects of the leisure gaming industry as (1) a business-to-consumer (“B2C”) licensed retail gaming operator (known as an “Operator”) offering our products through two sales distribution channels in (i) retail land-based or on-site physical venues and (ii) online through PC, tablet and mobile distribution, and (2) as a business-to-business (“B2B”) betting technology provider (known as a “Provider”) offering our proprietary betting technology either (1) directly to licensed operators or (2) through value-added re-sellers or systems integrators in the leisure betting industry.

As an Operator in the regulated Italian leisure betting market, we operate on a single-tier distribution strategy by collecting wagers on leisure betting products including a variety of lottery, casino gaming and sports bets through two channels: (i) online through websites on internet browsers and mobile solutions and also through relationships with affiliated physical venues known as “web-shops” (internet cafes; kiosks, coffee-shops, convenience stores, restaurants and bars, etc.) where patrons can open a game account, deposit funds and by using public Internet access to play online with their personal gaming account through common PC’s situated at each venue, and (ii) land-based through physical land-based retail venues (off-track betting shops, SSBT (“self-serve betting terminal”) kiosks, coffee-shops, convenience stores, restaurants, taverns and bars, etc.). We currently provide our gaming services through our subsidiaries, Multigioco Srl (“Multigioco”), and Ulisse GmbH (“Ulisse”). These operations are carried out via both land-based or online retail gaming licenses regulated by the Agenzia delle Dogane e dei Monopoli (“ADM”), and our Austrian Bookmaker license. In Italy our ADM license permit us to distribute leisure betting products such as sports betting, and virtual sports betting products through both physical, land-based retail locations as well as online through our licensed website newgioco.it or commercial webskins linked to our licensed website and through mobile devices, while our Austria Bookmaker license permits us to operate Data Transmission Centers (CTD), as described below, under the free-trade principles incorporated within bilateral Intra-EU trade agreements that refers to all trade, including e-commerce transactions in most goods, services and products between member states of the European Union (EU).

In Italy, our gaming products and services are offered to customers throughout the following four distribution channels:

•	Online gaming websites or mobile solutions where players, through an online account and an e-wallet, using the internet, can play online poker, online casinos games, sports betting wagers, play i-lottery games etc.

•	Punti Virtuali di Ricarica (“PVR”) (translated as Virtual Reload Centers) or Web-shop (“web cafe” or “internet cafe”): A PVR or web-shop is a physical location that is operated by third-party independent businesses that promote our online gaming websites, acquires online customers and via manned or self-service automated terminals permit online-players to make cash deposits that are electronically credited to their personal online gaming accounts. While at the PVR online-players could also play games and wager through their personal online account by using the public internet accessing communal PC’s available at the venue.

•	Agency or CTD: An agency or a CTD is an arcade location that is a gaming only venue that is operated by third-party independent businesses and that offers sport betting and virtual betting products and must have at least 70% of its square-footage dedicated specifically to gaming space. Each agency or CTD must have a cash cage for the primary purpose of gaming and gaming related transactions serving an indefinite number of anonymous walk-in customers.

•	Corner or Punto Sportivo (translated as Sporting Point-of-sale): A corner is distinguished from an agency insofar as the principal business situated at the location that is operated by third-party independent businesses and is an activity that is primarily different from gaming (such as a coffee shop or convenience store) with a terminal connected to the ADM network. The primary purpose of such facility is not gaming, but rather, there is only a small ‘corner’ for extra cash flow in exchange for a fee and/or commission. Specifically, a maximum of 30% of floor space of a corner location can be dedicated to gaming where gaming transactions are collected and processed by a counter clerk.

We currently service approximately 100,000 online user accounts and an indeterminate number of walk-in customers at a combination of the three types of venues: 1,000 web-shops, 7 corners and 113 agency/CTD locations.

During the current year, the agency/CTD locations have been negatively impacted by the COVID-19 pandemic resulting in the temporary closure of all of these locations for the majority of the 2020 fiscal period. These locations remain closed as of the date of this registration statement. We have made a strategic business decision to transfer the agency/CTD business in Italy from our Ulisse operation to Multigioco wherever possible, using the Multigioco gaming licenses and infrastructure. The Ulisse Bookmaker license is not transferable to Multigioco, as a result, we assessed the fair value of the Ulisse Bookmaker license in terms of ASC 350, which assessment resulted in an estimated impairment charge of $4,900,000 for the year ended December 31, 2020.

As a global gaming technology Provider, we own and operate a betting software designed with a unique “distributed model” architecture colloquially named Elys Game Board (the “Platform”). The Platform is a fully integrated “omni-channel” framework that combines centralized technology for updating, servicing and operations with multi-channel functionality to accept all forms of customer payment through the distribution channels described above. The omni-channel software design is fully integrated with a built in player gaming account management and a built-in sports book. As a Provider, we employ a multi-tier distribution strategy on both a direct to customer channel and on a shared infrastructure basis.

The Platform is certified by the ADM, the Malta Gaming Authority (“MGA”) in Malta and Gaming Laboratories International (“GLI”) and is owned by our subsidiary Odissea Betriebsinformatik Beratung GmbH (“Odissea”). The software architecture was developed and built on the latest Microsoft.Net Core framework, supporting both online customer gaming accounts as well as land-based bet processing capability with multi-channel functionality accepting all forms of payment methods (i.e., cash, e-wallet, bank card and wire transfer, etc.) backed by a real-time customer relationship management (“CRM”) and business intelligence (“BI”) program for streamlined cross-platform marketing as well as a synchronized financial accounting processes. Data is communicated directly to on-the-ground sales and marketing agents that manage and maintain both our online and land-based retail distribution. The Platform allows our independent B2B customers to (i) rapidly and effectively model their gaming businesses and manage gaming accounts, (ii) monitor and analyze performance on an ongoing basis, (iii) share dashboards, and (iv) generate management reports all within a fully integrated solution. In addition, our clients can use the built-in business intelligence modules to evaluate actual performance and leverage insights from analytics to make informed, timely decisions to drive future business. The unique ’shop-client’ architecture of the Platform is to our knowledge a one-of-a-kind solution in the leisure betting industry. Elys was built around the specific needs of leisure betting operators and proven through our existing Multigioco distribution throughout Italy.

On January 30, 2019, we expanded our operations with our acquisition of Virtual Generation Limited (“VG” or “Virtual Generation”), which owns and has developed a virtual gaming software platform (“VGS”), and its holding company, Naos Holdings Limited (“Naos”). VG is a Gaming Laboratories International (“GLI”) certified virtual sports and gaming software developer with a portfolio of products, including greyhound and horse racing; league play football (i.e., soccer); keno; and American Roulette. In addition, VG’s platform allows for customization for country-specific sports generation including applications in Latin American and African markets. VG’s products are now distributed in several countries including Italy, Peru, Nigeria, Colombia, Dominican Republic, Uganda, Kenya, Zimbabwe, Ecuador, Puerto Rico. Our prior non-operating holding company subsidiary Naos was discontinued with effect on December 31, 2019.

Organizational Structure

Our operations are carried out through three geographically organized groups: (i) an operational group which is based in Europe and maintains administrative offices headquartered in Rome, Italy with satellite offices for operations administration and risk management trading in Naples and Teramo, Italy and San Gwann, Malta; (ii) a technology group which is based in Innsbruck, Austria and manages software development, training and administration; and (iii) a corporate group which is based in North America and maintains an executive suite in San Francisco, California and a Canadian office in Toronto, Ontario through which we carry-out corporate activities, handle day-to-day reporting and U.S. development planning, and through which various employees, independent contractors and vendors are engaged.

Our Strategy

Our goal is to expand our market presence by entering new foreign markets while at the same time further penetrating the Italian and additional European markets. We expect new markets to be a large source of our future growth, in particular, the United States market is one where we intend to offer the use of our Platform to existing commercial and tribal casinos, retail betting operators and franchise enterprises.

Our Strengths

We believe we have established ourselves as one of the leaders in the Italian leisure betting market. Below are our strengths that we believe should enable us to capture a meaningful share of the United States and global leisure betting market:

  Highly Differentiated Technology Platform. Built from the ground-up, the Platform is designed to be a highly flexible and robust sportsbook engine able to cope with the demands of today’s betting operators and players. The Platform is an industry designed, user centric multi-channel solution and can offer any type of sport (or non-sport) event and any type of betting market (i.e., soccer, football, basketball, hockey, baseball, tennis, etc.) in both pre-match and in-game modes across both fixed-odds (player versus bookie) and pool (player versus player) styles and manage the risk for each individual transaction through all verticals (i.e., online or land-based). Our proprietary Platform is designed to address the independent operator’s ability to compete against larger and more established franchise operators effectively and inexpensively. It is designed also to monitor, evaluate and permit the risk management of each bet transaction at each location from which a bet is placed.

  Market Momentum. We believe that our unique multi-channel designed Platform is gaining momentum in the Italian leisure betting market also thanks to our comprehensive retail shop-client application with integrated gaming account management functionalities and business intelligence modules. We currently have approximately 100,000 online user accounts and an indeterminate number of walk-in customers through the four distribution channels: mobile/desktop web sites, 1,000 web-cafés (or “web-shops”), 7 corners, and 113 agency/CTD locations.

  Scalable Platform at Minimal Cost. Our Platform is highly scalable. Expansion of the Platform under our existing infrastructure requires little additional overhead and should create in-house efficiencies for our corporate operations and for our agents and operator clients. Many of the inherent functions and features of our ADM Platform certification in Italy have received prior approval and adhere to multi-jurisdictional standards which in our view will enable us to receive certification in new markets and expand into new markets in a timely manner.

  Growing Industry. Online gambling is growing in popularity. Gamblers worldwide increasingly prefer Internet and mobile channels for their betting activities due to the ease of access offered and safety provided. Extensive usage of digital processes and growing bettor demand is driving the market for online betting platforms. Recent liberalization and state-by-state legislation in the United States has resulted in new opportunities in the United States sports betting market. We anticipate that the United States market will begin to have a strong and steady uptake in active wagers. As of February 2021, twenty-one jurisdictions (including the District of Columbia) have some form of legal sports betting available. Five others, including the Washington and North Carolina, have authorized legal sports betting but not yet launched their market.

  Highly Experienced Senior Management Team. We are led by a dedicated and highly experienced senior management team with significant industry experience and proven ability to develop novel solutions. Each of the members of our senior management have more than 20 years of relevant experience.

Development of Foreign Markets

  The North America Sports Betting Market. In the U.S., until 2018 the Interstate Wire Act of 1961 combined with the Professional and Amateur Sports Protection Act of 1992 (“PASPA” or the “Bradley Act”), prohibited sports betting in the U.S. in all but four grandfathered states (Montana, Oregon, Nevada, Delaware). In May 2018, the U.S. Supreme Court overturned PASPA in a 6-3 decision that found the law conflicted with the Tenth Amendment leaving individual states to decide whether to allow its residents to bet on sports. As described below under the section “Developments in the U.S. Market”, many states, such as New Jersey, Montana, New Hampshire, Pennsylvania and others, have moved quickly to establish sports betting as a means to increase their respective capital resources. While several states have recently passed legislation to allow online gambling, we believe that the U.S. sports betting market will take 5 – 10 years to fully develop. We believe that the United States represents a large addressable market opportunity for us with our Elys betting Platform. Additionally, in Canada we are observing promising legislative developments and we expect a new digital gaming regulatory framework, combined with the permission of single-wagering sport betting events, to be in place soon. This additional jurisdiction could represent a meaningful opportunity for our gaming solution.

  Mergers and Acquisition in the Global Gaming Industry. In an effort to scale and grow the business, we intend to evaluate potential acquisitions that can be easily integrated into our business. Our acquisition of VG has allowed us to expand our product offerings in additional countries. The global gaming industry is still very much fragmented. There has been a significant number of noteworthy consolidations such as: (1) The Stars Group/SkyBet (July 2018) and CrownBet/William Hill Australia (April 2018); (2) Paddy Power/Betfair (February 2016) and with Stars Group (April 2020); (3) GVC/BWIN Ladbrokes/Coral (March 2018), and (4) in gaming machine and lottery concentration (IGT/GTECH (April 2015); as well as others such as Pollard/Innova (July 2017); NYX Gaming Group/Scientific Games (January 2018) which we believe provides us with an opportunity to capitalize on the acquisition of smaller operators forced to compete against newly formed larger players. In addition to the above, and specifically in the US, we observed consolidations and acceleration of gaming operators acquiring sports betting technology providers like (1) DraftKings acquiring SBTech (April 2020) (2) Caesars Entertainment acquiring William Hill (September 2020) and (3) Bally’s Corporation acquiring Bet.Works (November 2020) which strengthens our position as one of few remaining, truly independent sport betting provider in the market.

Further Penetration in the Italian Market

•	Acquisitions of Smaller Operators. Government legislated consolidation of the regulated Italian lottery and gaming market have driven smaller regional operators in Italy to our licensed brand “New Gioco”TM in both the online and land-based sales channels. The Italian regulated gaming market is the largest in the European Union (“EU”) and is extremely fragmented. Recent new regulations in Italy have made it more difficult for smaller regional operators throughout Italy to operate and we believe that our innovative and cost-effective Platform is an attractive alternative for such smaller regional operators throughout Italy that will not be able to maintain the new standards set out by the Italian regulator on their own.

•	Organic Growth. The Italian online gaming market continues to drive substantial growth in our core operations. From January 1, 2020 through December 31, 2020, we increased the number of registered online accounts to over 100,000 players and webshop locations we operate in Italy from approximately 1,000 to approximately 1,200 and believe that there is ample room for continued growth in the Italian market.

Expansion and New Markets

United States Operations Development

In May 2018, the U.S. Supreme Court (“SCOTUS”) ruled that the PASPA was unconstitutional as it violated the Tenth Amendment prohibition against forcing states to implement federal laws. Enacted in 1992, PASPA generally prohibited states from authorizing, licensing or sponsoring betting on competitive games in which amateur or professional athletes participate. PASPA did not make sports betting a federal crime; rather, it allowed the attorney general for the Department of Justice, as well as professional and amateur sports organizations, to bring civil actions to enjoin violations of the act. The SCOTUS decision opens the door for all states to legalize and regulate sports gambling within their borders. States such as Nevada, New Jersey, Delaware, West Virginia, Rhode Island, Pennsylvania, Arkansas, Montana, Illinois, Indiana, Iowa, Tennessee, New York, New Mexico, New Hampshire, North Carolina, Oregon, Michigan, Mississippi, Colorado and the District of Columbia have passed laws that were ready to be enacted once the federal ban on sports betting was lifted. In addition, additional states including Maine, California, Connecticut, Louisiana, South Carolina, Oklahoma, Kansas, Missouri, Kentucky, Ohio and Maryland are considering active bills.

We believe that the U.S. sports betting and online gaming market presents a large opportunity to deploy our Platform on a B2B2C basis to several potential independent commercial and tribal casino and gaming operators throughout the United States. In September 2020, our retail sports betting solution obtained Gaming Laboratories International (“GLI”) certification allowing our technology to be ready for deployment in the U.S. land-based gaming segment. Furthermore, we have analyzed the technical specifications checklist supplied by GLI to verify that coding in our online product meets the functional specifications set forth in the GLI-33 standards (The Gaming Laboratories International technical standard for event wagering systems). We believe that our online Platform currently meets the majority of the GLI-33 certification standards and we expect to be in a position to send our software to GLI for certification in 2021. Upon obtaining GLI-33 certification and obtaining regulatory approvals to operate in the digital segment, we also expect to be well-positioned to commence processing online sports bets in the U.S. on a B2B2C basis through our Platform.

As part of our multi-year business growth strategy, during 2019 and 2020 we made significant investments for expansion into new markets outside of Italy, including GLI-33 certification of our Platform, professional services, trade show marketing and brand promotion to enter and then build a foundation aimed at accelerating our U.S. expansion plans. To support these principal objectives, we initiated an ambitious investment strategy that is fundamental to the successful execution of our long-term business plan. These fundamental investments have resulted in short-term, non-recurring expenses related to key elements such as regulatory and policy requirements and establishing a centralized US-based headquarters.

In March 2019, we entered into a five-year agreement with Fleetwood Gaming, Inc. for the exclusive rights to distribute our Platform at select non-tribal locations such as sports bars and taverns in the state of Montana. The multi-year agreement is expected to allow Fleetwood to install our Platform throughout Fleetwood's distribution network in Montana. The agreement with Fleetwood Gaming is subject to the provision of open market regulation of sports betting in the State of Montana. No assurance can be given that this will occur.

In April 2019, we entered into a five-year agreement with the Chippewa Cree Tribe in Box Elder, Montana to install our Platform at the Northern Winz Casino. In this regard, in September 2019, we transacted the first legal Class 1 real-money bet in the U.S. on Indian Horse Relay Racing and on December 21, 2019 on traditional Indian Stick Game. Class 1 betting represents traditional indigenous sporting events or games that are not classed as mainstream sports bets. The agreement with the Chippewa Cree Tribe is subject to the provision of open market regulation of sports betting in the State of Montana. No assurance can be given that this will occur.

On May 28, 2020, we organized Elys Gameboard Technologies, LLC, a wholly owned subsidiary for the purpose of expanding our sports betting operations throughout the US. We are in the process of seeking our first sports betting license in Washington, DC and anticipate launching our new US sports betting platform with our first US operator client in 2021.

On September 1, 2020, our Odissea subsidiary obtained ISO-27001:2013 certification for safety management. The process involved a detailed and formal compliance audit and independent testing of the Information Security Management System (ISMS) that now certifies Odissea to manage the security of sensitive third party information such as financial assets, legal and personal details.

In September 2020, we engaged Matteo Monteverdi, former senior executive of Sportradar and IGT as President of the Company to develop and lead in our go-to-market strategy in the U.S. And, on January 1, 2021 Mr. Monteverdi was appointed as Chief Executive Officer to establish and lead on the Company’s global growth initiatives.

In November 2020, we submitted an application with the DC Office of Lottery and Gaming to obtain a Managed Service Provider (MSP) license along with our partner Grand Central, LLC, a retail sports bar operator in Washington, DC, to provide sports betting products and services in their establishment upon the completion of their Class B licensing process.

The commencement of betting transactions in Montana and Washington, DC are subject to obtaining the required certification, licensing and approvals from the Gambling Control Division of the Montana Department of Justice and the District of Columbia Office of the Lottery and Charitable Games, respectively, which has not been determined as of the date of this registration statement.

Products and Services and Distribution Methods

Betting Platform

We believe that our Platform, engineered and launched by our software development team at Odissea, is a highly efficient, cutting edge betting Platform technology that supports the processing of online client gaming account protocols as well as land-based betting protocols with seamless multi-channel functionality accepting all forms of payment methods (i.e., cash, e-wallet, bank card and wire transfer, etc.) and integrated with a real-time CRM and Business Intelligence program for streamlined cross-platform marketing as well as a synchronized financial accounting process.

Payment channels for both deposit and withdrawals online are as set forth below:

•	Player indirect – meaning that the player makes a deposit indirectly to their gaming account through a licensed agent (such as a cash deposit to their gaming account at a web-shop counter (e-credit to player account)).

•	Player direct – meaning that the player makes a deposit directly to their own gaming account through one or more of the following methods:

•	Credit Card;
•	ATM/Debit card;
•	Bank Wire;
•	Postal Money Order; and
•	e-wallet or e-credit transfer.

Payment channels for both play of wagers and settlement of winnings at the land-based or retail agency or corner counter is as follows:

  Player direct – meaning that the customer pays for the wager in cash and accepted debit or credit cards.

We currently employ a customizable client-focused and cost-effective “hands-on” method, rather than a “general approach” to our Platform design with the goal of empowering our player-facing agents and employees to enhance the players’ experience by allowing personalized dashboard design and customer care for all customer call-ins to our service agents. We believe that this strategy has been highly effective in the Italian retail betting market and has been instrumental in increasing our revenues, net earnings and player retention.

Gaming Product Offerings

Our online sales channel (websites and web-shops) offers a full suite of gaming products that can be played in both real-money or free-play modes which include:

  Sports Betting: Considered the largest and most well-known industry segment offering both pre-match and live in-game betting events on a wide variety of sports.
  Online Casino: includes the following:
▪	Traditional Online Slot Games: Automated (using random number generated (“RNG”)) casino games and slot machines.
▪	Traditional Online Table Games: Table games such as roulette, blackjack and baccarat.
  Poker: Texas Hold’em and Omaha in both cash and tournament formats.
  Bingo and Skilled and Interactive Games: Games that are programmed with a random number generator to ensure constant fairness for all parties. These games include card games such as tresette (3 Sevens), scopa (Sweep) and briscola (Trump).
  Virtual Sports Betting: Various computer generated sport and racing events that are programmed with a RNG.
  Horse Racing: Live track horse racing events.

Our land-based locations generally offer only sports betting, virtual sports betting and horse racing.

Current Markets, Other Services and Facilities

In addition to complementing gaming offerings originally provided by our acquired operators with our Newgioco branding, we intend to add new products and services with the assistance of gaming specialists, software providers and market research professionals, such as we have done with our acquisition of VG. We believe that we can generate additional revenues by establishing more marketing centers and web-shops.

We currently service approximately 100,000 online user accounts and estimate that our online user base will continue to further increase based on projections of both organic growth and acquisitions of existing operators. In addition, we also service an indeterminate number of walk-in customers at our physical locations throughout Italy. And, subject to licensing requirements in each state, we also expect to begin to penetrate the U.S. market in 2021 with our first planned real-money location live in Washington, DC.

Our client’s range in age from ages 18 through 79 and are a mix of 70% male and 30% female. In addition, we separate our revenue source by (a) sports betting, (b) casino and card game betting and (c) poker. Our in-house analysis indicates that sports betting and casino games are more popular than poker and other card games among our customer base. Furthermore, sports betting is our most profitable revenue stream yielding the highest percentage of our gross gaming revenue at 51% of revenues, which is representative of industry metrics when measured by completed sports seasons on a year over year basis. Our second largest source of revenue is currently casino followed by poker. We anticipate a shift in revenue in the future and that our largest source of our future revenue growth will be from B2B2C, which is expected to have the highest gross margin followed by sportsbook, casino and poker.

Our internal analysis further indicates different gaming patterns among our male and female online users. Male players prefer sports-bets, while approximately 10% of them also explore casino and poker. Conversely, female players prefer casino and bingo while approximately 1% try our other games such as poker, sports-betting or lotteries.

Most of our users are currently located throughout Italy with the highest concentrations in larger centers such as Rome and Naples.

We expect that users from any operators that we acquire will continue to utilize our services and anticipate that any operators we acquire will have existing revenues from users who frequent their establishments and venues or use their gaming websites. In addition to acquiring customers through the acquisition of operators, we intend to obtain additional licenses and pursue contracts and relationships with other operators that we believe will attract and secure new users as we increase our customer base globally.

Revenue Streams

Our revenue streams primarily consist of transactional income and service revenue. We generate transactional revenue through collection of bets from sports wagering and gaming from online betting and land-based betting shops located throughout Italy through our current subsidiaries Multigioco acquired on August 15, 2014 and Ulisse acquired July 1, 2016, and we generate service revenue from providing our Platform services to third party operators on a B2B basis through our subsidiary, Odissea acquired July 1, 2016. We also generated transactional revenue through our prior subsidiary Rifa until it was amalgamated into Multigioco with effect on January 20, 2020. As we increase our customer base in Italy, our handle in our Italian operations reached approximately $454 million by the end of 2019 and $574 million by the end of 2020. In addition, our revenue during the year ended December 31, 2019 included revenue generated by VG acquired January 30, 2019, for 11 months of the year ended December 31, 2019, consisting of royalties invoiced for the sale of virtual games through authorized agents. We generated revenue of approximately $37.3 million for the year ended December 31, 2020 and approximately $35.6 million for the year ended December 31, 2019, respectively, substantially all of which was generated from revenue from operations or services provided in Italy. For the years ended December 31, 2020 and 2019, net gaming revenues represented 99.6% and 98.9% respectively of our revenue and Platform and service revenue represented 0.4% and 1.1%, respectively of revenue.

Gaming revenues

Revenues from sports-betting, casino, cash and skill games, slots, bingo and horse race wagers represent the gross pay-ins (also referred to as turnover) from customers less gaming taxes and payouts to customers. Revenues are recorded when the game is closed which is representative of the point in time at which we have satisfied its performance obligation. In addition, we receive commissions from the sale of scratch tickets and other lottery games. Commissions are recorded when the ticket for scratch off tickets and lottery tickets are sold.

Betting platform

Revenues from the Betting Platform include license fees, training, installation, and product support services. Revenue is recognized when transfer of control to the customer has been made and our performance obligation has been fulfilled. License fees are calculated as a percentage of each licensee’s level of activity and are contingent upon the licensee’s usage. The license fees are recognized on an accrual basis as earned.

Mobile Browser Application

Based upon customer demand for improved performance, speed, and ease-of-use for sports betting on mobile devices, we engaged a dedicated internal team of engineers to this distribution channel and have already launched and intend to continue to launch several new and innovative features.

Our next-generation mobile browser and application based betting solution on our Elys Platform is constantly evolving and being customized for deployment in each specific country market. The mobile solution is dedicated to improving the user experience with respect to sports betting with a unique modular design that allows quick go-to-market with plug-and-play features, we have the ability to tailor the mobile app to each market, including specific look and feel features, while end users quickly get to the desired bet ticket with just a few clicks. The modular architecture design of our mobile platform includes features inherent in the leading-edge Material Design framework developed by GoogleTM in 2014. Material Design is a visual language that synthesizes the classic principles of good design with the innovation of technology and science allowing the flexibility to quickly create new layouts for a variety of both enterprise brands and chain store locations, private brands and applications to add other features such as loyalty rewards for restaurants and cruise lines, push marketing for customer acquisition and retention and importantly, the ability to offer both online and land-based betting distribution under a variety of gaming regulations.

Our Websites

We own our branded url (uniform resource locator) newgioco.it that we operate in accordance with the ADM GAD licensing requirements either directly or through white label websites with online customers, or alternatively, contract the websites to third party agents or promoters operating webskin urls under the licensed website. Our licensed gaming website, newgioco.it, currently processes live and virtual sports bets and mobile betting transactions through our Platform, while online casino and poker are provided under a third-party service provider agreement with Microgame SpA, and lotto products are provided by Lottomatica SpA.

We also own our branded url newaleabet.net that we operate under our Austrian Bookmaker license where we currently process live and virtual sports bets and mobile sports betting transactions through our Platform.

Both gaming websites are tailored for the Italian market and Odissea provides and operates all aspects of our online gaming websites including servers, routers, software development, sportsbook trading, telephone betting, licensing, website hosting, payment solutions, security, and gaming related customer support needs.

The branded website newgioco.it serves both players directly and web-shops (i.e., internet café’s) through the online channel of our Platform. There are some variations in website style because we offer different services through distinctive marketing campaigns:

  newgioco.it is mainly devoted to marketing for shops, including marketing with respect to campaigns, branding, and proposals/marketing for prospective operators to become a “Newgioco shop” and is the landing page for all white-label websites. A landing page refers to a webpage that is generally owned by a promoter (which can also be referred to as a betting shop) which redirects their marketing (social network, friends or other forms of marketing) to this main webpage. Apart from a few advertisements, the landing page links patrons to sign-up or register directly on the newgioco.it main page except that a promotional code is tied to the link, such that the web promoter can funnel its marketing through a subnet. In the case of Italy, the entire subnet (a subnet is a logical grouping of connected network devices; nodes on a subnet tend to be located in close physical proximity to each other such as on a LAN) must be connected to the ADM network (and all games offered through the network) must be certified and approved by SOGEI (an entity authorized to conduct such certification and approval by the Italian Ministry of Finance).

Our newgioco.it website offers wagering in many categories of sports events. We intend to capture a larger share of the Italian sports betting market by focusing on the Serie A, Serie B, and Serie C soccer matches as well as virtual sports betting, online poker, online casino and slots, skill games, and Italian horse racing through agent-based sales campaigns.

Our direct sales campaigns aimed at end users and agent based sales campaigns are offered through white-label pages or webskins that direct gaming transactions through our licensed website newgioco.it. We currently operate eleven such webskins as follows:

● originalbet.it	● timetobet.it
● lovingbet.it	● quibet.it
● tecknogame.it	● fullmatchnew.it
● clubgames.it	● newbetlive5k.it
● gamesmart.it	●guadagnomatematicobet.it
● 782xbet.it

  webskins or white-label pages are dedicated to the end-user, or player, and focus on regional campaigns and gaming offerings directed at local players, such as welcome bonuses, poker rake rebate for poker players, etc. A white-label page is a complete gaming website (similar to the main website of the licenser (in our case Multigioco)) but with the interface and logo of the promoter. The promoter earns fees based on a percentage of the handle (turnover) generated through their website.

In relation to the third-party websites, the promoter (“partner”, “shop”, “agent” or “promoter”) is responsible for marketing strategies, administration and costs. The promoter may utilize special promotions, draws and incentives to drive players to their website to increase gaming handle (turnover) or visits. Generally, these regional promoters operate in areas that are remote or distant from our central operations based in Rome. Therefore, some promotions may be tied to local events in the jurisdictions surrounding the “home base” of the promoter rather than originating from our main operations. The relationship with local shops and players from the promoter region remains with the promoter since there may be regional nuances that attract their clientele to our gaming offerings. Notwithstanding the foregoing, the gaming business is owned by the underlying licensor (i.e., Multigioco) and is included in our overall financial results as gaming handle (turnover).

The promoter does not have direct access to our client gaming accounts and is therefore not legally responsible or liable for maintaining gaming account balances. Instead, the licensor is legally responsible for compliance and client gaming account control such as anti-money laundering, know-your-client and minimum age restrictions, and is also required to ensure that all payouts due to players are credited to each players’ gaming account and are available to players within seven business days of the completion of the play.

In the Italian market, our websites are only published in Italian. We may include additional languages if we determine that such services are commercially viable and if we agree to pay the related development fees. We currently have plans to expand our websites to include additional languages in the future.

Although we have a diverse portfolio of product and service offerings through our websites, we intend to focus on creating in-house cost savings and synergies by undertaking strategic acquisitions of competing webskin operators and to operate them under our Newgioco branding. We intend to replicate our successful operational model developed in the regulated Italian market through the U.S. and into other international markets.

Information contained on our website is not incorporated by reference into, and does not form any part of, this registration statement. We have included our website address as a factual reference and do not intend it to be an active link to our website. Our Annual Reports on Form 10-K/10-K/A, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the investor relations page of our internet website as soon as reasonably practicable.

Intellectual Property

We do not own any patents or have any patent applications pending in Italy or any other jurisdiction. As a result of our acquisitions of Multigioco, Rifa and the gaming assets of Newgioco Srl, we obtained the rights to the domestic distribution brand known throughout Italy as New Gioco, and in July 2015, we obtained a trademark on the brand and logo for New Gioco. Our prior subsidiary Rifa was amalgamated into Multigioco with effect on January 20, 2020.

As a result of the acquisition of Odissea, we obtained the intellectual property and technical know-how behind our Elys betting Platform.

We also have proprietary rights to a number of trademarks, service marks and trade names used in this registration statement which are important to our business including “NewAleabet”, “OriginalBet”, “LovingBet” and “Elys.”

Research and Development

We are continually updating the Platform and the products that we offer. We incurred expenses in the amount of approximately $1.7 million and $0.4 million for each of the years ended December 31, 2020 and 2019, respectively for research and development. We expect that expenses we incur for development and improving our betting software to be continuous recurring research and development expenses.

Industry Overview

See the section entitled COVID-19 Update found elsewhere in this registration statement for additional information regarding the impact of the COVID-19 pandemic on our industry.

Overview of the Italian Leisure Betting Industry

Leisure betting describes consumer entertainment products such as purchase of lottery tickets, scratch off tickets, sports betting and online casino, which customers play on a daily or regular basis.

Gambling has been culturally rooted since Roman times, and as such, Italian gaming laws are governed by a well-defined set of regulations which are considered to be some of the most advanced and robust regulations in the world. The ADM has created a barrier to entry into the gaming industry in Italy through its implementation of processes and regulations aimed at consolidating and reducing the number of licenses including, but not limited to, increased insurance requirements, increased minimum number of locations.

Overview of the Global Leisure Gaming Market

The easing of government regulations on sports betting is expected to be a primary growth driver for the global online gambling market. We believe that the tax revenue in addition to increase in employment opportunities derived from online gambling will motivate governments around the globe to legalize online gambling. In May 2018, the U.S. Supreme Court ruled that the national ban on sports betting (PASPA) was unconstitutional, paving the way for states to enact laws authorizing sports gambling.

The future of sports betting in the United States looks very promising in 2021. Despite the sudden COVID-related suspensions of nearly all sports from March to early summer of 2020, the first two years since the repeal of PASPA still saw growth for legal sports betting, both in terms of market expansion in legal states and new legislation paving the pathway to regulated sports betting in additional jurisdictions.

As of February 2021, twenty-one jurisdictions (including the District of Columbia) have some form of legal sports betting available. Five others, including the Washington and North Carolina, have authorized legal sports betting but not yet opened their market. Larger markets such as California, Texas, and Ohio remain uncertain at this time.

The global online gambling market is gaining popularity in Europe, the Middle East and Africa (EMEA) because online sports betting sites generate substantial revenues for governments. Their significant contribution to national revenues is encouraging several countries to legalize online gambling.

The global online gambling market is characterized by the presence of several vendors competing to gain market dominance. Some small vendors are operating only in specific product verticals such as casino and lottery, while other vendors are operating in multiple areas including poker and sports betting. The growth opportunity for these vendors is increasing due to the rise in the number of online gambling providers and improved access to the internet around the world, as well as the increase in the number of players.

Certain key vendors in the global online gambling market are:

● Bet 365 (Hillside Group);	● bet-at-home.com;
● The Stars Group (formerly Poker Stars);	● GVC Holdings;
● Paddy Power Betfair: (now merged with Stars Group);	● Ladbrokes Coral Group: (now merged with GVC Holdings);
● DraftKings;	● GAN Limited
● 888 Holdings;	● IGT/GTECH Lottomatica SpA, and
● William Hill;	● Kindred (Unibet Group).

Other notable product vendors in the market also include Betsson, Gamenet/Intralot/Goldbet, Camelot Group, Genting UK, NetEnt, Playtech (acquired Snaitech), and Rank Group. See “Competition” below for additional information on major operators in Italy.

The sports betting segment is expected to grow with the increased popularity of global soccer sporting events such as the FIFA World Cup and ongoing global growth of cricket and rugby tournaments. In addition, online betting is popular in many sports events that take place around the globe including basketball, horse and greyhound racing, ice hockey, baseball, golf, tennis and American football. Sports betting is becoming more popular due to the expansion of wagering on these sports through online channels.

Competition

Competition in the leisure gaming industry is moderate with operators competing for customers in various geographic markets. These include online operations of “land- based” casino operators, poker rooms, sports/race books, bingo, skills games, lottery, betting exchanges as well as internet or web only based operators. The global reach of the internet together with the abundant supply of games and operators means that users can easily switch gaming platforms and operators, thereby increasing competition. Government and other regulations make it more difficult for operators to expand their footprint in certain markets leading to the consolidation of operators in such markets, while the easing of regulations in some markets has permitted more operators to expand to new marketplaces.

We compete with several private and publicly listed companies that provide land-based and/or online gaming, many of which have greater sources of financing, greater name recognition and have been engaged in the industry longer than we have. In addition, current land-based casino competitors, many of which have longer operating histories, greater brand recognition and greater financial and other resources than us, may provide Internet gaming services in the future.

  Lottomatica: focused on providing software and services on the Internet, lottery and sports betting market. Lottomatica was recently acquired by Gamenet;
  Gamenet: large gaming operating with a range of products and services from online casinos, sport betting and gaming machines;
  Snaitech: (recently acquired by Playtech) an Italian corporation that deals with the management of betting odds and horse racing contests;
  Sisal: (wholly owned by CVC Capital Partners) one of the oldest Italian gaming companies offering Internet betting, lotteries, poker and casino, slots and arcade games;
  GVC Holdings/BWIN: one of the largest online gaming companies in the world focused primarily on sports betting, as well as online casino and poker;
  Ladbrokes/Gala Coral Group/Eurobet: a UK based betting and gambling company which was acquired by GVC Holdings in March 2018;
  Bet365 (Hillside Media): a UK based online gambling company offering sports betting, poker, casino, games, and bingo, as well as video streams of sporting events;
  PaddyPower/Betfair (Flutter Entertainment): is a London Stock Exchange listed company and a constituent of the FTSE 100 Index. The company is a bookmaking business created by the merger of Paddy Power and Betfair, and operates under various brands including Betfair, Paddy Power, Sportsbet, TVG and FanDuel;
  The Stars Group (PokerStars): a Canadian online gaming company formerly known as Amaya Gaming Group produces and offers online gaming products and services including poker, casino and sportsbook through its online gaming division, Stars Interactive under the brands PokerStars, PokerStars Casino, BetStars and Full Tilt Poker and in May 2020, The Stars Group completed its merger with Flutter Entertainment;
  888 Holdings: a multinational online gambling company which operates several international gambling websites including 888casino (one of the oldest online casino websites); 888poker and 888bingo; and
  William Hill: a UK based bookmaker founded in 1934 is listed on the London Stock Exchange and a constituent of the FTSE 250 Index operates an online sportsbook and offers online casino games, ‘skill games’, online bingo and online poker. The company operates approximately 2,300 betting shops and employs over 16,000 people worldwide.

Government Regulations

We conduct business in a number of jurisdictions, of which Italy has historically contributed the most significant recurring gaming revenue, while our VG subsidiary operates as a vendor or supplier to the gaming industry in such other jurisdictions. We are subject to various government regulations in the jurisdictions in which we currently operate or intend to operate in as set forth below. Current and future laws and regulations may impede the growth of regulated online and land-based gaming and wagering. Any noncompliance with the various laws and regulations that our operations are subject to may harm our business and results of operations.

Italy

Italian operation of land-based and online gaming activities requires a license awarded by the ADM. The ADM is responsible for, among other things:

  regulating games and enforcing relevant regulatory provisions;
  issuing licenses, and supervising compliance by licensees;
  monitoring the distribution of gaming services; and
  collecting gaming taxes.

There are currently two main categories of licenses (land-based and online) issued or awarded by the ADM in three series:

  Series 1 first issued by legal decree in 1992, renewed in 2009 under the Abruzzo decree and are colloquially branded as “Monti” licenses, that expired in 2016 and are expected to be called for renewal tender between 2021 and 2023;
  Finance Act series which were awarded by tender in 2006 and are known as “Bersani” Licenses that expired in 2016 and are expected to be called for renewal tender between 2021 and 2023; and
  New series Gioco a Distanza (Games at a Distance) (“GAD”) issued by application process under the Comunitaria decree in 2010 expire in 2021 and are expected to be renewed through a license tender auction.

The Monti and Bersani licenses provide distribution authorization to operate both Negozio Sportivo (agency) and Punto Sportivo (corner) land-based establishments as well as GAD online (web-based) distribution. Land-based Monti licenses and Bersani licenses are subject to and expected to be consolidated under a new decree at renewal auction which is expected to be called for renewal tender between 2021 and 2023, to match up with the limited number of Comunitaria Series GAD licenses expiring in 2021.

We currently hold, through our subsidiaries four gaming licenses upon which our business is dependent: (i) a Bersani license, (ii) a Monti license, (iii) a GAD license and (iv) an Austrian bookmaker license. Our Italian Bersani, Monti and GAD licenses are issued by the ADM, while our Austrian bookmaker license is issued by the Austrian Gambling Authority (BMF). Each Italian license is typically valid for a term of nine years while the Austrian license has a lifetime duration and, in both cases, can be terminated if we fail to comply with required regulations in each country. The renewal process for the Bersani license and Monti license, is a call to tender auction process held at the same time for all licensees approximately once every nine years with the highest bidders being awarded not only licenses but rights to operate a certain number of land-based locations. In addition, the maximum number of land-based license rights that any one operator may bid on at auction is 20% of the total market being auctioned.

Each of the Bersani and Monti land-based licenses allow us to offer specific gaming products through physical retail locations that require one license right per each physical location. The rights granted under the Bersani and Monti licenses are not fixed to any specific physical location and can be moved at the discretion of the licensee to any physical address so long as the physical address has a police issued municipal license (as prescribed by article 86, paragraph 3, of the Italian Unified Text of Public Security Law (TULPS)) to sell gaming products and so long as the physical locations meet the ADM requirements, most of which are zoning requirements that require that the location is situated at a minimum distance from schools, churches and ATM’s and banks. Multigioco currently holds one land-based Bersani license with seven corner location rights that was issued to it in 2006, and one land-based Monti license with three agency location rights that was issued to it in 2010. Each of the Monti and Bersani licenses held by Multigioco expired in 2016. Although both of these land-based “concession” series of licenses expired for all Italian licensed operators in 2016, the ADM has granted a letter of authority which permits us to continue our land-based operations in Italy until the government holds the next organized auction for the renewal of licenses, which is expected to take place between 2021 and 2023.

By extending the pre-2016 concession licenses, the ADM has instituted an environment that authorizes licensed Operators to continue operating until the next license renewal auction. In this regard, certain non-Italian, European-based operators have commenced civil proceedings in the European Court of Justice against the ADM’s efforts to prohibit access to the regulated Italian betting market by foreign operators. The outcome of these proceedings and the effect on our business in the Italian market are presently unknown.

For a description of the risks associated with the licenses and their renewal see the Risk Factors. Our failure to successfully acquire the requisite number of location rights we desire at the renewal auction in Italy may adversely impact our business. In such event, we will most likely either acquire rights in the secondary market from someone selling rights they acquired at auction at prices which are typically higher than the auction prices of the ADM or open additional web-shops, which will be less expensive but also have lower profit margins than the land-based operations.

Multigioco was awarded a Comunitaria Series GAD license by the ADM in 2011. The licenses provide Multigioco the right to:

  offer gaming products that ADM authorizes for deployment in Italy through online channels which include websites and apps displayed on a PC, tablet or mobile phone;
  enter into licensing, joint venture and acquisition agreements with shops and private enterprises as concessionaires that provide various local services such as convenience stores, bars, cafes, and restaurants in Italy;
  establish web cafe`s as permitted by the regulations enforced by the ADM regional office within Italy; and
  take such steps such as know your client (“KYC”) and anti-money laundering controls (“AML”) that are deemed necessary to develop the business of regulated gaming in Italy.

An online account allows a player to fund an account through a variety of electronic payment channels such as credit cards, ATM/debit cards and bank wires. The GAD license allows us the opportunity to open an unlimited number of web-shops and to close any of the web-shops that we open in our sole discretion. We currently operate approximately 1,000 web-shops throughout Italy. Our GAD license expires on June 15, 2021 and can be renewed provided that we have not violated any regulations. Although we believe that we will be able to renew this license through a tender notice process, no assurances can be given that the renewal will be timely, if at all.

Ulisse holds one Austrian bookmaker license that it was issued in June 2018 which has no termination date but may be terminated or cancelled by the regulator if Ulisse fails to comply with any regulations. In accordance with established inter-European business principles that permit the formation and operation of business within EU state members, we currently operate gaming websites and 110 CTD retail locations in Italy under our Austrian bookmaker license. All 110 CTD retails locations were closed for the greater part of 2020 due to the COVID-19 restrictions, and it is currently unknown if or when any of the locations will re-open as CTD locations. We made a strategic business decision to transfer the Ulisse customer relationships to Multigioco during the 2021 year, operating under the Multigioco licenses and platform, focusing our Ulisse operations on the Austrian and other European markets.

In addition, our software Platform has been certified for use in Italy in accordance with the ADM requirements by Quinel M. Limited, an international technology auditor that conducted an audit of the Platform in June 2017. The purpose of the certification is to prove the effectiveness and accuracy of communications between the supplier interface and the user/operator interface. Any updates to the software or changes to key functions that we implement, require recertification, for which there can be no assurance that our software will qualify.

As a result of ongoing proceedings in the European Court of Justice regarding the application of Italian regulation for wagering under the Intra-EU model since the past renewal date of June 30, 2016 the ADM has imposed a moratorium on the issuance of new sports betting licenses and standardization of regulations. In the interim, the ADM is delaying the Italian license renewal process and has temporarily instituted operating authorizations for pre-2016 concessions that allow operators, including Multigioco, to continue to operate until the next license renewal is announced and concluded. The outcome and duration of this process is presently unknown.

United States

There is no federal United States legislation that explicitly addresses the legality of online gambling. However, there are several acts that impact online gambling.

The Federal Wire Act of 1961 makes the placing of sports bets over the telephone illegal. The Federal Wire Act of 1961 does not explicitly refer to online gambling, leaving its applicability to on online gambling open to interpretation.

The Unlawful Internet Gambling Enforcement Act of 2006 (“UIGEA”) prohibits any person engaged in the business of betting or wagering from knowingly accepting payments related to unlawful bets or wagers transmitted over the Internet. While the UIGEA does not define online gambling as being illegal, the UIGEA instructs the U.S. Treasury Department and Federal Reserve to impose obligations upon financial institutions and other payment processors to establish procedures designed to block online gaming-related financial transactions. It also expressly requires Internet bets and wagers to comply with the law of the jurisdiction where the wagers are initiated and received (i.e., within state borders). As a result of the UIGEA we may not accept bets received by use of wire communications facilities, including telephones and computers, unless such bets originated and terminated in jurisdictions where such betting or wagering is legal.

In May 2018, the U.S. Supreme Court ruled that the Professional and Amateur Sports Protection Act (the “PASPA”) was unconstitutional as it violated the Tenth Amendment prohibition against forcing states to implement federal laws. Enacted in 1992, PASPA generally prohibited states from authorizing, licensing or sponsoring betting on competitive games in which amateur or professional athletes participate. PASPA did not make sports betting a federal crime; but rather, it allowed the attorney general for the Department of Justice, as well as professional and amateur sports organizations, to bring civil actions to enjoin violations of PASPA. The U.S. Supreme Court decision opens the door for all states to legalize and regulate sports gambling within their borders. States such as Nevada, New Jersey, Delaware, West Virginia, Rhode Island, Pennsylvania, Arkansas, Montana, Illinois, Indiana, Iowa, Tennessee, New York, New Mexico, New Hampshire, North Carolina, Oregon, Michigan, Mississippi, Colorado and the District of Columbia have passed laws that were ready to be enacted once the federal ban on sports betting was lifted. In addition, additional states including Maine, California, Connecticut, Louisiana, South Carolina, Oklahoma, Kansas, Missouri, Kentucky, Ohio and Maryland are considering active bills.

United Kingdom and European Union

The United Kingdom and certain European Union countries such as Germany, France, Spain and Greece have enacted online gaming laws and regulations. To the extent that we operate in any of these jurisdictions, our operations will need to be in compliance with the laws and regulations of such jurisdiction.

Additional Government Regulations

We are subject to general business regulations and laws which cover among others, taxation, virtual currencies, identity theft, account management guidelines, privacy, disclosure rules, security and marketing.

Human Capital Resources

As a multinational company our business success is dependent upon our global workforce which spans six countries. As of December 31, 2020, we employed one person directly located in Canada, and two people in the United States and engaged three persons as independent contractors, while our subsidiaries Multigioco employed 38 full-time employees located in Italy, and approximately 12 independent contractors and sales agents, Odissea employed 7 full-time employees located in Austria and 20 contractors, Ulisse employed 10 full-time employees and Virtual Generation employed 11 full time employees between Italy, Malta and its international offices. Approximately 40% of our employees are part of our technology team and 60% are involved in finance, general management and other administrative functions. None of our employees are covered by a collective bargaining agreement, and we consider our relations with our employees to be very good. Although, management continually seeks to add additional talent to its work force, management believes that it has sufficient human capital to operate its business successfully. Our recruitment programs are regionally focused, and hiring is done at a local level to ensure compliance with applicable regulations.

We also offer our employees a compensation packages with premier health and welfare programs for employees and family members. In addition, every employee is eligible for equity awards to share in the Company’s financial success. Our unlimited paid time off programs enable our workforce to enjoy personal time away from their job responsibilities.

In early March 2020, we implemented a safe work plan to protect the health of our employees in response to the COVID-19 pandemic, including closing our administrative offices. We have encouraged most of our employees to work from home, and in the meantime, we have implemented health and safety protocols in our administrative offices to ensure that we are ready for the safe return of our employees to our offices when the time comes. In order to ensure the success of our employees during the shift to remote work, we developed training resources for managers to ensure they had the proper skills to lead remote teams and provided training to employees on how to be effective while working remotely.

COVID-19 Update

As result of the global outbreak of the COVID-19 virus, on March 8, 2020 the Italian government issued a decree which imposed certain restrictions on public gatherings and travel, and closures of physical venues that included betting shops, arcades and bingo halls across Italy, which measures continue in effect as of the date of this registration statement. Accordingly, we had temporarily closed approximately 150 betting shop locations throughout Italy as a result of the decree until May 4, 2020.

On March 10, 2020 the Italian government imposed further restrictions on travel throughout Italy as well as transborder crossings and have either postponed or cancelled most professional sports events which has had an effect on our overall sports betting handle and revenues and may negatively impact our operating results.

On June 19, 2020 all land-based betting shops, including corner locations such as coffee shops throughout Italy temporarily reopened until November 2020 when the Italian government imposed new lockdowns that currently remain in place. The closing of physical betting shop locations did not affect our online and mobile business operations which has mitigated some of the impact. To date, due to the global resurgence of COVID-19 cases, all betting shops remain closed for business, however the Italian Government is closely monitoring the pandemic and has indicated that although it is important to keep the economy operating, it will not remove the restrictions on social gatherings, which may affect the potential reopening of some of our land-based locations.

Corporate Information

Elys Game Technology, Corp. is a Delaware corporation incorporated on August 26, 1998. On November 2, 2020, we filed a Certificate of Amendment (the “Certificate of Amendment”) to our Certificate of Incorporation to reflect our corporate name change from “Newgioco Group, Inc.” to “Elys Game Technology, Corp.”. On November 6, 2020, we filed a Certificate of Correction (“Certificate of Correction”) to the Certificate of Amendment to correct and delete the errant references in the Certificate of Amendment regarding a stockholder meeting.

We currently maintain an executive suite located at 611 Gateway Blvd., Suite 210 San Francisco, CA, 94080, and a Canadian office at 130 Adelaide St. West, Suite 701, Toronto, Ontario, M5H 2K4, Canada. The offices of our wholly-owned subsidiaries are located in Canada, Italy, Malta, Colombia and Austria. Our current subsidiaries include: Multigioco Srl (acquired on August 15, 2014), Ulisse GmbH and Odissea Betriebsinformatik Beratung GmbH (both acquired on July 1, 2016), Virtual Generation Limited (acquired on January 30, 2019), Newgioco Group, Inc. (Canada) formed on January 17, 2017 for potential future operations in Canada, Elys Technology Group Limited, a company organized under the laws of Republic of Malta on April 4, 2019 for future business opportunities in Europe, Newgioco Colombia SAS, a company organized under the laws of Colombia on November 26, 2019 to develop our operations through South and Central America, and Elys Gameboard Technologies a limited liability company organized in the State of Delaware on May 28, 2020 to develop our U.S. business operations. Our prior subsidiaries included, Rifa Srl from January 1, 2015 that was amalgamated into Multigioco with effect on January 20, 2020 and Naos Holding Limited a non-operating holding company from January 30, 2019 that was discontinued with effect on December 31, 2019. Our telephone number is 1-628-258-5148. Our corporate website address is www.elysgame.com. The information contained on our website is not incorporated by reference into this registration statement, and you should not consider any information contained on, or that can be accessed through, our website as part of this registration statement or in deciding whether to purchase or sell our securities.

We have proprietary rights to a number of trademarks, service marks and trade names used in this registration statement which are important to our business including “New Gioco”, “NewAleabet”, “OriginalBet”, “LovingBet” and “Elys”. Solely for convenience, the trademarks, service marks and trade names in this registration statement are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. All other trademarks, trade names and service marks appearing in this registration statement are the property of their respective owners.

MANAGEMENT AND BOARD OF DIRECTORS

Directors, Executive Officers and Corporate Governance

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified or they have resigned. The officers of our company are appointed by our Board of Directors and hold office until their death, resignation or removal from office.

Our current directors and executive officers, their ages and their positions, as of the date of this registration statement, as follows:

Name	Age	Position
Michele Ciavarella	59	Executive Chairman of the Board of Directors
Matteo Monteverdi	50	Chief Executive Officer and President
Alessandro Marcelli	47	Vice President of Operations
Luca Pasquini	55	Vice President of Technology and Director
Mark Korb	53	Chief Financial Officer
Franco Salvagni	45	Vice President Land-based Operations
Beniamino Gianfelici	75	Vice President Regulatory Affairs
Gabriele Peroni	57	Vice President Business Development
Paul Sallwasser	67	Director
Steven A. Shallcross	59	Director
Philippe Blanc	59	Director

Family Relationships

Alessandro Marcelli is the son-in-law of Beniamino Gianfelici and spouse of Doriana Gianfelici, the founders of Multigioco.

Executive Officer and Director Biographies

Michele Ciavarella – Executive Chairman of the Board

Michele Ciavarella has served as our Executive Chairman of the Board since December 30, 2020 and served as our Chairman of the Board of Directors since June 26, 2019. From June 2011 until December 30, 2020, he also served as our Chief Executive Officer. In addition, Mr. Ciavarella has served our company in various roles and executive capacities since 2004 including President, Chief Executive Officer and Director of Operations. From 2004 to 2011, Mr. Ciavarella was engaged in senior executive and director roles for a variety of private and publicly listed companies including Kerr Mines Ltd. (formerly known as Armistice Resources Corp.), Firestar Capital Management Corporation, Mitron Sports Enterprises, Process Grind Rubber and Dagmar Insurance Services. He also served as the Business Development Officer for Forte Fixtures and Millwork, Inc., a family owned business in the commercial retail fixture manufacturing industry from January 2007 until October 2013. From 1990 until 2004, Mr. Ciavarella served as a senior executive, financial planner, life insurance underwriter and financial advisor for Manulife Financial Corporation and Sun Life Financial, Inc. Mr. Ciavarella received his Bachelor of Science degree from Laurentian University in Sudbury, Ontario. Mr. Ciavarella has been focused on incubating and executing on business building strategies for the last 25 years.

We believe that Mr. Ciavarella is qualified to serve as a member of our Board due to his practical experience in a broad range of competencies including executive, financial and operational application of lean business process management, extensive c-level and board level experience, leadership skills and diversified industry experience combined with a track record of growing businesses, both organically and through acquisitions and joint ventures.

Matteo Monteverdi-President and Chief Executive Officer

Matteo Monteverdi has served as our President since September 21, 2020 and as our Chief Executive Officer since December 30, 2020. Prior to his appointment as President, Mr. Monteverdi had served as an independent strategic advisor to the Company from March 2020 until September 21, 2020. Mr. Monteverdi has extensive industry leadership experience, having served as U.S. President of Sportradar from April 2018 to February 2020, and as IGT Senior Vice President of Global Digital Products from 2015 to 2018. Previously from 2012 to 2015 he was GTECH Senior Vice President of iGaming. He also served as President of Lottomatica Betting and Interactive from 2010 to 2012. Mr. Monteverdi holds an MBA from SDA Bocconi in Milan, Italy, a Law Degree from Università Degli Studi in Milan, Italy and a specialization in Marketing from Stanford Graduate Business School. Mr. Monteverdi has developed a firm understanding of the unique technological capabilities of the Company’s Elys betting platform and has established a strong rapport with the Company’s current management team.

Alessandro Marcelli – Vice President Operations

Alessandro Marcelli served as our Vice President of Operations since 2014 and served as our President from 2014 to 2017. Mr. Marcelli has more than 20 years of professional experience in the technology industry having a broad range of applicable cross-border experience including a key role as Project Manager of Software with NATO in 1996 working within the Turkish Army. He was employed with Vodafone Group plc from 1997 through 2010 as manager of the operational and maintenance center for central and south Italy operations.

Mr. Marcelli has extensive experience in communications, team building as well as management skills in fast changing environments. Mr. Marcelli has been the Managing Director of Multigioco since 2017 and has been instrumental in its growth, expanding the Newgioco/Multigioco brand to approximately $450 million in gross annual gaming turnover during his tenure.

Luca Pasquini – Vice President Technology and Director

Luca Pasquini has served as a member of our Board and our Vice President Technology since August 2016. Mr. Pasquini brings 30 years of information technology experience and has served as team leader, service manager and project manager in various software and technology development projects. Since 2013, Mr. Pasquini has served as co-founder and Chief Executive Officer of Odissea Betriebsinformatik Beratung GmbH where he was instrumental in the engineering and creation of a powerful, state-of-the art sports betting and gaming technology system. From 2011 to 2013, Mr. Pasquini served as IT Manager of GoldBet sportwetten GmbH where he provided executive oversight of technology adaptation and software development. Mr. Pasquini has also been instrumental in assembling a solid team of gaming specialist software engineers that have developed our innovative bookmaker platform and a full suite of gaming products. Mr. Pasquini is a graduate of technical engineering studies at Instituto Superiore Valdarno in San Giovanni Valdarno, Italy.

We believe that Mr. Pasquini is qualified to serve as a member of our Board because of his practical experience in a broad range of competencies including his information technology experience.

Mark Korb – Chief Financial Officer

Mark Korb has served as our Chief Financial Officer on a part-time basis since July 3, 2019. Mr. Korb has over 20-years of experience with high-growth companies and taking startup operations to the next level. Since June 2019, First South Africa Management, a company for which Mr. Korb has served as the Chief Financial Officer since January 2010 has been providing consulting services to us, including the financial expertise required of public companies. First South Africa Management provides financial management and strategic management services to various companies.

From August 2013 until April 2020, Mr. Korb has served as the Chief Financial Officer of Icagen, Inc., a drug discovery company with a focus on neurosciences and rare disease. From 2007 to 2009, Mr. Korb was the Chief Financial Officer and director of Foodcorp (Proprietary) Limited (“Foodcorp”), a multimillion dollar consumer goods company based in South Africa. In his role as Chief Financial Officer, Mr. Korb delivered operational and strategic leadership of Foodcorp of the full group financial function during a period of change including mergers, acquisitions and organic growth. As a board director he cultivated relationships with shareholders, bond holders, financial institutions, rating agencies, and auditors. Mr. Korb was also responsible for leading the group IT strategy and implementation and supervised 16 direct reports including 10 divisional financial directors. From 2001 to 2007, Mr. Korb was the Chief Financial Officer of First Lifestyle, initially a publicly traded company on the Johannesburg Stock Exchange in South Africa, which was then purchased by management which included Mr. Korb. He anchored the full financial function of the group with responsibility for mergers and acquisitions activity, successfully leading the process whereby the company was sold to Foodcorp. Upon completion of the merger, Mr. Korb was appointed as the group Chief Financial Officer of Foodcorp. Mr. Korb is also the Chief Financial Officer to several other companies, including Petroteq Energy Group Limited, a Canadian company engaged in the creation of technology for the environmentally-safe extraction of oil from oil sands and oil shale deposits.

Franco Salvagni – Vice President Land-based Operations

Franco Salvagni has served as our Vice President Land-based Operations since August 2016. Mr. Salvagni has 20 years of experience at the retail level in the Italian gaming business. Since 2013, Mr. Salvagni has served as Area Manager in charge of developing the land-based distribution of the betting shops of Ulisse GmbH in Italy.

Beniamino Gianfelici – Vice President Regulatory Affairs

Beniamino Gianfelici is our founder and has served as our Vice President of Regulatory Affairs since August 2015. He served as a member of our Board from August 2015 until May 2017. Mr. Gianfelici brings over 35 years of experience in gaming operations in Italy along with a wealth of business relationships in a broad range of industries and several key business centers throughout Italy. Prior to establishing Newgioco in 1996 and entering the gaming business, Mr. Gianfelici formed and managed a successful construction enterprise which designed, engineered and constructed a number of prominent buildings in Rome, Italy.

Gabriele Peroni – Vice President Business Development

Gabriele Peroni has served as our Vice President Business Development since August 2016. Mr. Peroni brings 20 years of experience in the online and land-based gaming business. From February 2011 to September 2013, Mr. Peroni was the Senior Sales Manager for GoldBet sportwetten GmbH in charge of business development throughout Italy. In addition, in June 2013, Mr. Peroni co-founded Odissea Betriebsinformatik Beratung GmbH and since September 2013 he has been instrumental to securing a number of significant business-to-business contracts for Odissea.

Paul Sallwasser – Director

Paul Sallwasser was appointed to serve on our Board on June 13, 2019. Mr. Sallwasser is a certified public accountant, joined the audit staff of Ernst & Young LLP in 1976 and remained with Ernst & Young LLP for 38 years. Mr. Sallwasser served a broad range of clients primarily in the healthcare and biotechnology industries of which a significant number were SEC registrants. He became a partner of Ernst & Young in 1988 and from 2011 until he retired from Ernst & Young LLP in 2014, Mr. Sallwasser served in the national office as a member of the Quality and Regulatory Matters Group working with regulators and the Public Company Accounting Oversight Board (PCAOB). Mr. Sallwasser currently serves as the Chief Executive Officer of a private equity fund that is focused on investing in healthcare companies in the South Florida area. Mr. Sallwasser has also served as member of the Board of Directors of Youngevity International, Inc. (“Youngevity”) since June 5, 2017. Youngevity (Nasdaq Capital Market: YGYI) was founded in 1996 and develops and distributes health and nutrition related products through its global independent direct selling network, also known as multi-level marketing, and sells coffee products to commercial customers.

We believe that Mr. Sallwasser is qualified to serve as a member of our Board due to his vast audit and accounting experience, which includes his status as an “audit committee financial expert,” as defined by the rules of the SEC.

Steven A. Shallcross – Director

Steven A. Shallcross was appointed to serve on our Board on June 13, 2019. Mr. Shallcross has also served as a member of the Board of Directors of Synthetic Biologics, Inc. (NYSE American:SYN) since December 6, 2018 and currently serves as Synthetic Biologics’ Chief Executive Officer, a position he was appointed to on December 6, 2018, and as Synthetic Biologics’ Chief Financial Officer. Mr. Shallcross was appointed as Synthetic Biologics’ Interim Chief Executive Officer on December 5, 2017 and has served as its Chief Financial Officer, Treasurer and Secretary since joining Synthetic Biologics in June 2015. Synthetic Biologics is a clinical-stage company focused on developing therapeutics designed to preserve the microbiome to protect and restore the health of patients.

From May 2013 through May 2015, Mr. Shallcross served as Executive Vice President and Chief Financial Officer of Nuo Therapeutics, Inc. (formerly Cytomedix, Inc.). In January 2016, Nuo Therapeutics, Inc. filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware and on April 25, 2016, the Bankruptcy Court entered an order granting approval of Nuo’s plan of reorganization. From July 2012 to May 2013, Mr. Shallcross held the offices of Executive Vice President, Chief Financial Officer and Treasurer of Empire Petroleum Partners, LLC, a motor fuel distribution company. From July 2011 to March 2012, Mr. Shallcross was Acting Chief Financial Officer of Senseonics Inc, a privately-held medical device company located in Germantown, MD. From January 2009 to March 2011, he served as Executive Vice President and Chief Financial Officer of Innocoll AG (formerly privately held Innocoll Holdings, Inc.), a global, commercial-stage biopharmaceutical company specializing in the development and commercialization of collagen-based products. He also served as the Chief Financial Officer and Treasurer of Vanda Pharmaceuticals, Inc. for four years, leading the company through its successful IPO and follow-on offering and previously served as the Senior Vice President and Chief Financial Officer of Middlebrook Pharmaceuticals, Inc. (formerly Advancis Pharmaceutical Corporation). In addition, Mr. Shallcross also served as the Chief Financial Officer of Bering Truck Corporation. He holds an MBA from the University of Chicago’s Booth School of Business, a Bachelor of Science degree in Accounting from the University of Illinois, Chicago, and is a Certified Public Accountant in the State of Illinois.

We believe that Mr. Shallcross is qualified to serve as a member of our Board due to his significant strategic, operational, business and financial experience, an established track record of leading the financial development and strategy for several publicly traded companies and his familiarity with financial matters facing public reporting companies. Mr. Shallcross has a broad understanding of the financial markets, financial statements as well as generally accepted accounting principles.

Philippe Blanc - Director

Philippe Blanc was appointed to serve on our Board of Directors on October 1, 2020. Mr. Blanc has over 34 years of executive business experience in a variety of service, industries including transport, gaming, fintech and consultancy (IT/ERP for Healthcare sector) sectors. From May 2010 to December 2018, Mr. Blanc served as the Chief Financial Officer of Italy Region, a division of International Game Technology PLC (NYSE:IGT). In this context he assumed relevant corporate appointments, from May 2010 to December 2018, he also served as a member of the Board of Directors of Lottomatica Holding S.r.l. From November 2015 to November 2018, Mr. Blanc served as a member of the Board of Directors of LIS SPA, an IT and services company, and from July 2016 to November 2018 served as its Chairman. From March 2014 to April 2017, Mr. Blanc served as the Chief Executive Officer of Cartalis Spa, an e-money company. From May 2008 to April 2010, he served as Senior Vice Chairman -Long Distance Passengers of Egyptian National Railway (ENR) on behalf of FS Italian Railways. Mr. Blanc currently serves as an independent strategic advisor.

We believe that Mr. Blanc is qualified to serve as a member of our Board due to his significant strategic, operational, business and financial experience, an established track record at leading financial development and strategy as a senior executive at his previous positions and his familiarity with financial matters. Mr. Blanc has a broad understanding of the gaming industry, financial markets, financial statements.

Involvement in Certain Legal Proceedings

Except as disclosed herein, no bankruptcy petition has been filed by or against any business of which any director or executive officer was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

No current director has been convicted in a criminal proceeding and is not subject to a pending criminal proceeding (excluding traffic violations and other minor offences).

No current director has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities, with the exception of the specific temporary restrictions that were limited to Canada and were mutually agreed to between Mr. Ciavarella and the Ontario Securities Commission (“OSC”). As previously disclosed with the SEC, in May 2011, Mr. Ciavarella entered into a Settlement Agreement with the OSC relating to unauthorized trading that occurred in his accounts in November of 2004, pursuant to which the OSC acknowledged that Mr. Ciavarella was not involved in, and Mr. Ciavarella acknowledged a failure to monitor the trading in his accounts, and Mr. Ciavarella agreed to not to trade in securities or act as an officer or director of a Canadian public corporation for a period of five years that expired on May 17, 2016. In addition, pursuant to the Settlement Agreement, Mr. Ciavarella made a payment of CDN $100,000 to the OSC for the purpose of educating investors or promoting or otherwise enhancing knowledge and information of persons regarding the operation of the securities and financial markets.

Except as set forth above, no director has been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a code of conduct that applies to all officers, directors and employees, including those officers responsible for financial reporting. The full text of the code of conduct is posted on our website at www.elysgame.com. If we make any substantive amendments to the code of conduct or grant any waiver from a provision of the code of conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website and in a current report on Form 8-K to be filed with the SEC.

Our Board of Directors

Our Board currently consists of five members. Our Board judges the independence of its directors by the heightened standards established by the Nasdaq Stock Market. Accordingly, the Board of Directors has determined that our three non-employee directors, Messrs. Blanc, Sallwasser and Shallcross, each meet the independence standards established by the Nasdaq Stock Market and the applicable independence rules and regulations of the SEC, including the rules relating to the independence of the members of our audit committee and compensation committee. Our Board considers a director to be independent when the director is not one of our or our subsidiaries’ officers or employees or director of our subsidiaries, does not have any relationship which would, or could reasonably appear to, materially interfere with the independent judgment of such director, and the director otherwise meets the independence requirements under the listing standards of the Nasdaq Stock Market and the rules and regulations of the SEC.

Board Committees

Our Board of Directors designated the following three committees of the Board of Directors: the audit committee, the compensation committee and the nominating and corporate governance committee. Charters for each of the three committees is available on our website at https://ir.elysgame.com/corporate-governance

Board Members and Committee Composition	Audit Committee	Compensation Committee	Nominating and Governance Committee
Philippe Blanc	Member	—	—
Paul Sallwasser	Chairman	Member	Chairman
Steven A. Shallcross	Member	Chairman	Member

Audit Committee

Our audit committee is comprised of Messrs. Blanc, Sallwasser and Shallcross. Mr. Sallwasser is Chairman of the audit committee. The primary purpose of the audit committee is to oversee the quality and integrity of our accounting and financial reporting processes and the audit of our financial statements. The audit committee is responsible for selecting, compensating, overseeing and terminating our independent registered public accounting firm. Specifically, the audit committee’s duties are to recommend to our Board of Directors the engagement of an independent registered public accounting firm to audit our financial statements and to review our accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the external auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of our Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles. The Board has determined that each member of the audit committee is “independent,” as that term is defined by the rules of the Nasdaq Stock Market. The Board of Directors believes that each of Messrs. Blanc, Sallwasser and Shallcross qualify as an “audit committee financial expert” (as defined in Item 407 of Regulation S-K).

Compensation Committee

Our compensation committee is comprised of Messrs. Sallwasser and Shallcross. Mr. Shallcross is Chairman of the compensation committee. The compensation committee is responsible for, among other things, reviewing and recommending to our Board the annual salary, bonus, stock compensation and other benefits of our executive officers, including our Chief Executive Officer and Chief Financial Officer; reviewing and providing recommendations regarding compensation and bonus levels of other members of senior management; reviewing and making recommendations to our Board on all new executive compensation programs; reviewing the compensation of our Board; and administering our equity incentive plans. The compensation committee may delegate any or all of its duties or responsibilities to a subcommittee of the compensation committee, to the extent consistent with the Company’s organizational documents and all applicable laws, regulations and rules of markets in which our securities trade, as applicable. The Board has determined that each member of the compensation committee is “independent,” as that term is defined by the rules of the Nasdaq Stock Market.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Messrs. Sallwasser and Shallcross. Mr. Sallwasser is Chairman of the nominating and governance committee. The nominating and governance committee is responsible for, among other things, annually assessing the composition, skills, size and tenure of the Board of Directors in advance of annual meetings and whenever individual directors indicate that their status may change; annually considering new members for nomination to the Board of Directors; causing the Board of Directors to annually review the independence of directors; and developing and monitoring our general approach to corporate governance issues as they may arise. The Board has determined that each member of the nominating and governance committee is “independent,” as that term is defined by the rules of the Nasdaq Stock Market.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own 10% or more of a class of securities registered under Section 12 of the Exchange Act to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by the rules and regulations of the SEC to furnish the Company with copies of all reports filed by them in compliance with Section 16(a).

Based solely on the written representation of our executive officers and directors and copies of the reports they and 10% or more shareholders have filed with the Commission, the following transactions were filed late in the fiscal year ended December 31, 2020:

•	Michele Ciavarella filed one Form 4 late with respect to three transactions.

•	Mr. Philippe Blanc filed one Form 4 late with respect to one transaction and filed one Form 3 late.

•	Mr. Luca Pasquini filed one Form 4 late with respect to nineteen transactions.

•	Mr. Gabriele Peroni filed one Form 4 late with nineteen transactions.

•	Gold Street Capital Corp. filed one Form 4 late with respect to one transaction.

EXECUTIVE COMPENSATION

Set forth below is information for the fiscal years ended December 31, 2020 and 2019 relating to the compensation of each person who served as our principal executive officer and our executive officers whose compensation exceeded $100,000 (the “Named Executive Officers”).

Name and principal position	Year	Salary ($)	Bonus ($)	Award(s) ($)	Stock Compensation ($)	All Other Compensation ($)		Total Compensation ($)
Michele Ciavarella	2020	261,667	465,938		80,023	—		807.628
Executive Chairman of the Board, former Chief Executive Officer	2019	278,750	139,375	—	83,527	—		501,652
Matteo Monteverdi	2020	131,667	54,861		82,006	120,360	(1)	388,894
Chief Executive Officer and President	2019	—	—	—	—	—		—
Luca Pasquini	2020	227,976			27,308	1,030		256,314
Vice President of Technology and Director	2019	223,984	111,992	—	5,833	—		341,809
Alessandro Marcelli(2)	2020	227,976			26,969			254,945
Vice President of Operations	2019	223,984	111,992	—	5,833	—		341,809

(1)	Mr. Monteverdi became our President on September 21, 2020 and our Chief Executive Officer on December 30, 2020. From March 2020 until September 2020, Mr. Monteverdi served as an independent strategic advisor to us. Represents consulting fees paid to Mr. Monteverdi prior to him being appointed as President and Chief Executive Officer of the Company.

(2)	Mr. Marcelli received salary payments through his wholly owned private company AB Consulting Srl.

Outstanding Equity Awards at Fiscal Year-End December 31, 2020

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of December 31, 2020:

	OPTION AWARDS					STOCK AWARDS
	Number of securities underlying unexercised options Exercisable	Number of securities underlying unexercised options Unexercisable	Equity incentive plan awards: Number of securities underlying unearned options	Option exercise price	Option expiry	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Michele Ciavarella(1)(2)(3)	39,375	—	—	2.96	7/5/2029	—	—	—	—
	8,333	16,667	—	2.80	8/29/2029
	11,667	128,333	—	2.03	9/30/2020
Matteo Monteverdi(4)	648,000	—	—	1.84	9/22/2030	—	—	—	—

Luca Pasquini(2)(5)	8,333	16,667	—	2.80	8/29/2029	—	—	—	—
	4,833	53,167	—	2.03	9/30/2020
Alessandro Marcelli(2)(6)	8,333	16,667	—	2.80	8/29/2029	—	—	—	—
	4,667	51,333		2.03	9/30/2020

(1)	Mr. Ciavarella was awarded option to purchase 39,375 shares of common stock on July 5, 2019 all of which are vested.
(2)	Mr. Ciavarella, Mr. Marcelli and Mr. Pasquini were each awarded options to purchase 25,000 shares of common stock on August 29, 2019 of which each have 8,333 vested and the remaining options vest equally over the next 32 months.
(3)	Mr. Ciavarella was awarded an option to purchase 140,000 shares of common stock on October 1, 2020, of which 11,667 are vested and the remaining options vest equally over the next 33 months.
(4)	Mr. Monteverdi was awarded an option to purchase 648,000 shares of common stock of which none are vested, the options vest annually on each of September 21, 2021, 2022, 2023 and 2024.
(5)	Mr. Pasquini was awarded options to purchase 58,000 shares of common stock of which each have 4,833 vested with the remaining options vesting equally over the next 33 months.
(6)	Mr. Marcelli was awarded options to purchase 56,000 shares of common stock of which each have 4,667 are vested with the remaining options vesting equally over the next 33 months.

Employment Agreements

During the year ended December 31, 2020 and subsequent thereto, we had no formal employment and other compensation-related agreements with our Named Executive Officers other than as listed below.

Michele Ciavarella, Executive Chairman (former Chief Executive Officer)

On December 30, 2020, Mr. Ciavarella resigned as the Chief Executive Officer of the Company and retained the position as Executive Chairman. In connection with Mr. Ciavarella’s appointment as the Executive Chairman, the Company entered into an amendment, dated December 30, 2020 to his employment agreement, dated December 31, 2018, as amended on July 5, 2019, by and between the Company and Mr. Ciavarella. Pursuant to the Amendment, Mr. Ciavarella’s: (i) position at the Company was changed to Executive Chairman; (ii) term of employment was extended three years to December 31, 2024; and (iii) base salary was increased to $500,000. The Amendment further provides that in lieu of cash, and to the extent shares are then available for grant under the Company’s 2018 Equity Incentive Plan, as amended, Mr. Ciavarella may elect to receive, as of the first business day in January of each year of employment, up to 50% of his base salary as a restricted stock grant of shares of the Company’s common stock under the Plan, vesting monthly over a 12-month period.

On December 31, 2018, effective as of September 13, 2018 (the “Effective Date”), we entered into an employment agreement (the “Ciavarella Agreement”) with Michele Ciavarella, pursuant to which Mr. Ciavarella agreed to continue to serve as our Chief Executive Officer. Michele Ciavarella has served as our Chief Executive Officer since June 2011. The Ciavarella Agreement terminates on September 30, 2023, unless earlier terminated pursuant to the terms of the Ciavarella Agreement (the “Initial Term”). Upon the expiration of the Initial Term, the term of Mr. Ciavarella’s employment shall automatically be extended for successive one-year periods (the “Successive Term”) unless either party provides the other party with written notice not less than 60 days prior to the end of any Successive Term. Pursuant to the terms of the Ciavarella Agreement, as amended on July 5, 2019, Mr. Ciavarella agreed to reduce his base salary from $395,000 per year, to an annual base salary of $240,000, which base salary may be increased by our Board of Directors, in its sole discretion. In addition, Mr. Ciavarella is eligible to receive a bonus equal up to 75% of his base salary (the “Targeted Bonus”) and receive awards pursuant to our equity incentive plan, as determined by the Board of Directors. Mr. Ciavarella is also eligible to participate in pension, medical, retirement and other benefit plans which are available to our senior officers and directors. In connection with the salary reduction effected on July 5, 2019, Mr. Ciavarella was granted incentive stock options under our 2018 Equity Incentive Plan to purchase 39,375 shares of our common stock, having an exercise price of $2.96 per share, vesting 9,844 shares upon grant and the balance vesting 3,281 shares monthly for nine months and expiring 10 years after grant.

We may terminate Mr. Ciavarella’s employment at any time without Cause or for Cause (as defined in the Ciavarella Agreement) and Mr. Ciavarella may terminate his employment at any time. In the event Mr. Ciavarella’s employment is terminated by us without Cause (as defined in the Ciavarella Agreement) or by Mr. Ciavarella for Good Reason (as defined in the Ciavarella Agreement), Mr. Ciavarella shall be entitled to receive the following: (i) an amount equal to one times the sum of (A) Mr. Ciavarella’s then base salary and (B) an amount equal to the highest annual incentive compensation paid to Mr. Ciavarella during the two most recently completed fiscal years (but not more than the bonus for the-then current fiscal year) payable over a period of twelve months; (ii) in lieu of any incentive compensation for the year in which such termination occurs, payment of an amount equal to (A) the Targeted Bonus (if any) which would have been payable to Mr. Ciavarella had Mr. Ciavarella remained in employment with us during the entire year in which such termination occurred, multiplied by (B) a fraction the numerator of which is the number of days Mr. Ciavarella was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs; (iii) reimbursement of expenses properly incurred by Mr. Ciavarella; (iv) if Mr. Ciavarella elects to continue medical coverage under our group health plan, an amount equal to the monthly premiums for such coverage less the amount of employee contributions payable until the earlier of twelve months and the date Mr. Ciavarella becomes eligible to receive such coverage under a subsequent employer’s insurance plan; and (v) except as otherwise provided at the time of grant, all outstanding stock options and restricted stock units issued to Mr. Ciavarella vest in full; provided, however, such vested stock options and restricted stock units shall not be exercisable after the earlier of (A) 30 days after the termination of Mr. Ciavarella’s employment and (B) the expiration date of such awards; provided further that, in the event Mr. Ciavarella’s employment is terminated prior to the compensation committee (the “Committee”) determining the satisfaction of performance criteria applicable with respect to the issuance of any such award, such award will not vest unless and until such determination has been made by the Committee. In the event Mr. Ciavarella’s employment is terminated by us without Cause (as defined in the Ciavarella Agreement) or by Mr. Ciavarella for Good Reason (as defined in the Ciavarella Agreement) and such termination occurs upon, or within two (2) years following, a Change in Control (as defined in the Ciavarella Agreement), Mr. Ciavarella shall be entitled to receive the payments described in the foregoing sentence multiplied by three (3) and such amount shall be payable over a period of twenty-four (24) months after termination.

Upon termination by us of Mr. Ciavarella’s employment for Cause (as defined in the Ciavarella Agreement), Mr. Ciavarella is entitled to receive the following: (i) accrued but unpaid base salary through the termination date and (ii) reimbursement of expenses properly incurred by Mr. Ciavarella payable on the termination date. In the event Mr. Ciavarella’s employment is terminated for death or Disability (as defined in the Agreement), Mr. Ciavarella is entitled to receive the following: (i) accrued but unpaid base salary through the termination date, (ii) reimbursement of expenses properly incurred by Mr. Ciavarella and (iii) one times Mr. Ciavarella’s then base salary payable within 45 days of the termination date. In the event Mr. Ciavarella terminates his employment for any reason other than Good Reason (as defined in the Ciavarella Agreement), Mr. Ciavarella is entitled to receive the following: (i) accrued but unpaid base salary through the termination date and (ii) reimbursement of expenses properly incurred by Mr. Ciavarella payable on the termination date. To be eligible to receive any of the severance payments upon termination of Mr. Ciavarella’s employment by us without Cause (as defined in the Agreement) or by Mr. Ciavarella for Good Reason (as defined in the Ciavarella Agreement), Mr. Ciavarella must execute a release of claims in favor of us as set forth in the Ciavarella Agreement.

Matteo Monteverdi, President

Effective September 21, 2020, we entered into a written employment agreement with Mr. Monteverdi to serve as our President (the “Employment Agreement”) for an initial four-year term, which provides for the following compensation terms:

•	an annual base salary of $395,000 subject to increase, but not decrease, at the discretion of the Board;

•	the opportunity to earn a Management by Objectives bonus (“MBO Bonus”) of 0 to 100% of annual base salary with a target bonus of 50% upon the achievement of 100% of a target objective that is mutually agreed on by both the Company and Mr. Monteverdi; and

•	Equity Incentive Options to purchase 648,000 shares of common stock that vest pro rata on each of September 1, 2021, September 1, 2022, September 1, 2023 and September 1, 2024.

Mr. Monteverdi is also eligible to participate in our 2018 Equity Incentive Plan and to participate in our employee benefit plans as in effect from time to time on the same basis as generally made available to our other senior executives or in the alternative may substitute the payment amount that would be paid for health benefits towards contributions to a 401k plan.

In addition, the Employment Agreement also provides for certain payments and benefits in the event of a termination of his employment under specific circumstances. If, during the term of the Employment Agreement, his employment is terminated by us other than for “cause,” death or disability or by Mr. Monteverdi for “good reason” (each as defined in his agreement), he would be entitled to receive from us in equal installments over a period of six (6) months (1) an amount equal to one (1) times the sum of: (A) his base salary and (B) an amount equal to the highest annual MBO Bonus paid to him (if any) in respect of the two (2) most recent fiscal years of the Company but not more than his MBO Bonus for the-then current fiscal year (provided if such termination occurs within the first twelve (12) months of the Agreement, the amount shall his MBO Bonus for the-then current fiscal year); (2) in lieu of any MBO Bonus for the year in which such termination occurs, payment of an amount equal to (A) the MBO Bonus (if any) which would have been payable to Mr. Monteverdi had he remained in employment with us during the entire year in which such termination occurred, multiplied by (B) a fraction the numerator of which is the number of days Mr. Monteverdi was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs. In addition, he will be entitled to continue to receive under the Employment Agreement an amount equal to the reimbursement of up to $2,000 a month in third-party medical and welfare benefits for Mr. Monteverdi and his dependents, until the earlier of: (A) a period of twelve (12) months after the termination date, or (B) the date Mr. Monteverdi becomes eligible to receive such coverage under a subsequent employer’s insurance plan.

Mr. Monteverdi’s receipt of the termination payments and benefits is contingent upon execution of a general release of any and all claims arising out of or related to his employment with the Company and the termination of his employment, and compliance with the restrictive covenants described in the following paragraph.

Pursuant to the Employment Agreement, Mr. Monteverdi has also agreed to customary restrictions with respect to the disclosure and use of our confidential information and has agreed that work product or inventions developed or conceived by him while employed with us relating to our business or our property. In addition, during the term of his employment and for the 12 month period following his termination of employment for any reason, Mr. Monteverdi has agreed not to (1) perform services on behalf of a competing business which was the same or similar to the types services he was authorized, conducted, offered or provided to us, (2) solicit or induce any of our employees or independent contractors to terminate their employment with us, (3) solicit any actual or prospective customers with whom he had material contact on behalf of a competing business or (4) solicit any actual or prospective vendors with whom he had material contact to support a competing business.

Mark Korb, Chief Financial Officer

On July 1, 2019, our Board of Directors appointed Mark Korb as our Chief Financial Officer (as well as principal financial officer and principal accounting officer) effective as of July 3, 2019. There is no family relationship between Mr. Korb and any of our other officers and directors. In connection with his appointment, we entered into an Independent Contractor Agreement, dated July 3, 2019 (the “Independent Contractor Agreement”) with Mr. Korb pursuant to which we agreed to pay Mr. Korb $10,000 a month for his services of approximately forty hours per month as our Chief Financial Officer. We also agreed in the Independent Contractor Agreement to issue to Mr. Korb incentive stock options under our 2018 Equity Incentive Plan to purchase 25,000 shares of our common stock, having an exercise price of $2.72 per share, vesting on the one-year anniversary of the grant and expiring ten years thereafter. The term of the Independent Contractor Agreement is one year, provided that it may be terminated by either party at any time for any reason upon 30 days prior written notice. Except as set forth herein, there are no understandings or arrangements between Mr. Korb and any other person pursuant to which Mr. Korb was appointed as our Chief Financial Officer.

Former Chief Financial Officer

On November 30, 2018, we entered into a three year employment agreement (the “MacLean Agreement”) with Elizabeth J. MacLean, pursuant to which Ms. MacLean would serve as our Chief Financial Officer and Chief Compliance Officer effective as of December 1, 2018 (the “Effective Date”). On May 31, 2019 we notified Ms. MacLean that we were terminating the MacLean Agreement effective immediately. Pursuant to the terms of the MacLean Agreement, Ms. MacLean received a base salary of $235,000 and was eligible to receive a bonus (the “Bonus”) and receive awards pursuant to our equity incentive plan as determined by the Board of Directors. Upon termination by us of Ms. MacLean’s employment during the initial six months following the commencement date (December 1, 2018) with or without Cause (as defined in the MacLean Agreement), Ms. MacLean was entitled to receive the following: (i) accrued but unpaid base salary through the May 31, 2019 and (ii) reimbursement of expenses properly incurred by Ms. MacLean payable on the May 31, 2019 termination date. The matter is subject to legal proceedings brought by Ms. MacLean which the Company has vigorously defended. On March 16, 2021, the Arizona Court of Appeals denied a Ms. MacLean’s appeal of the trial court’s decision to set aside a default judgement previously obtained by Ms. MacLean.

Board of Directors Compensation

The following table sets forth information for the fiscal year ended December 31, 2020 regarding the compensation of our directors who on December 31, 2020 were not also our Named Executive Officers.

Name	Fees Earned or Paid in Cash	Option Awards	Other Compensation	Total

Paul Sallwasser(1)	$—	58,428	—	$58,428
Steven Shallcross(2)	$35,000	33,019	—	$68,019
Clive Kabatznik(3)	$40,000	—	—	$40,000
Richard Cooper(4)	$40,000	—	—	$40,000
Philippe Blanc(5)	$—	27,906	—	$27,906

___________________

(1)	Mr. Sallwasser was appointed to the Board of Directors on June 13, 2019. Pursuant to his agreement Mr. Sallwasser receives compensation of $60,000 for the year ended June 30, 2020 and $110,000 for the year ended June 30, 2021. Mr. Sallwasser opted to take his compensation in stock options, on July 5, 2019, Mr. Sallwasser was awarded options to purchase 20,625 shares of common stock vesting over a twelve month period and on October 1, 2020, Mr. Sallwasser was awarded options to purchase 55,000 shares of common stock, vesting over a twelve month period.
(2)	Mr. Shallcross was appointed to the Board of Directors on June 13, 2019. Pursuant to his agreement Mr. Shallcross receives compensation of $60,000 for the year ended June 30, 2020 and $110,000 for the year ended June 30, 2021. Mr. Shallcross opted to take fifty percent of his $60,000 compensation in stock options, on July 5, 2019, Mr. Shallcross was awarded options to purchase 10,313 shares of common stock vesting over a twelve month period. Mr. Shallcross opted to take $40,000 of his $110,000 compensation in cash and on October 1, 2020, was awarded options to purchase 35,000 shares of common stock vesting over a twelve month period.
(3)	Mr. Kabatznik was appointed to the board on June 13, 2019. Pursuant to his agreement Mr. Kabatznik received compensation of $60,000 per annum. Mr. Kabatznik resigned as a director effective May 31, 2020.
(4)	Mr. Cooper was appointed to the Board of Directors on August 29, 2019. Pursuant to his agreement Mr. Cooper received compensation of $60,000 per annum. Mr. Cooper resigned as a director effective October 1, 2020.
(5)	Mr. Blanc was appointed to the Board of Directors on October 1, 2020. For the year ended September 30, 2021, Mr. Blanc receives compensation of $110,000 and opted to take his compensation in stock options. On October 1, 2020, Mr. Blanc was awarded options to purchase 55,000 shares of common stock vesting over a twelve month period.

Director Option Awards

	Option	Stock
	awards	awards
Name	(Amount)	(Amount)

Paul Sallwasser(a)	75,625	—
Steven Shallcross(b)	45,313	—
Philippe Blanc(c)	55,000	—

(a)	On July 5, 2019, Mr. Sallwasser was awarded options to purchase 20,625 shares of common stock vesting over a twelve month period, of which all are vested and on October 1, 2020, an additional 55,000 options were awarded of which 13,750 are vested as of December 31, 2020.
(b)	On July 5, 2019, Mr. Shallcross was awarded options to purchase 10,313 shares of common stock vesting over a twelve month period, of which all are vested and on October 1, 2020, an additional 35,000 options were awarded of which 8,750 are vested as of December 31, 2020.
(c)	On October 1, 2020, Mr. Blanc was awarded options to purchase 55,000 shares of common stock vesting over a twelve month period, of which 13,750 are vested as of December 31, 2020.

Each director is reimbursed for travel and other out-of-pocket expenses incurred in attending Board of Director and committee meetings.

Fees and Equity Awards for Non-Employee Directors

On July 5, 2019, we adopted a new formal plan for compensating our director for service in their capacity as directors. The plan was modified during the current year whereby Directors are entitled to annual compensation at $110,000 a year, payable as to $40,000 in cash and the equivalent of $70,000 in inventive stock options, however, each director may elect to receive the entire compensation in incentive stock options. The incentive stock options issued in lieu of cash compensation to the non-executive directors have an exercise price equal to the fair market value of the common stock on the date of grant and vest monthly for twelve months and expire ten years thereafter. In this regard, Mr. Sallwasser and Mr. Blanc elected to take all of the non-executive director compensation in the form of incentive stock options to purchase 55,000 shares of our common stock and Mr. Shallcross elected to take the $40,000 cash compensation and stock options to purchase 35,000 shares of common stock.

Directors are also entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. Our Board of Directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

Equity Compensation Plan Information

In September 2018, our stockholders approved our 2018 Equity Incentive Plan, which provides for a maximum of 1,150,000 awards that can be issued as options, stock appreciation rights, restricted stock, stock units, other equity awards or cash awards.

On October 1, 2020, the Board approved an amendment to the Company’s 2018 Equity Incentive Plan (the “Plan”) to (x) increase the number of shares of common stock that the Company will have the authority to grant under the plan by an additional 1,850,000 shares of common stock, and (y) to increase the maximum number of shares that may be granted as an award under the Plan to any non-employee director during any one calendar year to: (i) chairperson or lead director – 300,000 shares of common stock; and (ii) other non-employee director - 250,000 shares of common stock, which reflects an increase in the annual limits for awards to be granted to non-employee directors under the Plan.

On November 20, 2020, the Company held its 2020 Annual Meeting of Stockholders. At the Annual Meeting, the Company’s stockholders approved an amendment to the Company’s 2018 Equity Incentive Plan to increase the number of shares of common stock that the Company will have authority to grant under the plan by an additional 1,850,000 shares of common stock.

During July 2019, we issued an aggregate of 95,313 options to purchase common stock, of which options to purchase 25,000 shares of common stock were issued to our Chief Financial Officer, options to purchase 39,375 shares of common stock were issued to our Chief Executive Officer and options to purchase 30,938 shares of common stock were issued to directors. During August 2019, we issued an aggregate of 150,000 options to purchase shares of common stock of which options to purchase 25,000 shares of common stock were issued to each of Michele Ciavarella, our Chief Executive Officer, Alessandro Marcelli, our Vice President of Operations, Luca Pasquini, our Vice President of Technology, Gabriele Peroni, our Vice President Business Development, Franco Salvagni, our Vice President of Land-based Operations and Beniamino Gianfelici, our Vice President Regulatory Affairs. On November 11, 2019 the Company granted options to purchase 70,625 shares of common stock to various employees at an exercise price of $2.80 per share.

On October 1, 2020, the Board granted to each of Michele Ciavarella, Alessandro Marcelli, Luca Pasquini, Gabriele Peroni, Frank Salvagni, Beniamino Gianfelici and Mark Korb, an option to purchase 140,000, 56,000, 58,000, 36,000, 36,000, 35,000 and 58,000 shares of the Company’s common stock, respectively, under the Company’s 2018 Equity Incentive Plan. The shares of common stock underlying the option awards each vest pro rata on a monthly basis over a thirty-six month period. The options are exercisable for a period of ten years from the date of grant and have an exercise price of $2.03 per share. On October 1, 2020, the Board also granted to each of Paul Sallwasser, Steven Shallcross and Philippe Blanc, as non-executive members of the Board, an option to purchase 55,000, 35,000 and 55,000 shares of the Company’s common stock, respectively, under the Company’s 2018 Equity Incentive Plan. The shares of common stock underlying the option awards each vest pro rata on a monthly basis over a twelve month period. The options are exercisable for a period of ten years from the date of grant and have an exercise price of $2.03 per share. On October 1, 2020, the board granted options to purchase 95,000 shares of common stock to various employees at an exercise price of $2.03 per share.

As of December 31, 2020, there was an aggregate of 974,938 options to purchase shares of common stock granted under our 2018 Equity Incentive Plan and 2,025,062 reserved for future grants.

During September 2020, in terms of the employment agreement entered into with Mr. Monteverdi, the Company granted non-plan options to purchase 648,000 shares of common stock that vest pro rata on each of September 1, 2021, September 1, 2022, September 1, 2023 and September 1, 2024.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2018 Equity Incentive Plan	974,938	$2.29	2,025,062

Equity compensation plans not approved by security holders	648,000	$1.84	—
Total	1,622,938	$2.11	2,025,062

SECURITY OWNERSHIP OF MANAGEMENT AND OTHER BENEFICIAL OWNERS

The tables below set forth, as of April 5, 2021, the beneficial ownership of our common stock (i) by any person or group known by us to beneficially own more than 5% of the outstanding common stock, (ii) by each director and named executive officer and (iii) by all directors and executive officers as a group. Unless otherwise indicated, we believe that the beneficial owners of the shares have sole voting and investment power over such shares. The address of all individuals for whom an address is not otherwise indicated is c/o Elys Game Technology, Corp. 130 Adelaide Street, West, Suite 701, Toronto, Ontario M5H 2K4, Canada.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)
Directors and Executive Officers
Michele Ciavarella (Executive Chairman of the Board of Directors)(2)	5,195,179	23.6%
Matteo Monteverdi (President and Chief Executive Officer)(3)	15,000	*
Luca Pasquini (Vice President of Technology and Director)(4)	891,757	4.1%
Alessandro Marcelli (Vice President of Operations)(5)	432,385	2.0%
All current executive officers and directors as a group (11 persons)	8,315,746	37.2%
Other 5% or Greater Stockholders
Gold Street Capital Corp.(6)	4,506,441	20.5%

 __________________

* less than 1%

(1)	Based on 21,974,931 shares of common stock outstanding on April 5, 2021.

(2)	Includes 607,313 shares of common stock; a further 4,494,525 shares and warrants exercisable into 11,916 shares of common stock held by Gold Street Capital Corp., a corporation owned by Gilda Pia Ciavarella, the spouse of Michele Ciavarella, and options to purchase 204,375 shares of common stock of which 72,605 are vested and a further 8,820 vests within the next 60 days. Gilda Pia Ciavarella is the President of Gold Street Capital Corp. and in such capacity is deemed to have voting and dispositive power over the securities held by such entity. The principal address for Gold Street Capital Corp. is 122 Mary Street, Zephyr House, Georgetown, Grand Cayman.

(3)	Includes 15,000 shares of common stock and options to purchase 648,000 shares of common stock of which 0 are vested and 0 vest in the next 60 days.

(4)	Includes 867,930 shares of common stock and an option to purchase 83,000 shares of common stock of which 19,563 are vested and 4,264 vest in the next 60 days.

(5)	Includes 409,002 shares of common stock and an option to purchase 81,000 shares of common stock of which 19,230 are vested and 4,153 vest in the next 60 days.

(6)	Includes 4,494,525 shares of common stock and warrants exercisable into 11,916 shares of common stock. Gilda Pia Ciavarella is the President of Gold Street Capital Corp. and in such capacity is deemed to have voting and dispositive power over the securities held by such entity. The principal address for Gold Street Capital Corp. is 122 Mary Street, Zephyr House, Georgetown, Grand Cayman.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “ELYS.” On April 5, 2021, the last reported sale price of our common stock on the Nasdaq Capital Market was $5.51 per share.

Stockholders

As of April 5, 2021, there were an estimated 53 holders of record of our common stock. A certain amount of the shares of common stock are held in street name and may, therefore, be held by additional beneficial owners.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions during our fiscal years ended December 31, 2020 and 2019 and our current year to which we have been a party, in which the amount involved in the transaction exceeds the lesser of  $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this registration statement.

Related party payables and receivables represent non-interest-bearing (payables) receivables that are due on demand.

The balances outstanding are as follows:

	December 31, 2020	December 31, 2019
Related Party payables
Gold Street Capital Corp.	$—	$(2,551)
Luca Pasquini	(565)	—
	$(565)	$(2,551)
Related Party Receivables
Luca Pasquini	$1,519	$4,123

Gold Street Capital is wholly owned by Gilda Ciavarella, the spouse of Mr. Ciavarella. Amounts due to Gold Street Capital Corp., the major stockholder of Elys, are for reimbursement of expenses.

During the year ended December 31, 2020, Gold Street Capital Corp. advanced to us $36,300 all of which was repaid during the current period.

On September 4, 2019, we issued to Gold Street 15,196 shares of our common stock as payment in settlement of $48,508 of the reimbursable expenses owing to Gold Street. The balance owing to Gold Street was $0 and $2,551 as of December 31, 2020 and 2019, respectively.

Gold Street Capital acquired certain convertible notes that had matured on May 31, 2020, amounting to CDN $35,000 from third parties, the maturity date of these convertible notes was extended to September 28, 2020. The convertible notes together with interest thereon, amounting to CDN $44,062 (approximately $34,547) was outstanding at December 31, 2020. This amount was repaid subsequent to period end.

As an incentive for extending the maturity date of the convertible debentures, all debenture holders, including Gold Street Capital, were granted two-year warrants exercisable at an exercise price of $3.75 per share, and three-year warrants at an exercise price of $5.00 per share. Gold Street Capital was granted two year warrants exercisable for 9,533 shares of common stock at an exercise price of $3.75 per share and three year warrants exercisable for 2,383 shares of common stock at an exercise price of $5.00 per share.

Amounts due to Luca Pasquini is for advances made to various subsidiaries for working capital purposes and receivables for expense advances.

In February 2018 we provided a loan of €39,048 (approximately $45,000) to Engage IT Services Srl to finance hardware purchased by third-party betting shops. In June 2018, we increased the loan by €45,675 (approximately $53,000). The loan bears interest at 4.47% and is due in February 2019. This loan has been repaid in full. During the year ended December 31, 2020, we contracted with Engage IT to provide us software development services of approximately €706,300 (approximately $806,029) of which approximately €20,000 (approximately $24,456) was outstanding at December 31, 2020. Luca Pasquini, one of our officers and directors, holds a 34% stake in Engage IT Services Srl.

During the years ended December 31, 2019, we paid management fees of approximately €120,000 (approximately $134,388) to Ulisse Services, Ltd. to cover call center services and office set-up expenses.

On January 30, 2019, we acquired all of the issued and outstanding ordinary shares of VG and Naos. The sellers included Mr. Luca Pasquini, our Vice President of Technology and a member of our Board of Directors, and Mr. Gabriele Peroni, our Vice President of Business Development, each of whom owned 800 ordinary shares of Naos (20% each of the issued and outstanding shares of Naos). On the closing date of the transaction we paid to each of Messrs. Pasquini and Peroni €21,600 (approximately $24,660) in cash, issued to each of them 6,490 shares of our common stock and issued to each of them a note in the principal amount of €478,400 (approximately $546,200). As of December 31, 2020, we made total cash payments to the former shareholders of VG under the VG Share Purchase Agreement equal to €2,166,700 (approximately $2,536,595), and we issued 562,605 shares amounting to €1,500,000 (approximately $1,673,959) of common stock pursuant to the promissory note. The remaining amounts under the promissory note due to the vendors in cash was €333,300 (approximately $407,563). As of December 31, 2020, Mr. Pasquini has been paid cash of €333,100 (approximately $175,390) and issued 112,521 shares of common stock valued at €300,000 (approximately $399,061). As of December 31, 2020, Mr. Peroni has been paid cash of €354,400 (approximately $424,578) and issued 112,521 shares of common stock valued at €300,000 (approximately $334,792). Our prior non-operating holding company subsidiary Naos was discontinued with effect on December 31, 2019.

In addition, pursuant to the terms of the VG purchase agreement, we agreed to pay the sellers as an earnout payment in shares of our common stock within one month from the end of the 2019 fiscal year such number of shares as shall equal to an aggregate amount of €500,000 (approximately $561,000), if the amounts of bets made by the users through the VGS platform related to our 2019 fiscal year are at least 5% higher than the amounts of bets made by the users through the VGS platform related to our 2018 fiscal year. Based on 18,449,380 tickets sold in 2019 the VG sellers qualified for the earnout payment of 132,736 shares of common stock equal at a price of $4.23 per share.

We issued promissory notes in the principal amounts of $300,000 during the year ended December 31, 2020 to Forte Fixtures and Millwork, Inc., a Company controlled by the brother of our Executive Chairman. The aggregate principal amount of $300,000 together with interest thereon of $22,521 was repaid in full during the year.

Forte Fixtures and Millworks acquired certain convertible notes from third parties that had matured on May 31, 2020. The convertible notes had an aggregate principal amount of $150,000 and only the accrued interest of $70,000 on a note with an aggregate principal amount of $350,000 and notes with an aggregate principal amount of CDN $207,000, the maturity date of these convertible notes was extended to September 28, 2020. The convertible notes together with interest thereon, amounting to $445,020 were repaid between August 23, 2020 and October 21, 2020.

As an incentive for extending the maturity date of the convertible debentures, Forte Fixtures was granted two year warrants exercisable for 134,508 shares of common stock at an exercise price of $3.75 per share and three year warrants exercisable for 33,627 shares of common stock at an exercise price of $5.00 per share. These warrants were exercised on December 30, 2020, for gross proceeds of $630,506.

Director Independence

Pursuant to Item 407(a)(1)(ii) of Regulation S-K of the Securities Act, we have adopted the definition of “independent director” as set forth in Rule 5605 of the Nasdaq stock market. In summary, an “independent director” means a person other than our executive officers or employees or those of our subsidiaries or any other individual having a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and includes any director who accepted any compensation from us in excess of $120,000 during any period of 12 consecutive months within the three past fiscal years. Also, ownership of Ely’s stock will not preclude a director from being independent.

In applying this definition, our board of directors has determined that each of Paul Sallwasser, Steven Shallcross and Philippe Blanc qualify as an “independent directors” pursuant to Rule 5605 of the Nasdaq Stock Market.

DESCRIPTION OF OUR SECURITIES

Overview

The following description of our common stock and preferred stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Bylaws, each of which are filed as exhibits to the registration statement of which this prospectus is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law, for additional information.

Description of Common Stock

Authorized Shares of Common Stock. We currently have authorized 80,000,000 shares of common stock. As of December 31, 2020, we had 20,029,834 issued and outstanding shares of common stock. As of April 5, 2021, we had 21,974,931 issued and outstanding shares of common stock.

Voting Rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividend Rights. Holders of common stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the common stock, to receive any dividend declared by the Board of Directors.

Liquidation Rights. In the event of our voluntary or involuntary liquidation, the holders of common stock will be entitled to receive, after distribution in full of preferential amounts, if any, all the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them.

Other Rights and Preferences. The holders of our common stock have no redemption or conversion rights. The rights, preferences and privileges of holders of shares of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our issued and outstanding shares of common stock are fully paid and nonassessable.

Reverse Stock Split

As described in more detail below, on December 12, 2019, we effected a one-for-eight reverse stock split of our authorized, issued and outstanding shares of common stock (the “Reverse Stock Split”).

On November 22, 2019, our Board of Directors approved the Reverse Stock Split of our authorized, issued and outstanding shares of common stock at a ratio of one (1) share of common stock for every eight (8) shares of common stock. On December 9, 2019, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware to effectuate the Reverse Stock Split at the Effective Time (as defined below). The Reverse Stock Split was effective as of 12:01 a.m. (Eastern Time) on December 12, 2019 (the “Effective Time”) and our common stock began trading on a post-split basis when the market opened for trading on December 12, 2019.

As a result of the Reverse Stock Split, each eight (8) pre-split shares of common stock outstanding were automatically combined into one (1) new share of common stock without any action on the part of the holders, and the number of outstanding shares of common stock on December 12, 2019 was reduced from 86,178,070 shares to 10,772,259 shares (subject to rounding of fractional shares).

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock. On September 18, 2018, we filed an Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware. The Amended and Restated Certificate of Incorporation, among other things, specifies that the authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determination of the following: (a) the number of shares constituting the series and the distinctive designation of the series; (b) the dividend rate (or the method of calculation of dividends) on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series; (c) whether the series shall have voting rights, in addition to the voting rights required by law, and if so, the terms of such voting rights; (d) whether the series shall have conversion rights, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, as the case may be, including the date or dates upon or after which they shall be redeemable or exchangeable, as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund; (g) the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights or priority, if any, of payment of shares of the series; and (h) any other relative rights, preferences, powers and limitations of that series.

Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting and other rights of the holders of common stock.

We currently have no shares of preferred stock issued. At present, we have no plans to issue any shares of preferred stock following this offering.

Securities Authorized for Issuance under Equity Compensation Plans

In September 2018, our stockholders approved our 2018 Equity Incentive Plan, which initially provided for a maximum of 1,150,000 shares of common stock that may be issued as options, stock appreciation rights, restricted stock, stock units, other equity awards or cash awards. In November 2020, our stockholders approved an amendment to the 2018 Equity Incentive Plan (Amendment No. 1) to increase by 1,850,000 the number of shares that may be granted as awards under the 2018 Equity Incentive Plan. To date, options to purchase 974,938 shares of common stock have been granted under the 2018 Equity Incentive Plan.

The 2018 Plan is administered by our Board of Directors and permits the discretionary award of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units (“RSUs”), stock appreciation rights, other equity awards and/or cash awards to selected participants. The 2018 Plan will remain in effect until the earlier of (i) August 2, 2028 and (ii) the date upon which the 2018 Plan is terminated pursuant to its terms, and in any event subject to the maximum share limit of the 2018 Plan.

Warrants

As of December 31, 2020, there were outstanding warrants to purchase up to 2,053,145 shares of our common stock at a weighted average exercise price of $2.63 per share exercisable between May 31, 2020 and September 3, 2025. The warrants provide for adjustment to the exercise price and number of shares of common stock issuable upon exercise of the warrant in the case of any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise).

Subsequent to year end, warrants were exercised for 1,150,776 shares of our common stock for gross proceeds of $2,876,940, additionally, warrants issued to the underwriters in the August 2020 public offering were exercised for 208,333 shares of our common stock for gross proceeds of $624,999, and other debenture warrants were exercised for 36,709 shares of our common stock for gross proceeds of $171,839.

Warrants Issued in the August 2020 Public Offering

Overview. The following summary of certain terms and provisions of the Warrants issued in connection with the August 2020 public offering is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrant Agency Agreement between us and the Warrant Agent, and the form of warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part.

The Warrants entitle the registered holder to purchase one share of our common stock at a price equal to $2.50 per share, subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, five years after the closing of this offering.

The exercise price and number of shares of common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of common stock at prices below its exercise price.

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five (5) years after their original issuance, subject to our call option described below. The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. Under the terms of the Warrant, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the Warrants until the expiration of the Warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation. A holder may not exercise any portion of a warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding common stock after exercise, as such percentage ownership is determined in accordance with the terms of the warrant, except that upon prior notice from the holder to us, the holder may elect to increase such limitation to a percentage not in excess of 9.99%.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the Warrants is $2.50. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Call Option. If there is a registration statement that covers the resale of the shares underlying the common Warrants or all of such shares may be sold pursuant to Rule 144 upon cashless exercise without restrictions, including volume restrictions, we have the option to “call” the exercise of any or all of the common Warrants, from time to time by giving a call notice to the holder only after any 10-consecutive trading day period during which the daily VWAP of the common stock is not less than 250% of the exercise price for the common Warrants in effect for such 10-consecutive trading day period and the average daily volume for such period exceeds 100,000 shares per trading day. During the call period, the holder may exercise the common warrant and purchase the called common stock underlying the common warrant. If the holder fails to timely exercise the common warrant or a number of shares of common stock equal to number of called shares of common stock during the call period, our sole remedy will be to cancel an amount of called shares of common stock underlying the common warrant equal to such shortfall, with the common warrant no longer being exercisable with respect to such shares of common stock. The call period is a period of 30 trading days following the date on which the call notice is deemed given and effective.

Fractional Shares. No fractional shares of common stock will be issued upon exercise of the Warrants. If, upon exercise of the warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price. If multiple Warrants are exercised by the holder at the same time, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited.

Warrant Agent; Global Certificate. The Warrants were initially issued in registered form under a Warrant Agent Agreement between the Warrant Agent, Signature Stock Transfer, Inc., and us. The Warrants are represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law. The Warrants and the Warrant Agent Agreement are governed by New York law.

Representative’s Warrants

We issued to the representative of the underwriters in the August 2020 public offering warrants to purchase 208,333 shares of common stock, which was equal to an aggregate of 5% of the shares of common stock underlying the units issued in the August 2020 public offering (excluding any securities issued and sold pursuant to the over-allotment option). These representative’s warrants were exercised in full subsequent to December 31, 2020.

Debentures

On December 31, 2020, we had outstanding an aggregate principal amount of $27,442, plus accrued interest thereon of approximately $7,105 of the convertible debentures that were issued between February 26, 2018 and May 31, 2018 after approximately $738,389 ($634,431 principal plus $103,958 accrued interest) of convertible debentures were redeemed for 230,326 of the Company’s common stock between January 1, 2020 and December 31, 2020. Each convertible debenture bears interest at a rate of 10% per annum, is due two years after their date of issuance and with principal and accrued interest convertible into shares of our common stock at a conversion price of $3.20 per share.

We issued to the former stockholders of VG a non-interest bearing promissory note providing for the payment of (a) an aggregate of €2,392,000 (approximately $2,737,000) in cash in 23 equal and consecutive monthly installments of €104,000 (approximately $119,000) commencing February 2019; and (b) an aggregate of €1,411,000 (approximately $1,615,000) in shares of our common stock in seventeen (17) equal and consecutive monthly installments of €83,000 (approximately $95,000) as determined by the average of the closing prices of such shares on the last 10 trading days immediately preceding the determination date of each monthly issuance, commencing on March 1, 2019. As of December 31, 2020, we have issued to such former stockholders of Virtual Generation 562,605 shares of common stock, representing payment of €1,411,000 (approximately $1,572,196) under the note.

In addition, pursuant to the terms of the Purchase Agreement that we entered into with VG, we agreed to pay the former stockholders of VG as an earnout payment in shares of our common stock within one month from the end of the business year 2019 equal to an aggregate amount of €500,000 (approximately $561,500), if the amounts of bets made by the users through the VG platform related to our 2019 fiscal year were at least 5% higher than the amounts of bets made by the users through the VG platform related to our 2018 fiscal year. Based on the 18,449,380 tickets sold in 2019 the VG sellers qualified for the earnout payment of 132,735 shares of common stock at a price of $4.23 per share, which shares were issued effective January 2020.

Anti-Takeover Provisions of Delaware Law, our Certificate of Incorporation and our Bylaws

We are incorporated in the State of Delaware. As a result, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	the transaction was approved by the Board of Directors prior to the time that the stockholder became an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Our Certificate of Incorporation and our Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our Board of Directors or management team, including the following:

(1) Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including securities public offerings and other financings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our Board of Directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the Board of Directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the Board of Directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

(2) Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Our Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Delaware General Corporation Law. Our Certificate of Incorporation provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to us or our stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	transaction from which the directors derived an improper personal benefit.

Our Certificate of Incorporation also provides that we will indemnify our directors and officers to the extent permitted by law, and may indemnify employees and other agents. Our Certificate of Incorporation also provides that we may advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We have also entered into separate indemnification agreements with certain of our directors and officers. These agreements, among other things, require us to indemnify the directors and officers for any and all expenses (including reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board of Directors Vacancies

Our Bylaws authorize only our Board of Directors to fill vacant directorships, including newly created seats.

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.

Choice of Forum

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, all Internal Corporate Claims (as defined therein) shall be brought solely and exclusively in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware).

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law based shareholder class actions, derivative suits and other intra-corporate disputes.

This exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

The Company’s management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided. Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

While management believes limiting the forum for state law based claims is a benefit, shareholders could be inconvenienced by not being able to bring a state law based action in another forum they find favorable.

Transfer Agent and Warrant Agent

The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc. Its address is 14673 Midway Road, Suite #220, Addison, Texas 75001 and its telephone number is (972) 612-4120.

The warrant agent and registrar for the Warrants is Signature Stock Transfer, Inc. Its address is 14673 Midway Road, Suite 220, Addison, Texas 75001 and its telephone number is (972) 612-4120.

Listing

Our shares of common stock trade on the Nasdaq Capital Market under the ticker symbol “ELYS.”

On December 23, 2019, our common stock began trading on the Nasdaq Capital Market under the symbol “NWGI.” Prior to that, our common stock traded on the OTCQB Venture Market. On November 10, 2020, our shares of common stock began trading on the Nasdaq Capital Market under the ticker symbol “ELYS” and ceased trading under the ticker symbol “NWGI.”

PLAN OF DISTRIBUTION

Issuance of Shares Upon Exercise of Warrants

The prices at which the shares of common stock covered by this prospectus may actually be disposed of may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

Pursuant to the terms of the Warrants, the shares of common stock will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us.

Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise a Warrant, we will, within the time allotted by the agreement governing the Warrants, issue instructions to our transfer agent to issue to the holder shares of common stock, free of a restrictive legend.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus have been passed upon for us by Gracin & Marlow, LLP, New York, New York.

EXPERTS

The consolidated financial statements of Ely Game Technology, Corp. as of December 31, 2020 and 2019 and for the years then ended included in this registration statement, of which this prospectus forms a part, have been so included in reliance on the report of BDO AG, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at www.elysgame.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus. You may also request a copy of these filings, at no cost, by telephone or writing us at: 130 Adelaide Street West, Suite 701, Toronto, Ontario M5H 2K4 Canada, (416) 593-5555.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 14 of the registration statement of which this prospectus forms a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

ELYS TECHNOLOGY GROUP, CORP

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Elys Game Technology, Corp.

130 Adelaide St. W, Suite 701

Toronto, Ontario M5H 2K4

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Elys Game Technology, Corp. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Impairment Assessment of Goodwill and Intangibles

As of December 31, 2020, the Company carried intangible assets in the amount of $10.3 million and goodwill in the amount of $1.7 million as more fully described in Notes 7 and 8 to the consolidated financial statements. The intangible assets and goodwill are allocated between reporting units. The Company tests its goodwill and intangible assets with an indefinite useful life annually for impairment or more frequently if indicators for impairment exist. Impairment for goodwill is determined by comparing the fair value of the respective reporting unit to their carrying amount. For impairment testing of indefinite-lived intangibles (Ulisse Bookmaker License) the Company estimates the fair value of the underlying single asset which is then compared to its carrying value. The Company determines the fair value of the reporting units and the indefinite-lived intangible asset using an income-based approach which estimates the fair value using a discounted cash flow model. Key assumptions in estimating fair values include projected revenue growth and the weighted average cost of capital (WACC).

We identified the impairment assessment for goodwill and intangible assets as a critical audit matter because of the significant estimates and assumptions management makes as part of the quantitative assessment to estimate the fair value of the reporting unit (goodwill) and the single asset (indefinite-lived intangible asset). The income approach requires significant management assumptions such as assumptions used in the cash flow forecast and the WACC. Auditing these significant assumptions and judgments involved a high degree of auditor judgment and an increased extent of effort, including the need to involve valuation specialists.

The primary procedures we performed to address this critical audit matter included:

•	Assessing management's forecast including testing the completeness, accuracy and relevance of underlying data and evaluating significant management assumptions.
•	Performing a sensitivity analysis on significant assumptions and evaluating the impact on the fair value that would result from change in the assumptions.
•	Utilizing personnel with specialized knowledge and skill in valuation to assist in: (i) assessing the appropriateness of the fair value model, (ii) evaluating the reasonableness of certain assumptions used including the WACC, and (iii) assessing the reasonableness of the WACC by developing independent estimates and comparing estimates to those utilized by management.

Zurich, Switzerland, April 12, 2021

BDO AG

Christoph Tschumi	ppa. Marc Furlato

We have served as the Company's auditor since 2019.

ELYS GAME TECHNOLOGY, CORP

Consolidated Balance Sheets

	December 31, 2020	December 31, 2019
Current Assets
Cash and cash equivalents	$18,945,817	$5,182,598
Accounts receivable	162,141	152,879
Gaming accounts receivable	1,455,710	1,242,005
Prepaid expenses	327,190	221,547
Related party receivable	1,519	4,123
Other current assets	301,289	461,398
Total Current Assets	21,193,666	7,264,550

Non - Current Assets
Restricted cash	1,098,952	1,549,917
Property, plant and equipment	489,591	520,725
Right of use assets	687,568	792,078
Intangible assets	10,257,582	15,857,027
Goodwill	1,663,120	1,663,385
Marketable securities	467,500	177,500
Total Non - Current Assets	14,664,313	20,560,632
Total Assets	$35,857,979	$27,825,182

Current Liabilities
Bank overdraft	$3,902	$—
Line of credit - bank	500,000	1,000,000
Accounts payable and accrued liabilities	7,961,146	6,800,765
Gaming accounts payable	3,084,768	1,735,650
Taxes payable	946,858	298,476
Advances from stockholders	565	2,551
Deferred purchase consideration, net of discount of $7,761 and $120,104	17,673	1,682,280
Deferred purchase consideration, Related Party, net of discount of $5,174 and $80,069	376,954	1,199,361
Debentures, net of discount of $0 and $627,627	34,547	3,361,337
Operating lease liability	238,899	200,866
Financial lease liability	10,511	12,476
Bank loan payable – current portion	138,212	124,079
Total Current Liabilities	13,314,035	16,417,841

Non-Current Liabilities
Deferred tax liability	1,222,513	1,315,954
Operating lease liability	416,861	548,747
Financial lease liability	17,265	25,025
Bank loan payable	66,885	96,786
Other long-term liabilities	664,067	619,544
Total Non – Current Liabilities	2,387,591	2,606,056
Total Liabilities	15,701,626	19,023,897

Stockholders' Equity
Preferred stock, $0.0001 par value; 5,000,000 shares authorized, none issued	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 20,029,834 and 11,949,042 shares issued and outstanding as of December 31, 2020 and 2019	2,003	1,194
Additional paid-in capital	53,064,919	32,218,643
Accumulated other comprehensive income	267,948	(176,717)
Accumulated deficit	(33,178,517)	(23,241,835)
Total Stockholders' Equity	20,156,353	8,801,285
Total Liabilities and Stockholders’ Equity	$35,857,979	$27,825,182

See notes to consolidated financial statements

ELYS GAME TECHNOLOGY, CORP

Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the years ended December 31,
	2020	2019

Revenue	$37,266,367	$35,583,131

Costs and Expenses
Selling expenses	26,109,221	25,583,913
General and administrative expenses	13,789,391	12,995,133
Impairment of license	4,900,000	12,995,133
Total Costs and Expenses	44,798,612	38,579,046

Loss from Operations	(7,532,245)	(2,995,915)

Other (Expenses) Income
Interest expense, net	(328,663)	(972,443)
Amortization of debt discount	(818,182)	(4,154,922)
Virtual Generation bonus earnout	—	(561,351)
Loss on share issuances	—	(44,063)
Other income	165,375	149,565
Other expense	(86,933)	—
Loss on extinguishment of convertible debt	(719,390)	—
Gain (loss) on marketable securities	290,000	(97,500)
Total Other Expenses	(1,497,793)	(5,680,714)

Loss Before Income Taxes	(9,030,038)	(8,676,629)
Income tax provision	(906,644)	(598,176)
Net Loss	$(9,936,682)	$(9,274,805)

Other Comprehensive Loss
Foreign currency translation adjustment	444,665	(119,286)

Comprehensive Loss	$(9,492,017)	$(9,394,091)

Loss per common share – basic and diluted	$(0.71)	$(0.91)
Weighted average number of common shares outstanding – basic and diluted	14,047,725	10,226,432

See notes to consolidated financial statements

ELYS GAME TECHNOLOGY, CORP

Consolidated Statements of Changes in Stockholders' Equity

	Common Stock		Additional	Accumulated Other
	Shares	Amount	Paid-In Capital	Comprehensive Income	Accumulated Deficit	Total

Balance at December 31, 2018	9,442,537	$944	$23,962,920	$(57,431)	$(13,967,030)	$9,939,403
Shares issued on conversion of convertible debentures	1,866,467	187	5,972,321	—	—	5,972,508
Common stock issued to settle deferred purchase consideration	341,235	34	1,027,279	—	—	1,027,313
Common stock issued to settle liabilities	284,721	28	1,009,953	—	—	1,009,981
Bonus shares issued to convertible debenture holders	14,082	1	45,064	—	—	45,065
Stock based compensation expense	—	—	201,106			201,106
Foreign currency translation adjustment	—	—	—	(119,286)	—	(119,286)
Net loss	—	—	—	—	(9,274,805)	(9,274,805)

Balance at December 31, 2019	11,949,042	$1,194	$32,218,643	$(176,717)	$(23,241,835)	$8,801,285
Shares issued on conversion of convertible debentures	230,326	23	738,981	—	—	739,004
Common stock issued to settle deferred purchase consideration	354,105	36	1,207,409	—	—	1,207,445
Common stock issued to settle liabilities	8,469	1	46,665	—	—	46,666
Public offering proceeds	4,166,666	417	10,005,832	—	—	10,006,249
Expenses related to public offering	—	—	(1,040,127)	—	—	(1,040,127)
Proceeds from warrants exercised	3,278,004	328	8,541,568	—	—	8,541,896
Promissory note, related party applied to warrant exercise	43,222	4	108,052	—	—	108,056
Fair value of warrants issued on debt extension	—	—	719,390	—	—	719,390
Stock based compensation expense	—	—	518,506	—	—	518,506
Foreign currency translation adjustment	—	—	—	444,665	—	444,665
Net loss	—	—	—	—	(9,936,682)	(9,936,682)
Balance at December 31, 2020	20,029,834	$2,003	$53,064,919	$267,948	$(33,178,517)	$20,156,353

See notes to consolidated financial statements

ELYS GAME TECHNOLOGY, CORP

Consolidated Statements of Cash Flows

	For the years ended December 31,
	2020	2019
Cash Flows from Operating Activities
Net loss	$(9,936,682)	$(9,274,805)

Adjustments to reconcile net loss to net cash (used in) operating activities
Depreciation and amortization	1,058,113	946,185
Amortization of debt discount	818,182	4,154,922
Impairment of license	4,900,000	—
Non-cash interest	216,268	745,762
Virtual Generation bonus earnout	—	561,351
Unrealized (gain) loss on marketable securities	(290,000)	97,500
Stock based compensation expense	518,506	201,106
Loss on extinguishment of convertible debt	719,390	—
Bonus shares issued to debenture holders	—	45,065
Gain on settlement of liabilities	—	(1,003)
Bad debt expense	13,051	—
Deferred taxation movement	(93,441)	(85,654)

Changes in Operating Assets and Liabilities
Prepaid expenses	(97,913)	(90,353)
Accounts payable and accrued liabilities	78,013	2,973,916
Accounts receivable	(55,750)	(95,147)
Gaming accounts receivable	(53,047)	(240,559)
Gaming accounts payable	1,282,510	701,029
Taxes payable	580,224	(438,235)
Due from related parties	(302)	—
Other current assets	187,390	(368,894)
Long term liabilities	(10,005)	22,294
Net Cash (used in) Operating Activities	(165,493)	(145,520)

Cash Flows from Investing Activities
Acquisition of property, plant, and equipment, and intangible assets	(291,501)	(252,198)
Acquisition of Virtual Generation, net of cash of $47,268	—	(216,150)
Net Cash used in Investing Activities	(291,501)	(468,348)

Cash Flows from Financing Activities
Proceeds from public offering, less expenses related to public offering of $1,040,127	8,966,122	—
Proceeds from warrants exercised	8,541,896
Proceeds from bank overdraft	3,641	—
Proceeds from bank credit line	—	250,000
Repayment of bank line of credit	(500,000)
Repayment of bank loan	(62,364)	(118,336)
Repayment of debentures	(2,778,349)	—
Proceeds from promissory note – related party	300,000	—
Repayment of promissory note- related party	(200,000)	—
Proceeds from Government relief loan	30,146	—
Deferred purchase price payments	(1,577,010)	(672,871)
Proceeds from finance leases	—	14,989
Repayment of finance leases	(12,666)	(11,371)
Advance from related party	—	58,144
Net Cash provided by (used in) Financing Activities	12,711,416	(479,445)

Effect of change in exchange rate	1,057,832	(24,614)

Net increase (decrease) in cash	13,312,254	(1,117,927)
Cash and cash equivalents and restricted cash– beginning of the year	6,732,515	7,850,442
Cash and cash equivalents and restricted cash – end of the year	$20,044,769	$6,732,515

Reconciliation of cash, cash equivalents and restricted cash within the Balance Sheets to the Statements of Cash Flows

Cash and cash equivalents	$18,945,817	$5,182,598
Restricted cash included in non-current assets	1,098,952	1,549,917
Total cash and cash equivalents at end of year	$20,044,769	$6,732,515

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$741,510	$227,006
Income tax	$359,863	$884,295
Supplemental cash flow disclosure for non-cash activities
Conversion of convertible debt to common stock	$739,004	$5,972,508
Promissory note, related party, applied to warrant exercise	$108,056	$—
Deferred purchase consideration on acquisition of Virtual Generation	$—	$3,828,133
Deferred purchase consideration settled by the issuance of common stock	$1,207,445	$1,027,313
Settlement of liabilities by the issuance of common stock	$46,666	$1,009,981

See notes to consolidated financial statements

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

1. Nature of Business

On November 2, 2020, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware to reflect its corporate name change from Newgioco Group, Inc. to Elys Game Technology, Corp.

Established in the state of Delaware in 1998, Elys Game Technology, Corp (“Elys” or the “Company”) is an international, vertically integrated commercial-stage company engaged in various aspects of the leisure gaming industry. The Company is an Italian and Austrian licensed gaming operator in the regulated Italian leisure betting market offering gaming services, including a variety of lottery, casino gaming and sports betting products through two distribution channels: an online channel and a land-based retail channel. Additionally, the Company is a global gaming technology company (known as a “Provider”), which owns and operates a betting software designed with a unique “distributed model” (“shop-client”) software architecture colloquially named Elys Game Board (the “Platform”). The Platform is a fully integrated “omni-channel” framework that combines centralized technology for updating, servicing and operations with multi-channel functionality to accept all forms of customer payment through the two distribution channels described above. The omni-channel software design is fully integrated with a built-in player gaming account management system and sports book.

The Company and its subsidiaries are as follows:

Name	Acquisition or Formation Date	Domicile	Functional Currency

Elys Game Technology, Corp.	Parent Company	USA	US Dollar
Multigioco Srl (“Multigioco”)	August 15, 2014	Italy	Euro
Ulisse GmbH (“Ulisse”)	July 1, 2016	Austria	Euro
Odissea Betriebsinformatik Beratung GmbH (“Odissea”)	July 1, 2016	Austria	Euro
Virtual Generation Limited (“VG”)	January 31, 2019	Malta	Euro
Newgioco Group Inc. (“NG Canada”)	January 17, 2017	Canada	Canadian Dollar
Elys Technology Group Limited	April 4, 2019	Malta	Euro
Newgioco Colombia SAS	November 22, 2019	Colombia	Colombian Peso
Elys Gameboard Technologies, LLC	May 28, 2020	USA	US Dollar

In January 2019, in connection with the acquisition of VG, the Company acquired Naos Holdings Limited. The Company distributed all of the earnings of Naos Holdings Limited and the remaining Naos legal entity was dissolved with effect from December 31, 2019.

The operations of the Company’s prior subsidiary, Rifa Srl, were absorbed into the operations of Multigioco Srl with effect from January 30, 2020, and the remaining Rifa legal entity was dissolved with effect from January 20, 2020.

The Company operates in two lines of business: (i) provider of certified betting platform software services to leisure betting establishments in Italy and 9 other countries and; (ii) the operating of web based as well as land-based leisure betting establishments situated throughout Italy. The Company’s operations are carried out through the following three geographically organized groups:

a)	an operational group is based in Europe and maintains administrative offices headquartered in Rome, Italy with satellite offices for operations administration in Naples and Teramo, Italy and San Gwann, Malta;
b)	a technology group which is based in Innsbruck, Austria and manages software development, training and administration; and
c)	a corporate group which is based in North America and maintains an executive suite in San Francisco, California and a Canadian office in Toronto, through which we carry-out corporate activities, handle day-to-day reporting and U.S. development planning, and through which various employees, independent contractors and vendors are engaged.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

2. Accounting Policies and Estimates

a) Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

For the purposes of its listing in Canada, the Company is an “SEC Issuer” as defined under National Instrument 52-107 “Accounting Principles and Audit Standards” and is relying on the exemptions of Section 3.7 of NI 52-107 and of Section 1.4(8) of the Companion Policy to National Instrument 51-102 “Continuous Disclosure Obligations” (“NI 51-102CP”) which permits the Company to prepare its financial statements in accord with U.S. GAAP.

b) Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries, all of which are wholly-owned. All significant inter-company transactions are eliminated upon consolidation.

Certain items in the prior periods were reclassified to conform to the current period presentation.

All amounts referred to in the Notes to the consolidated financial statements are in United States Dollars ($) unless stated otherwise.

c) Foreign operations

The Company translated the assets and liabilities of its foreign subsidiaries into US Dollars at the exchange rate in effect at year end and the results of operations and cash flows at the average rate throughout the year. The translation adjustments are recorded directly as a separate component of stockholders’ equity, while transaction gains (losses) are included in net income (loss).

All revenues were generated in Euro and Colombian Pesos during the years presented.

Gains and losses from foreign currency transactions are recognized in current operations.

d) Business Combinations

The Company allocates the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired users, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

2. Accounting Policies and Estimates (continued)

e) Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include valuing equity securities issued in share-based payment arrangements, determining the fair value of assets acquired, allocation of purchase price, impairment of long-lived intangible assets and goodwill, the collectability of receivables, leasing arrangements, convertible debentures, contingencies and the value of deferred taxes and related valuation allowances. Certain estimates, including evaluating the collectability of receivables and advances, could be affected by external conditions, including those unique to the Company’s industry and general economic conditions. It is possible that these external factors could have an effect on the Company’s estimates that could cause actual results to differ from the Company’s estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and records adjustments when necessary.

f) Loss Contingencies

The Company may be subject to claims, suits, government investigations, and other proceedings involving competition and antitrust, intellectual property, privacy, indirect taxes, labor and employment, commercial disputes, content generated by our users, goods and services offered by advertisers or publishers using the Company’s website platforms, and other matters. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages. The Company records a liability when it believes that it is both probable that a loss has been incurred, and the amount can be reasonably estimated. If the Company determines that a loss is possible, and a range of the loss can be reasonably estimated, it discloses the range of the possible loss in the Notes to the Consolidated Financial Statements.

The Company evaluates, on a regular basis, developments in its legal matters that could affect the amount of liability that has been previously accrued, and the matters and related ranges of possible losses disclosed and makes adjustments and changes to our disclosures as appropriate. Significant judgment is required to determine both likelihood of there being and the estimated amount of a loss related to such matters. Until the final resolution of such matters, there may be an exposure to loss in excess of the amount recorded, and such amounts could be material. Should any of the Company’s estimates and assumptions change or prove to have been incorrect, it could have a material impact on its business, consolidated financial position, results of operations, or cash flows.

To date, none of these types of litigation matters, most of which are typically covered by insurance, has had a material impact on the Company’s operations or financial condition. The Company has insured and continues to insure against most of these types of claims.

g) Fair Value Measurements

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

The carrying value of the Company's accounts receivables, gaming accounts receivable, lines of credit - bank, accounts payable, gaming accounts payable and bank loans payable approximate fair value because of the short-term maturity of these financial instruments.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

2. Accounting Policies and Estimates (continued)

h) Derivative Financial Instruments

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

The Company determined that the conversion feature of the convertible debt issued in May 2018 did not qualify as a derivative liability and is not bifurcated from the host instrument but contains a beneficial conversion feature.

i) Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with maturities of three months or less at the time acquired to be cash equivalents. The Company had no cash equivalents as of December 31, 2020 and 2019, respectively.

The Company primarily places cash balances in the U.S. with high-credit quality financial institutions located in the United States which are insured by the Federal Deposit Insurance Corporation up to a limit of $250,000 per institution, in Canada which are insured by the Canadian Deposit Insurance Corporation up to a limit of CDN $100,000 per institution, in Italy which is insured by the Italian deposit guarantee fund Fondo Interbancario di Tutela dei Depositi (FITD) up to a limit of €100,000 per institution, and in Germany which is a member of the Deposit Protection Fund of the Association of German Banks (Einlagensicherungsfonds des Bundesverbandes deutscher Banken) up to a limit of €100,000 per institution.

j) Gaming Accounts Receivable

Gaming accounts receivable represent gaming deposits made by customers to their online gaming accounts either directly by credit card, bank wire, e-wallet or other accepted method through one of our websites or indirectly by cash collected at the cashier of a betting shop but not yet credited to the Company’s bank accounts and subject to normal trade collection terms without discounts. The Company periodically evaluates the collectability of its gaming accounts receivable and considers the need to record or adjust an allowance for doubtful accounts based upon historical collection experience and specific customer information. Actual amounts could vary from the recorded estimates. The Company does not require collateral to support customer receivables. The Company recorded a bad debt expense of $90,705 and $163,942 for the years ended December 31, 2020 and 2019, respectively. All balances previously recorded as allowance for doubtful accounts were written off as uncollectible.

k) Gaming Accounts Payable

Gaming accounts payable represent customer balances, including winnings and deposits, that are held as credits in online gaming accounts and have not as of yet been used or withdrawn by the customers. Customers can request payment of winnings from the Company at any time and the payment to customers can be made through bank wire, credit card, or cash disbursement from one of our locations. Online gaming account credit balances are non-interest bearing.

l) Long Lived Assets

The Company evaluates the carrying value of its long-lived assets for impairment by comparing the expected undiscounted future cash flows of the assets to the net book value of the assets when events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value will be charged to earnings.

Fair value is based upon discounted cash flows of the assets at a rate deemed reasonable for the type of asset and prevailing market conditions, appraisals, and, if appropriate, current estimated net sales proceeds from pending offers.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

2. Accounting Policies and Estimates (continued)

m) Property, Plant and Equipment

Plant and equipment is stated at acquisition cost less accumulated depreciation and adjustments for impairment losses. Expenditures are capitalized only when they increase the future economic benefits embodied in an item of plant and equipment. All other expenditures are recognized as expenses in the statement of operations as incurred.

Depreciation is charged on a straight-line basis over the estimated remaining useful lives of the individual assets. Amortization commences from the time an asset is put into operation. The range of the estimated useful lives is as follows:

Description	Useful Life (in years)

Leasehold improvements	Life of the underlying lease
Computer and office equipment	3 to 5
Furniture and fittings	7 to 10
Computer Software	3 to 5
Vehicles	4 to 5

n) Intangible Assets

Intangible assets are stated at acquisition cost less accumulated amortization, if applicable, less any adjustments for impairment losses.

Amortization is charged on a straight-line basis over the estimated remaining useful lives of the individual intangibles. Where intangibles are deemed to be impaired the Company recognizes an impairment loss measured as the difference between the estimated fair value of the intangible and its book value.

The range of the estimated useful lives is as follows:

Description	Useful Life (in years)

Betting Platform Software	15
Ulisse Bookmaker License	Indefinite
Multigioco and Rifa ADM Licenses	1.5 - 7
Location contracts	5 - 7
Customer relationships	10 - 15
Trademarks/Tradenames	14
Websites	5

The Ulisse Bookmaker License has no expiration date and is therefore not amortized but is tested from impairment on an annual basis in terms of ASC 350 using estimated fair value.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

2. Accounting Policies and Estimates (continued)

o) Goodwill

The Company allocates the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired users, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

The Company annually assesses whether the carrying value of its reporting unit exceeds its fair value and, if necessary, records an impairment loss equal to any such excess. Each interim reporting period, the Company assesses whether events or circumstances have occurred which indicate that the carrying amount of the reporting unit exceeds its fair value. If the carrying amount of the reporting unit exceeds its fair value, an asset impairment charge will be recognized in an amount equal to that excess.

In terms of ASC 350, the Company skipped the requirement to perform a qualitative assessment and performed a quantitative assessment on its goodwill as of December 31, 2020 and determined that an impairment was not considered necessary.

p) Leases

The Company accounts for leases in terms of ASC 842. In terms of ASC 842, the Company assesses whether any asset based leases entered into for periods longer than twelve months meet the definition of financial leases or operation leases, by evaluating the terms of the lease, including the following; the duration of the lease; the implied interest rate in the lease; the cash flows of the lease; and whether the Company intends to retain ownership of the asset at the end of the lease term.

Leases which imply that the Company will retain ownership at the end of the lease term are classified as financial leases, are included in plant and equipment with a corresponding financial liability raised at the date of lease inception. Interest incurred on financial leases are expensed using the effective interest rate method.

Leases which imply that the Company will not acquire the asset at the end of the lease term are classified as operating leases, the Company’s right to use the asset is reflected as a non-current right of use asset with a corresponding operational lease liability raised at the date of lease inception. The right of use asset and the operational lease liability are amortized over the right of use period using the effective interest rate implied in the operating lease agreement.

q) Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity's financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has no material uncertain tax positions for any of the reporting periods presented.

In Italy, tax years beginning 2016 forward, are open and subject to examination, while in Austria companies are open and subject to inspection for five years and ten years for inspection of serious infractions. In the United States and Canada, tax years beginning 2016 forward, are subject to examination. The Company is not currently under examination and it has not been notified of a pending examination.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

2. Accounting Policies and Estimates (continued)

r) Revenue Recognition

The Company recognizes revenue when control of its products and services is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products and services. Revenues from sports-betting, casino, cash and skill games, slots, bingo and horse race wagers represent the gross pay-ins (also referred to as turnover) from customers less gaming taxes and payouts to customers. Revenues are recorded when the game is closed which is representative of the point in time at which the Company has satisfied its performance obligation. In addition, the Company receives commissions from the sale of scratch tickets and other lottery games. Commissions are recorded when the ticket for scratch off tickets and lottery tickets are sold.

Revenues from the Betting Platform include software licensing fees, training, installation, and product support services. The Company does not sell its proprietary software. Revenue is recognized when transfer of control to the customer has been made and the Company’s performance obligation has been fulfilled. License fees are calculated as a percentage of each licensee’s level of activity and are contingent upon the licensee’s usage. The license fees are recognized on an accrual basis as earned.

s) Stock-Based Compensation

The Company records its compensation expense associated with stock options and other forms of equity compensation based on their fair value at the date of grant using the Black-Scholes option pricing model. Stock-based compensation includes amortization related to stock option awards based on the estimated grant date fair value. Stock-based compensation expense related to stock options is recognized ratably over the vesting period of the option. In addition, the Company records expense related to Restricted Stock Units (“RSU’s”) granted based on the fair value of those awards on the grant date. The fair value related to the RSUs is amortized to expense over the vesting term of those awards. Forfeitures of stock options and RSUs are recognized as they occur.

Stock-based compensation expense for a stock-based award with a performance condition is recognized when the achievement of such performance condition is determined to be probable. If the outcome of such performance condition is not determined to be probable or is not met, no compensation expense is recognized and any previously recognized compensation expense is reversed.

t) Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments.

u) Earnings Per Share

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260, “Earnings Per Share” provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the dilutive impact on the number of shares outstanding should they be exercised. Securities that have the potential to dilute shareholder's interests include unexercised stock options and warrants as well as unconverted debentures.

On December 12, 2019, the Company effected an 1 for 8 reverse stock split, all references made to share or per share amounts in the accompanying consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the reverse stock split.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

2. Accounting Policies and Estimates (continued)

v) Related Parties

Parties are considered to be related to the Company if the parties directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions are recorded at fair value of the goods or services exchanged.

w) Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): “Measurement of Credit Losses on Financial Instruments”, which replaces the incurred loss methodology with an expected credit loss methodology that is referred to as the current expected credit loss (CECL) methodology. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The amendments in this update are required to be applied using the modified retrospective method with an adjustment to accumulated deficit and are effective for the Company beginning with fiscal year 2020, including interim periods. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. An entity with trade receivables will be required to use historical loss information, current conditions, and reasonable and supportable forecasts to determine expected lifetime credit losses. Pooling of assets with similar risk characteristics is also required.

Since adopted on January 1, 2020, there has not been any material impact on the Company’s financial position, results of operations, and related disclosures.

In December 2019, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740). The Amendments in this update reduce the complexity in accounting for income taxes by removing certain exceptions to accounting for income taxes and deferred taxes and simplifying the accounting treatment of franchise taxes, a step up in the tax basis of goodwill as part of business combinations, the allocation of current and deferred tax to a legal entity not subject to tax in its own financial statements, reflecting changes in tax laws or rates in the annual effective rate in interim periods that include the enactment date and minor codification improvements.

This ASU is effective for fiscal years and interim periods beginning after December 15, 2020.

The effects of this ASU on the Company’s financial statements is not considered to be material.

In August 2020, the FASB issued ASU No. 2020-06, debt with Conversion and Other Options (subtopic 470-20): and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). Certain accounting models for convertible debt instruments with beneficial conversion features or cash conversion features are removed from the guidance and for equity instruments the contracts affected are free standing instruments and embedded features that are accounted for as derivatives, the settlement assessment was simplified by removing certain settlement requirements.

This ASU is effective for fiscal years and interim periods beginning after December 15, 2021.

The effects of this ASU on the Company’s consolidated financial statements is currently being assessed and is expected to have an impact on the treatment of certain convertible instruments, if any, and the derivative liabilities, if any, associated with these convertible instruments.

The FASB issued several additional updates during the period, none of these standards are either applicable to the Company or require adoption at a future date and none are expected to have a material impact on the consolidated financial statements upon adoption.

x) Reporting by segment

The Company has two operating segments from which it derives revenue. These segments are:

(i)	the operating of web based as well as land based leisure betting establishments situated throughout Italy, and
(ii)	provider of certified betting Platform software services to leisure betting establishments in Italy and 9 other countries.

y) Comparative

Certain expenses amounting to $2,000,579, classified as selling expenses in the prior year were reclassified as general and administrative expenses for comparative purposes. These expenses are related to operating our betting platforms and are more accurately reflected as general and administrative expenses, in line with our current operations.

These reclassifications had no impact on net loss or comprehensive loss.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

3. Acquisition of subsidiaries

Virtual Generation Limited (“VG”) Acquisition

On January 30, 2019, the Company entered into a Share Exchange Agreement (“VG SPA”), with the shareholders of Virtual Generation (“VG”) organized under the laws of Republic of Malta (the “Sellers”) and acquired all of the issued and outstanding ordinary shares of VG., together with all the ordinary shares of Naos Holding Limited, a company organized under the laws of Republic of Malta (“Naos”) that owned 3,999 of the 4,000 issued and outstanding ordinary shares of VG. VG owns and has developed a virtual gaming software platform. The prior non-operating holding company subsidiary Naos was discontinued with effect on December 31, 2019.

Pursuant to the Purchase Agreement, on the Closing Date, the Company agreed to pay the Sellers the previously agreed to consideration of €4,000,000 ($4,576,352) in consideration for all the ordinary shares of VG and Naos, on the Closing Date as follows:

(i)	a cash payment of €108,000;
(ii)	the issuance of shares of the Company’s common stock valued at €89,000; and
(iii)	the delivery of a non-interest bearing promissory note of €3,803,000, providing for the payment of:
(a)	an aggregate of €2,392,000 in cash in 23 equal and consecutive monthly instalments of €104,000 with the first such payment due and payable on the date that was one month after the Closing Date; and
(b)	an aggregate of €1,411,000 in shares of the Company’s common stock in 17 equal and consecutive monthly instalments of €83,000 as determined by the average of the closing prices of such shares on the last 10 trading days immediately preceding the determination date of each monthly issuance, which issuances commenced on March 1, 2019.

The €3,803,000 promissory note was originally recorded as a liability owing to related parties of €1,521,200 (Note 15) and to third parties of €2,281,800 (Note 12).

Pursuant to the terms of the Purchase Agreement that the Company entered into with VG, the Company agreed to pay the sellers of VG an earnout payment in shares of our common stock equal to an aggregate amount of €500,000 (approximately $561,500), if the amounts of bets made by users of the VG platform grew by more than 5% for the year ended December 31, 2019 compared to the year ended December 31, 2018. Based on the 18,449,380 tickets sold in 2019 the VG sellers qualified for the earnout payment of 132,735 shares of common stock at a price of $4.23 per share, which shares were issued effective January 2020. The earnout payment was considered remote at the time of entering into the transaction and was not recorded as a component of deferred purchase consideration, accordingly it has been expensed through the Statement of Operations for the year ended December 31, 2019.

In terms of the agreement, the purchase price was allocated to the fair market value of tangible and intangible assets acquired and liabilities assumed, as follows:

Amount
Purchase consideration, net of discount of $382,778	$4,193,375
Fair value of assets acquired
Cash	47,268
Current assets	178,181
Property, Plant and Equipment	41,473
Betting Platform	4,004,594
4,271,516
Less: liabilities assumed	(78,141)
Less: Imputed Deferred taxation on identifiable intangible acquired (Betting Platform)	(1,401,608)
Total identifiable assets less liabilities assumed	2,791,767
Goodwill arising on acquisition	1,401,608
Total purchase consideration	$4,193,375

The Betting Platform value was determined by management, based on prior experience, and is being amortized over a period of 15 years, the expected useful life.

 ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

4. Restricted Cash

Restricted cash consists of the following:

•	cash held in a segregated bank account at Intesa Sanpaolo Bank S.p.A. (“Intesa Sanpaolo Bank”) as collateral against a bank loan with Intesa Sanpaolo Bank for Multigioco as well as Wirecard Bank as a security deposit for Ulisse betting operations.
•	The Company maintains a $1,000,000 deposit at Metropolitan Commercial bank held as security against a $500,000 line of credit. See Note 10.

5. Plant and equipment

	December 31, 2020			December 31, 2019
	Cost	Accumulated depreciation	Net book value	Net book value

Leasehold improvements	$67,004	$(27,297)	$39,707	$32,405
Computer and office equipment	978,113	(730,541)	247,572	312,824
Fixtures and fittings	296,971	(242,506)	54,465	57,598
Vehicles	106,580	(43,198)	63,382	72,526
Computer software	194,577	(110,112)	84,465	45,372
	$1,643,245	$(1,153,654)	$489,591	$520,725

The aggregate depreciation charge to operations was $354,552 and $283,497 for the years ended December 31, 2020 and 2019, respectively. The depreciation policies followed by the Company are described in Note 2.

6. Leases

The Company’s portfolio of leases contains both finance and operating leases that relate to real estate agreements, vehicles and office equipment agreements.

Operating leases

Real estate agreements

The Company has several property lease agreements in Italy and Austria which have terms in excess of a twelve month period, these property leases are for our administrative operations in these countries. The Company does not and does not intend to take ownership of the property at the end of the lease term.

Vehicle agreements

The Company leases several vehicles for business use purposes, the terms of these leases range from twenty four to thirty six months. The Company does not and does not intend to take ownership of the vehicles at the end of the lease term.

Finance Leases

Office equipment agreements

The Company has entered into several finance leases for office equipment, the term of these leases range from thirty six to sixty months. The Company takes ownership of the office equipment at the end of the lease term.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

6. Leases (continued)

Right of use assets

Right of use assets are included in the consolidated balance sheet are as follows:

	December 31, 2020	December 31, 2019
Non-current assets
Right of use assets - operating leases, net of amortization	$687,568	$792,078
Right of use assets - finance leases, net of depreciation – included in property, plant and equipment	$27,119	$37,091

Lease costs consists of the following:

	Year ended December 31,
	2020	2019
Finance lease cost:	$14,040	$13,292
Amortization of right-of-use assets	12,870	11,890
Interest expense on lease liabilities	1,170	1,402

Operating lease cost	265,081	210,881

Total lease cost	$279,121	$224,173

Other lease information:

	Year ended December 31,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from finance leases	$(1,170)	$(1,252)
Operating cash flows from operating leases	(265,081)	(210,881)
Financing cash flows from finance leases	(12,666)	(11,371)

Right-of-use assets obtained in exchange for new finance leases	470	14,989
Right-of-use assets disposed of under operating leases prior to lease maturity	(21,588)	(81,263)
Right-of -use assets obtained in exchange for new operating leases	$84,918	$442,281
Weighted average remaining lease term – finance leases	2.74 years	3.46 years
Weighted average remaining lease term – operating leases	2.83 years	3.74 years
Weighted average discount rate – finance leases	3.65%	3.52%
Weighted average discount rate – operating leases	3.59%	3.42%

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

6. Leases (continued)

Maturity of Leases

Finance lease liability

The amount of future minimum lease payments under finance leases as of December 31, 2020 is as follows:

Amount
2021	11,342
2022	9,461
2023	7,581
2024	879
Total undiscounted minimum future lease payments	29,263
Imputed interest	(1,487)
Total finance lease liability	$27,776
Disclosed as:
Current portion	$10,511
Non-Current portion	17,265
$27,776

Operating lease liability

The amount of future minimum lease payments under operating leases as of December 31, 2020 is as follows:

Amount
2021	258,406
2022	221,799
2023	178,842
2024 and beyond	31,304
Total undiscounted minimum future lease payments	690,351
Imputed interest	(34,591)
Total operating lease liability	$655,760
Disclosed as:
Current portion	$238,899
Non-Current portion	416,861
$655,760

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

7. Intangible Assets

Licenses obtained by the Company in the acquisitions of Multigioco and Rifa include a Gioco a Distanza (“GAD”) online license as well as a Bersani and Monti land-based licenses issued by the Italian gaming regulator to Multigioco and Rifa, respectively, as well as an Austrian Bookmaker License through the acquisition of Ulisse.

Intangible assets consist of the following:

	December 31, 2020				December 31, 2019
	Cost	Impairment charge	Accumulated amortization	Net book value	Net book value
Betting platform software	$5,689,965	$—	$(1,016,651)	$4,673,314	$5,052,645
Licenses	10,704,888	(4,900,000)	(887,155)	4,917,733	9,929,495
Location contracts	1,000,000	—	(911,545)	88,455	231,312
Customer relationships	870,927	—	(361,690)	509,237	569,700
Trademarks	119,477	—	(50,634)	68,843	73,875
Websites	40,000	—	(40,000)	—	—
	$18,425,257	$(4,900,000)	$(3,267,675)	$10,257,582	$15,857,027

The Company recorded $703,191 and $771,665 in amortization expense for finite-lived assets for the year ended December 31, 2020 and 2019, respectively, and an impairment provision of $4,900,000 against indefinite lived licenses.

The estimated amortization expense over the next five year period is as follows:

Amount
2021	622,285
2022	450,403
2023	449,958
2024	448,124
2025	448,124
Total estimated amortization expense	2,418,894

The Company evaluates intangible assets for impairment on an annual basis during the last month of each year and at an interim date if indications of impairment exist. Intangible asset impairment is determined by comparing the fair value of the asset to its carrying amount with an impairment being recognized only when the fair value is less than carrying value and the impairment is deemed to be permanent in nature.

In assessing the impairment of indefinite lived licenses, the Company first performed a qualitative impairment test to determine if any impairment indicators were present, impairment indicators were noted for indefinite life intangibles assets in the Ulisse operation.

The impairment process used was as follows:

•	based on qualitative impairment indicators bring present;
•	the Company utilized managements December 2020 annual operational budget cash flows for the 2021 together with forecasted cash flows for the next four year period ending in 2025;
•	the budgeted and forecasted cash flows were adjusted for taxation at the Company’s current effective tax rate;
•	working capital cash flow movements were estimated for the budget and the forecast period using historical experience;
•	plant and equipment cash flow additions for the budget and forecast period were estimated using historical experience and known cash flows;
•	net cash flow as determined by the above, were forecast in perpetuity by using the forecast growth rate and the Company’s estimated Weighted Average Cost of Capital (“WACC”);
•	The forecast future cash flows were discounted back to present value using the WACC;
•	WACC was determined by comparing the Company’s beta to that of certain peer companies and determining what a reasonable WACC was compared to our calculated internal WACC, we determined that due to recent volatility in the Company’s common stock price that a reasonable peer WACC is 10%.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

7. Intangible Assets (continued)

The COVID-19 pandemic has resulted in the closure of our land-based operations in the Italian market for an extended period of time and as the pandemic evolves and the markets in which the Company operates continue to experience resurgences of the virus, we are uncertain as to the long-term impact on the Company’s land-based operations. As such, the Company has made a strategic decision to transfer its Ulisse customer relationships in Italy to Multigioco ahead of license renewals which are expected to take place within the next one to two years. The combined Multigioco and Ulisse business under the Multigioco entity, which is an Italian based operator, substantially increases the Company’s market share in Italy, and may improve the possibility of renewing our Italian licenses. Ulisse is based in Austria and may be at a disadvantage and at risk of losing its ability to operate in the Italian market when licenses are renewed. Ulisse will focus on developing gaming solutions for the Austrian and other European markets in the near term. The license under which Ulisse operates in Italy, is not transferable to Multigioco and accordingly, based on a quantitative impairment analysis, an impairment charge of $4,900,000 is considered appropriate.

The Company believes that the remaining carrying amounts of its intangible assets are recoverable. However, if adverse events were to occur or circumstances were to change indicating that the carrying amount of such assets may not be fully recoverable, the assets would be reviewed for impairment and the assets may be further impaired.

8. Goodwill

	December 31, 2020	December 31, 2019

Opening balance	$1,663,385	$262,552
Acquisition of Virtual Generation	—	1,401,608
Impairment charge	—	—
Foreign exchange movements	(265)	(775)
Closing balance	$1,663,120	$1,663,385

Goodwill represents the excess purchase price paid over the fair value of assets acquired, including any other identifiable intangible assets.

On January 30, 2019, the Company acquired Virtual Generation Limited, as disclosed in Note 3 above. The goodwill on acquisition arose as the proceeds paid on acquisition exceeded the fair value of the identifiable assets less assumed liabilities and imputed deferred tax liabilities on identifiable intangible assets by $1,401,608.

The Company evaluates goodwill for impairment on an annual basis during the last month of each year and at an interim date if indications of impairment exist. Goodwill impairment is determined by comparing the fair value of the reporting unit to its carrying amount with an impairment being recognized only when the fair value is less than carrying value and the impairment is deemed to be permanent in nature.

9. Marketable Securities

Investments in marketable securities consists of 2,500,000 shares of Zoompass Holdings (“Zoompass”) and is accounted for at fair value, with changes recognized in earnings.

On December 31, 2020, the shares of Zoompass were last quoted at $0.187 per share on the OTC market, resulting in an unrealized gain recorded to earnings related to these securities of $290,000, The Company recorded an unrealized loss of $97,500 for the year ended December 31, 2019.

10. Line of Credit - Bank

The Company maintains a $1,000,000 secured revolving line of credit from Metropolitan Commercial Bank in New York, of which $500,000 was drawn as of December 31, 2020, which bears a fixed rate of interest of 3.00% on the outstanding balance with an interest only monthly minimum payment, and no maturity date as long as the security deposit of $1,000,000 remains in place, see Note 4.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

11. Convertible Debentures

On February 26, 2018, the Company issued debenture units to certain accredited investors (the “February 2018 Private Placement”). Each debenture unit was comprised of (i) a debenture in the principal amount of CDN $1,000 bearing interest at a rate of 10% per annum, with a maturity date of two years from the date of issuance, (ii) warrants to purchase up to 31.25 shares of the Company’s common stock at an exercise price equal to the lesser of $5.00 or 125% of the proposed initial Canadian public offering price per warrant, expiring on February 25, 2020, and (iii) 20 shares of restricted common stock. The investors in the February 2018 Private Placement purchased an aggregate principal amount of CDN $670,000 ($521,900) debentures and received warrants to purchase up to 20,938 shares of the Company’s common stock and 13,875 shares of common stock. As a result of the lower debenture conversion price and the warrant exercise price of the May 31, 2018 Private Placement described below, the whole or any part of the principal amount of the February 2018 Private Placement debentures plus any accrued and unpaid interest may have been converted into shares of the Company’s common stock at a price equal to $3.20 per share and the warrants could have been exercised at a price equal to $4.00 per share.

In April 2018, the Company issued debenture units to certain investors (the “April 2018 Private Placement”). Each debenture unit was comprised of (i) a debenture in the principal amount of CDN $1,000 bearing interest at a rate of 10% per annum, with a maturity date of two years from the date of issuance, (ii) warrants to purchase up to 31.25 shares of the Company’s common stock at an exercise price equal to the lesser of $5.00 or 125% of the proposed initial Canadian public offering price per warrant, expiring in April 2020, and (iii) 20 shares of restricted common stock. The investors in the April 2018 Private Placement purchased an aggregate principal amount of CDN $135,000 ($105,200) debentures and received warrants to purchase up to 4,218.75 shares of the Company’s common stock and 2,700 shares of restricted common stock. As a result of the lower debenture conversion price and the warrant exercise price of the May 31, 2018 Private Placement described below, the whole or any part of the principal amount of the April 2018 Private Placement debentures plus any accrued and unpaid interest may have been converted into shares of the Company’s common stock at a price equal to $3.20 per share and the warrants could have been exercised at a price equal to $4.00 per share.

On April 19, 2018, the Company re-issued debenture units that were first issued to certain investors between January 24, 2017 and January 31, 2018 in order to simplify the various debentures into a single series with the same terms as new convertible debenture units issued on February 26, 2018 (the “April 19, 2018 Debentures”). Each debenture unit was comprised of (i) a debenture in the principal amount of CDN $1,000 bearing interest at a rate of 10% per annum, with a maturity date of two years from the date of issuance, (ii) warrants to purchase up to 31.25 shares of the Company’s common stock at an exercise price equal to the lesser of $5.00 or 125% of the proposed initial Canadian public offering price per warrant, expiring on April 19, 2020, and (iii) 20 shares of restricted common stock. The investors in the April 19, 2018 Private Placement received an aggregate principal amount of CDN $1,436,000 ($1,118,600) debentures, warrants to purchase up to 44,875 shares of the Company’s common stock and 28,720 restricted shares of common stock. As a result of the lower debenture conversion price and the warrant exercise price of the May 31, 2018 Private Placement described below, the whole or any part of the principal amount of the April 19, 2018 Debentures plus any accrued and unpaid interest could have been converted into shares of the Company’s common stock at a price equal to $3.20 per share and the warrants could have been exercised at a price equal to $4.00 per share.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

11. Convertible Debentures (continued)

On May 11, 2018, the Company issued debenture units to certain investors (the “May 11, 2018 Private Placement”). Each debenture unit was comprised of (i) a debenture in the principal amount of CDN $1,000 bearing interest at a rate of 10% per annum, with a maturity date of two years from the date of issuance, (ii) warrants to purchase up to 31.25 shares of the Company’s common stock at an exercise price equal to the lesser of $5.00 or 125% of the proposed initial Canadian public offering price per warrant, expiring on May 11, 2020, and (iii) 20 shares of restricted common stock. The investors in the May 11, 2018 Private Placement purchased an aggregate principal amount of CDN $131,000 ($102,000) debentures and received warrants to purchase up to 4,093.75 shares of the Company’s common stock and 2,620 restricted shares of common stock. As a result of the lower debenture conversion price and the warrant exercise price of the May 31, 2018 Private Placement described below, the whole or any part of the principal amount of the May 11, 2018 Private Placement plus any accrued and unpaid interest could have been converted into shares of the Company’s common stock at a price equal to $3.20 per share and the warrants could have been exercised at a price equal to $4.00 per share.

On May 31, 2018, the Company closed a private placement offering of up to 7,500 units and entered into Subscription Agreements (the “Agreements”) with certain accredited investors (the “May 31, 2018 Private Placement”). The units were offered in both U.S. and Canadian dollar denominations. Each unit sold to U.S. investors was sold at a per unit price of $1,000 and was comprised of (i) a 10% convertible debenture in the principal amount of $1,000 (the “U.S. Debentures”) maturing on May 31, 2020, (ii) 26 shares of our common stock and (ii) warrants to purchase up to 135.25 shares of the Company’s common stock (the “U.S. Warrants”). Each unit sold to Canadian investors was sold at a per unit price of CND $1,000 and was comprised of (i) a 10% convertible debenture in the principal amount of CND $1,000 (the “Canadian Debentures” and together with the U.S. Debentures, the “May Debentures”), (ii) 20 shares of our common stock and (ii) warrants to purchase up to 104.06 shares of our common stock (the “Canadian Warrants” and together with the U.S. Warrants, the “May Warrants”).

The proceeds received from the convertible debentures were net of finders fees paid to certain brokers. In addition, the Company also issued: (i) shares of common stock to the convertible debenture holders; (iii) certain two year warrants exercisable for shares of common stock at an exercise price of $4.00 per share; (iii) in conjunction with the finders fees paid, the Company also issued warrants to certain brokers on the same terms and conditions as the warrants issued to the convertible debenture holders.

The convertible debentures were convertible into shares of common stock at a conversion price of $3.20 per share.

The May Warrants and broker warrants were exercisable at an exercise price of $4.00 per share and expired on May 31, 2020.

The accounting treatment of the above is as follows:

(i)	The convertible debentures were recorded at gross value;
(ii)	The cash fee paid to the brokers was $427,314 and the fair value of the warrants issued to the brokers were valued at fair value as described in (iv) below and were recorded as a debt discount against the gross value of the convertible debentures;
(iii)	The shares of common stock issued to the convertible debenture holders were valued at $582,486, the market price of the common stock on the date of issue and were recorded as debt discount against the gross value of the convertible debt;
(iv)	The warrants issued to the convertible debenture holders and brokers were valued at $2,929,712 using a Black-Scholes valuation model. These warrants were equity classified with a beneficial conversion feature.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

11. Convertible Debentures (continued)

The total debt discount above amounted to $6,524,567 which was being amortized over the two year life of the debentures on a straight line basis.

Convertible debentures of $10,000 and CDN $65,000 (approximately $48,416) that had matured on May 31, 2020 were extended to August 29, 2020, of which CDN $35,000 was acquired by a related party prior to extension, and a further $600,000 and CDN $242,000 (approximately $180,257) that had matured, had the maturity date extended to September 28, 2020, of which $500,000 and CDN $207,000 were acquired by a related party, prior to extension.

As an incentive for extending the maturity date of the convertible debentures, the debenture holders were granted two year warrants exercisable for 301,644 shares of common stock at an exercise price of $3.75 per share, of which 144,041 were granted to related parties and three year warrants exercisable for 72,729 shares of common stock at an exercise price of $5.00 per share, of which 36,010 were issued to related parties. All of the convertible debentures with extended maturity dates, with the exception of one convertible debenture of CDN $35,000, were repaid during 2020. The remaining convertible debenture of CDN $35,000 was repaid in 2021.

During the year ended December 31, 2020, investors in Canadian Dollar convertible debentures converted the aggregate principal amount of CDN $317,600, including interest thereon of CDN $45,029 and investors in US Dollar convertible debentures converted the aggregate principal amount of $400,000, including interest thereon of $70,492 into 230,134 shares of common stock.

The Aggregate convertible debentures outstanding consists of the following:

	December 31, 2020	December 31, 2019
Principal Outstanding
Opening balance	$3,464,737	$8,529,751
Repaid	(2,778,349)	—
Conversion to equity	(634,431)	(5,240,736)
Foreign exchange movements	(24,515)	175,722
	27,442	3,464,737
Accrued Interest
Opening balance	524,227	520,523
Interest expense	207,595	719,004
Repaid	(619,992)	—
Conversion to equity	(103,958)	(731,731)
Foreign exchange movements	(767)	15,504
	7,105	524,227
Debenture Discount
Opening balance	(627,627)	(4,587,228)
Amortization	627,627	3,959,601
	—	(627,627)
Convertible Debentures, net	$34,547	$3,361,337

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

12. Deferred Purchase Consideration

In terms of the acquisition of Virtual Generation on January 31, 2019, disclosed in Note 3 above, the Company issued non-interest bearing promissory notes of €3,803,000 owing to both related parties and non-related parties. The value of the promissory notes payable related parties was €1,521,200 and to non-related parties was €2,281,800.

The promissory notes payable to non-related parties are to be settled as follows:

(a)	an aggregate of €1,435,200 in cash in 23 equal and consecutive monthly instalments of €62,400 with the first such payment due and payable on the date that was one month after the Closing Date; and
(b)	an aggregate of €846,600 in shares of the Company’s common stock in 17 equal and consecutive monthly instalments of €49,800 as determined by the average of the closing prices of such shares on the last 10 trading days immediately preceding the determination date of each monthly issuance, which issuances commenced on March 1, 2019.

Pursuant to the terms of the Purchase Agreement that the Company entered into with VG, the Company agreed to pay the sellers of VG an earnout payment in shares of our common stock equal to an aggregate amount of €500,000 (approximately $561,500), if the amounts of bets made by users of the VG platform grew by more than 5% for the year ended December 31, 2019 compared to the year ended December 31, 2018. Based on the 18,449,380 tickets sold in 2019 the VG sellers qualified for the earnout payment of 132,735 shares of common stock at a price of $4.23 per share, which shares were issued effective January 2020. The earnout payment was considered remote at the time of entering into the transaction and was not recorded as a component of deferred purchase consideration, accordingly it has been expensed through the statement of operations for the year ended December 31, 2019. The amount due to the non-related party VG sellers amounted to €300,000 (approximately $336,810).

The future payments on the promissory notes were discounted to present value using the Company’s average cost of funding of 10%. The discount is being amortized over the repayment period of the promissory note using the effective interest rate method.

The movement on deferred purchase consideration consists of the following:

Description	December 31, 2020	December 31, 2019
Principal Outstanding
Promissory note due to non-related parties	$1,802,384	$2,745,811
Additional earnout earned	—	336,810
Settled by the issuance of common shares	(724,467)	(616,387)
Repayment in cash	(1,105,455)	(607,555)
Foreign exchange movements	52,972	(56,295)
	25,434	1,802,384
Present value discount on future payments
Present value discount	(120,104)	(242,089)
Amortization	114,333	117,192
Foreign exchange movements	(1,990)	4,793
	(7,761)	(120,104)
Deferred purchase consideration, net	$17,673	$1,682,280

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

13. Bank Loan Payable

In September 2016, the Company obtained a loan of €500,000 (approximately $545,000) from Intesa Sanpaolo Bank in Italy, which loan is secured by the Company's assets. The loan has an underlying interest rate of 4.5% above the Euro Inter Bank Offered Rate, subject to quarterly review and is amortized over 57 months ending March 31, 2021. Monthly repayments of €9,760 began in January 2017.

In terms of a directive by the Italian Government, in order to provide financial relief due to the Covid-10 pandemic, Multigioco was able to suspend repayments of the loan for a period of six months and the maturity date of the loan was extended to March 31, 2022, the interest rate remains the same at 4.5% above the Euro Inter Bank Offered Rate with monthly repayments revised to $9,971.

The Company made payments of €59,396 (approximately $67,783) which included principal of €54,638 (approximately $62,353) and interest of €4,758 approximately $5,430) for the year ended December 31, 2020.

14. Other Long-term Liabilities

Other long-term liabilities represent the following:

•	Italian “Trattamento di Fine Rapporto” which is a severance amount set up by Italian companies to be paid to employees on termination or retirement;
•	Shop deposits that are held by Ulisse.

Balances of other long-term liabilities were as follows:

	December 31, 2020	December 31, 2019
Severance liability	$297,120	$211,734
Customer deposit balance	366,947	407,810
Total other long term liabilities	$664,067	$619,544

15. Related Parties

Notes Payable, Related Party

On March 11, 2020, the Company received an advance of $300,000 in terms of a Promissory Note (“PN”) entered into with Forte Fixtures and Millwork, Inc., a Company controlled by the brother of our Executive Chairman. The PN bears no interest and is repayable on demand.

The movement on notes payable, Related Party, consists of the following:

	December 31, 2020	December 31, 2019
Principal Outstanding
Opening balance	$—	$318,078
Additions	300,000	—
Repayment	(200,000)	—
Applied to warrant exercise	(100,000)	—
Settled by issuance of common shares	—	(318,078)
	—	—
Accrued Interest
Opening balance	—	113,553
Interest expense	22,521	25,830
Repayment	(14,465)	—
Applied to warrant exercise	(8,056)	—
Conversion to equity	—	(139,383)
	—	—
Promissory Notes Payable – Related Party	$—	$—

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

15. Related Parties (continued)

Convertible notes acquired, Related Party

Forte Fixtures and Millworks acquired certain convertible notes from third parties that had matured on May 31, 2020. The convertible notes had an aggregate principal amount of $150,000 and only the accrued interest of $70,000 on a note with an aggregate principal amount of $350,000 and notes with an aggregate principal amount of CDN $207,000, the maturity date of these convertible notes was extended to September 28, 2020. The convertible notes together with interest thereon, amounting to $445,020 were repaid between August 23, 2020 and October 21, 2020.

As an incentive for extending the maturity date of the convertible debentures, Forte Fixtures was granted two year warrants exercisable for 134,508 shares of common stock at an exercise price of $3.75 per share and three year warrants exercisable for 33,627 shares of common stock at an exercise price of $5.00 per share. These warrants were exercised on December 30, 2020, for gross proceeds of $630,506.

Deferred Purchase consideration, Related Party

In terms of the acquisition of VG on January 17, 2019, disclosed in Note 3 above, the Company issued non-interest bearing promissory notes in the principal amount of €3,803,000 owing to both related parties and non-related parties. The value of the promissory notes payable to non-related parties was €2,281,800 and to related parties was €1,521,200.

The related party promissory notes are due to Luca Pasquini, a director and officer of the Company and Gabriele Peroni, an officer of the Company.

The promissory notes were to be settled as follows:

(a)	an aggregate of €956,800 in cash in 23 equal and consecutive monthly instalments of €41,600 with the first such payment due and payable on the date that is one month after the closing of the acquisition (the “Closing Date”); and
(b)	an aggregate of €564,400 in shares of the Company’s common stock in 17 equal and consecutive monthly instalments of €33,200 as determined by the average of the closing prices of such shares on the last 10 trading days immediately preceding the determination date of each monthly issuance, commencing on March 1, 2019.

Pursuant to the terms of the Purchase Agreement that the Company entered into with VG, the Company agreed to pay the VG Sellers an earnout payment in shares of our common stock equal to an aggregate amount of €500,000 (approximately $561,500), if the amounts of bets made by users of the VG platform grew by more than 5% for the year ended December 31, 2019 compared to the year ended December 31, 2018. Based on the 18,449,380 tickets sold in 2019 the VG sellers qualified for the earnout payment of 132,735 shares of common stock at a price of $4.23 per share, which shares were issued effective January 2020.

The amount due to the related party VG Sellers amounted to €200,000 (approximately $224,540) and was settled during January 2020 by the issuance of 53,094 shares of common stock at $4.23 per share.

The movement on deferred purchase consideration consists of the following:

Description	December 31, 2020	December 31, 2019
Principal Outstanding
Promissory notes due to related parties	$1,279,430	$1,830,541
Additional earnout earned	—	224,540
Settled by the issuance of common shares	(482,978)	(410,925)
Repayment in cash	(471,554)	(328,734)
Foreign exchange movements	57,230	(35,992)
	382,128	1,279,430
Present value discount on future payments
Present value discount	(80,069)	(161,393)
Amortization	76,222	78,128
Foreign exchange movements	(1,327)	3,196
	(5,174)	(80,069)
Deferred purchase consideration, net	$376,954	$1,199,361

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

15. Related Parties (continued)

Related party (payables) receivables

Related party payables and receivables represent non-interest-bearing (payables) receivables that are due on demand.

The balances outstanding are as follows:

	December 31, 2020	December 31, 2019
Related Party payables
Gold Street Capital Corp.	$—	$(2,551)
Luca Pasquini	(565)	—
	$(565)	$(2,551)
Related Party Receivables
Luca Pasquini	$1,519	$4,123

Gold Street Capital

Gold Street Capital is wholly owned by Gilda Ciavarella, the spouse of Mr. Ciavarella.

Amounts due to Gold Street Capital Corp., the major stockholder of Elys, are for reimbursement of expenses. During the period 2017 to 2019, Gold Street Capital funded the Company operations utilizing personal credit cards. These shareholder loan accounts were only refunded when the Company had available cash. The shareholder claimed reimbursement of the calculated interest expense of these shareholder loans at the rate of 18.99%, resulting in an interest charge of $50,494 for the year ended December 31, 2020. No interest was charged in prior periods.

Gold Street Capital acquired certain convertible notes that had matured on May 31, 2020, amounting to CDN $35,000 from third parties, the maturity date of these convertible notes was extended to September 28, 2020. The convertible notes together with interest thereon, amounting to CDN $44,062 (approximately $34,547) was outstanding at December 31, 2020. This amount was repaid subsequent to period end.

As an incentive for extending the maturity date of the convertible debentures, all debenture holders, including Gold Street Capital, were granted two-year warrants exercisable at an exercise price of $3.75 per share, and three-year warrants exercisable at an exercise price of $5.00 per share. Gold Street Capital was granted two year-warrants exercisable for 9,533 shares of common stock at $3.75 per share and three-year warrants exercisable for 2,383 shares of common stock at $5.00 per share.

On September 4, 2019, the Company issued 15,196 shares of common stock to Gold Street Capital in settlement of $48,508 of advances made to the Company for certain reimbursable expenses.

Luca Pasquini

Amounts due to Luca Pasquini is for advances made to various subsidiaries for working capital purposes and receivables for expense advances.

On January 31, 2019, the Company acquired VG for €4,000,000 (approximately $4,576,352), Mr. Pasquini was a 20% owner of VG and was due gross proceeds of €800,000 (approximately $915,270). The gross proceeds of €800,000 was to be settled by a payment in cash of €500,000 over a twelve month period and by the issuance of common stock valued at €300,000 over an eighteen month period. As of December 31, 2020, the Company has paid Mr. Pasquini cash of €333,100 (approximately $399,061) and issued 112,521 shares valued at €300,000 (approximately $334,791).

In addition, due to the attainment of an earnout clause per the agreement, a further €500,000 (approximately $561,351) was earned as of December 31, 2019, of which Mr. Pasquini’s share was €100,000 (approximately $112,270), which earnout was settled by the issue of 26,547 shares of common stock during January 2020.

On August 29, 2019, the Company granted to Mr. Pasquini, ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

On October 1, 2020, the Company granted to Mr. Pasquini a ten year option to purchase 58,000 shares of common stock at an exercise price of $2.03 per share.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

15. Related Parties (continued)

Michele Ciavarella

On December 30, 2020, Mr. Ciavarella resigned as the Chief Executive Officer of the Company and retained the position as Executive Chairman. In connection with Mr. Ciavarella’s appointment as the Executive Chairman, the Company entered into an amendment, dated December 30, 2020 to his employment agreement, dated December 31, 2018, as amended on July 5, 2019, by and between the Company and Mr. Ciavarella. Pursuant to the Amendment, Mr. Ciavarella’s: (i) position at the Company was changed to Executive Chairman; (ii) term of employment was extended three years to December 31, 2024; and (iii) base salary was increased to $500,000. The Amendment further provides that in lieu of cash, and to the extent shares are then available for grant under the Company’s 2018 Equity Incentive Plan, as amended, Mr. Ciavarella may elect to receive, as of the first business day in January of each year of employment, up to 50% of his base salary as a restricted stock grant of shares of the Company’s common stock under the Plan, vesting monthly over a 12-month period. For the year ended December 31, 2021, Mr. Ciavarella has agreed to receive $140,000 of his base salary as a restricted stock grant.

On July 5, 2019, the Company granted to Mr. Ciavarella, the then Chief Executive Officer and Chairman of the Board, ten year options to purchase 39,375 shares of common stock at an exercise price of $2.96 per share.

On August 29, 2019, the Company granted to Mr. Ciavarella ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

On September 4, 2019, Mr. Ciavarella converted $500,000 of accrued salaries into 125,000 shares of common stock at a conversion price of $4.00 per share.

On October 1, 2020, the Company granted to Mr. Ciavarella, a ten year option to purchase 140,000 shares of common stock at an exercise price of $2.03 per share.

Matteo Monteverdi

Effective September 21, 2020, the Board of Directors (the “Board”) appointed Mr. Monteverdi, as President of the Company and effective December 30, 2020, Mr. Monteverdi was appointed as the Chief Executive Officer of the Company.

Mr. Monteverdi has previously served as an independent strategic advisor to the Company since March 2020 and has developed a firm understanding of the unique technological capabilities of the Company’s Elys Game Board betting platform and has established a strong rapport with the Company’s current management team.

In connection with his appointment, the Company and Mr. Monteverdi entered into a written employment agreement (the “Employment Agreement”) for an initial four-year term, which provides for the following compensation terms:

•	an annual base salary of $395,000 subject to increase, but not decrease, at the discretion of the Board;
•	the opportunity to earn a Management by Objectives bonus (“MBO Bonus”) of 0 to 100% of annual base salary with a target bonus of 50% upon the achievement of 100% of a target objective that is mutually agreed on by both the Company and Mr. Monteverdi; and
•	Equity Incentive Options to purchase 648,000 shares of common stock that vest pro rata on each of September 1, 2021, September 1, 2022, September 1, 2023 and September 1, 2024.

Mr. Monteverdi is also eligible to participate in the Company’s 2018 Equity Incentive Plan and to participate in the Company’s employee benefit plans as in effect from time to time on the same basis as generally made available to other senior executives of the Company or in the alternative may substitute the payment amount that would be paid for health benefits towards contributions to a 401k plan.

In addition, the Employment Agreement also provides for certain payments and benefits in the event of a termination of his employment under specific circumstances. If, during the term of the Employment Agreement, his employment is terminated by the Company other than for “cause,” death or disability or by Mr. Monteverdi for “good reason” (each as defined in his agreement), he would be entitled to receive from the Company in equal installments over a period of six (6) months (1) an amount equal to one (1) times the sum of: (A) his base salary and (B) an amount equal to the highest annual MBO Bonus paid to him (if any) in respect of the two (2) most recent fiscal years of the Company but not more than his MBO Bonus for the-then current fiscal year (provided if such termination occurs within the first twelve (12) months of the Agreement, the amount shall be Executive’s MBO Bonus for the-then current fiscal year); (2) in lieu of any MBO Bonus for the year in which such termination occurs, payment of an amount equal to (A) the MBO Bonus (if any) which would have been payable to Mr. Monteverdi had he remained in employment with the Company during the entire year in which such termination occurred,

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

15. Related Parties (continued)

multiplied by (B) a fraction the numerator of which is the number of days Mr. Monteverdi was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs. In addition, he will be entitled to continue to receive under the Employment Agreement an amount equal to the reimbursement of up to $2,000 a month in third-party medical and welfare benefits for Mr. Monteverdi and his dependents, until the earlier of: (A) a period of twelve (12) months after the termination date, or (B) the date Mr. Monteverdi becomes eligible to receive such coverage under a subsequent employer’s insurance plan.

Mr. Monteverdi’s receipt of the termination payments and benefits is contingent upon execution of a general release of any and all claims arising out of or related to his employment with the Company and the termination of his employment, and compliance with the restrictive covenants described in the following paragraph.

Gabriele Peroni

On January 31, 2019, the Company acquired VG for €4,000,000 (approximately $4,576,352), Mr. Peroni was a 20% owner of VG and was due gross proceeds of €800,000 (approximately $915,270). The gross proceeds of €800,000 was to be settled by a payment in cash of €500,000 over a twelve month period and by the issuance of common stock valued at €300,000 over an eighteen month period. As of December 31, 2020, the Company has paid Mr. Peroni cash of €354,400 (approximately $424,579) and issued 112,521 shares valued at €300,000 (approximately $334,791).

In addition, due to the attainment of an earnout clause per the agreement, a further €500,000 (approximately $561,351) was earned as of December 31, 2019, of which Mr. Peroni’s share was €100,000 (approximately $112,270), which earnout was settled by the issue of 26,547 shares of common stock during January 2020.

On August 29, 2019, the Company granted to Mr. Peroni, ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

On October 1, 2020, the Company granted to Mr. Peroni a ten year option to purchase 36,000 shares of common stock at an exercise price of $2.03 per share.

Mr. Peroni received salary payments through his wholly owned private company Dueci Srl.

Alessandro Marcelli

On August 29, 2019, the Company granted to Mr. Marcelli, an officer of the Company, ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

On October 1, 2020, the Company granted to Mr. Marcelli a ten year option to purchase 56,000 shares of common stock at an exercise price of $2.03 per share.

Mr. Marcelli received salary payments through his wholly owned private company AB Consulting Srl.

Franco Salvagni

On August 29, 2019, the Company granted to Mr. Salvagni, an officer of the Company, ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

On October 1, 2020, the Company granted to Mr. Salvagni a ten year option to purchase 36,000 shares of common stock at an exercise price of $2.03 per share.

Mr. Salvagni received salary payments through his wholly owned private company FSDS Srl.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

15. Related Parties (continued)

Beniamino Gianfelici

On August 29, 2019, the Company granted to Mr. Gianfelici, an officer of the Company, ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

On October 1, 2020, the Company granted to Mr. Gianfelici a ten year option to purchase 35,000 shares of common stock at an exercise price of $2.03 per share.

Mr. Gianfelici received salary payments through his wholly owned private company FG Immobiliare Srl.

Mark Korb

On July 5, 2019, the Company granted to Mr. Korb, the chief financial officer of the Company, seven year options to purchase 25,000 shares of common stock at an exercise price of $2.72 per share.

On October 1, 2020, the Company granted to Mr. Korb a ten year option to purchase 58,000 shares of common stock at an exercise price of $2.03 per share.

Mr. Korb billed the Company through his wholly owned private company Korb Management Services, LLC.

Paul Sallwasser

On July 5, 2019, the Company granted to Mr. Sallwasser, a director of the Company, ten year options to purchase 20,625 shares of common stock at an exercise price of $2.96 per share.

On October 1, 2020, the Company granted to Mr. Sallwasser a ten year option to purchase 55,000 shares of common stock at an exercise price of $2.03 per share.

Steven Shallcross

On July 5, 2019, the Company granted to Mr. Shallcross, a director of the Company, ten year options to purchase 10,313 shares of common stock at an exercise price of $2.96 per share.

On October 1, 2020, the Company granted to Mr. Shallcross a ten year option to purchase 35,000 shares of common stock at an exercise price of $2.03 per share.

Phillipe Blanc

On October 1, 2020, the Company appointed Mr. Philippe Blanc as a director of the Company.

On October 1, 2020, the Company granted to Mr. Blanc a ten year option to purchase 55,000 shares of common stock at an exercise price of $2.03 per share.

Richard Cooper

Mr. Cooper received director fees of $30,000 and $15,000 for the years ended December 31, 2020 and 2019, respectively.

Clive Kabatznik

Mr. Kabatznik received director fees of $10,000 and $30,000 for the years ended December 31, 2020 and 2019, respectively.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

16. Stockholders’ Equity

The Company issued the following shares of common stock to promissory note holders in terms of the agreement entered into for the acquisition of Virtual Generation, as disclosed in Note 3 above.

•	On January 1, 2020, 22,030 shares of common stock valued at $93,077;
•	On January 1, 2020, 132,735 shares of common stock valued at $561,350;
•	On February 27, 2020, 23,890 shares of common stock valued at $91,541;
•	On March 1, 2020, 25,690 shares of common stock valued at $96,372;
•	On April 1, 2020, 61,040 shares of common stock valued at $90,745;
•	On May 1, 2020, 24,390 shares of common stock valued at $91,265;
•	On June 1, 2020, 29,300 shares of common stock valued at $92,321;
•	On July 1, 2020, 35,130 shares of common stock valued at $91,265.

On April 22, 2019, the Company issued 14,083 shares of common stock, valued at $45,066, to certain convertible debenture holders as an incentive for them to transfer their convertible debentures to another investor.

Between September 4, 2019 and September 17, 2019, the Company issued 284,721 shares of common stock, valued at $728,884 in settlement of promissory notes amounting to $457,461 and other liabilities amounting to $553,525.

For the year ended December 31, 2020, the Company issued a total of 230,326 shares of common stock, valued at $739,004, upon the conversion of convertible debentures into equity and for the year ended December 31, 2019, the Company issued a total of 1,866,528 shares of common stock, valued at $5,972,507, upon the conversion of convertible debentures into equity (Note 11).

On August 17, 2020, the Company closed its underwritten public offering of 4,166,666 units at a price of $2.40 per unit for gross proceeds of $9,999,998, before underwriting commission of $800,000 and other offering expenses. Each unit consists of one share of common stock and one five year warrant exercisable for one share of common stock at an exercise price of $2.50 per share.

The Company granted the underwriters a forty-five day option to purchase up to 624,999 shares of common stock and/or warrants at a price of $2.39 per share and $0.01 per five year warrant exercisable for one share of common stock at an exercise price of $2.50 per share. The underwriters were also issued a three year warrant exercisable for 208,333 shares of common stock at an exercise price of $3.00 per share.

On September 3, 2020, the underwriters executed a partial exercise of the option to purchase 624,999 units and purchased only the warrants at a purchase price of $0.01 per warrant, less underwriters commission of $500, for net proceeds of $5,250.

On December 30, 2020, the Company entered into a settlement agreement with its previous chairman whereby it issued 8,469 shares of common stock at a value of $46,666 to settle the balance owing to $46,666.

Between December 18, 2020 and December 31, 2020, investors exercised warrants for 3,321,226 shares of common stock at exercise prices ranging from $2.50 to $5.00 per share for gross proceeds of $8,541,896, and the use of proceeds from promissory notes, related party of $108,056 was applied to the warrant exercise.

17. Warrants

In connection with the convertible debenture agreements entered into with accredited investors in the first and second quarters of 2018, for each $1,000 debenture unit the Company issued two-year warrants to purchase up to 135.28 shares of the Company’s common stock and for each CDN $1,000 debenture unit the Company issued two-year warrants to purchase up to 104.06 shares of the Company’s common stock at an exercise price of $4.00 per share. These warrants expired unexercised.

On May 31, 2020, in terms of convertible debt extension agreements entered into with investors, the Company granted two year warrants exercisable for 301,644 shares of common stock at an exercise price of $3.75 per share until May 31, 2022 and three year warrants exercisable for 72,729 shares of common stock at an exercise price of $5.00 per share until May 31, 2023.

In terms of the underwritten public offering disclosed in note 16 above, the Company granted 4,166,666 five year warrants, exercisable at $2.50 per share to the subscribers. In addition, the Company granted the underwriter 208,333 three year warrants exercisable at $3.00 per share, and in terms of the underwriters’ over-allotment option, the Company granted an additional 624,999 five year warrants exercisable at $2.50 per share to the Underwriter.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

17. Warrants (continued)

The warrants issued during the year ended December 31, 2020, were assessed in terms of ASC 480-10, Distinguishing between Liabilities and Equity, and ASC 815-10, Derivatives and Hedging Transactions to determine if they met equity classification or liability classification. After considering the guidance provided by the ASC under both ASC 480-10 and ASC 815-10, the Company determined that equity classification was appropriate.

The warrants awarded during the year ended December 31, 2020 were valued using a Black-Scholes option pricing model.

The following assumptions were used in the Black-Scholes model:

Year ended December 31, 2020
Exercise price	$2.50 to $5.00
Risk free interest rate	0.16 to 0.29%
Expected life of warrants	2 to 5 years
Expected volatility of underlying stock	139.5 to 183.5
Expected dividend rate	0%

A summary of all of the Company’s warrant activity during the period January 1, 2019 to December 31, 2020 is as follows:

	Number of shares	Exercise price per share	Weighted average exercise price
Outstanding January 1, 2019	1,089,474	$4.00	$4.00
Granted	—	—	—
Forfeited/cancelled	—	—	—
Exercised	—	—	—
Expired	—	—	—
Outstanding December 31, 2019	1,089,474	$4.00	$4.00
Granted	5,374,371	2.50 to 5.00	2.62
Forfeited/cancelled	(1,089,474)	4.00	4.00
Exercised	(3,321,226)	2.50 - 5.00	2.62
Outstanding December 31, 2020	2,053,145	$2.50 to 5.00	$2.63

The following tables summarize information about warrants outstanding as of December 31, 2020:

	Warrants outstanding			Warrants exercisable
Exercise price	Number of shares	Weighted average remaining years	Weighted average exercise price	Number of shares	Weighted average exercise price
$2.50	1,747,949	4.65	$2.50	1,747,949	$2.50
$3.00	208,333	2.63	3.00	208,333	3.00
$3.75	57,761	1.41	3.75	57,761	3.75
$5.00	39,102	2.17	5.00	39,102	5.00
	2,053,145	4.31	$2.63	2,053,145	$2.63

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

18. Stock options

In September 2018, our stockholders approved our 2018 Equity Incentive Plan, which provides for a maximum of 1,150,000 awards that can be issued as options, stock appreciation rights, restricted stock, stock units, other equity awards or cash awards.

On October 1, 2020, the Board approved an amendment to the Company’s 2018 Equity Incentive Plan (the “Plan”) to increase the maximum number of shares that may be granted as an award under the Plan to any non-employee director during any one calendar year to: (i) chairperson or lead director – 300,000 shares of common stock; and (ii) other non-employee director - 250,000 shares of common stock, which reflects an increase in the annual limits for awards to be granted to non-employee directors under the Plan.

On November 20, 2020, the Company held its 2020 Annual Meeting of Stockholders. At the Annual Meeting, the Company’s stockholders approved an amendment to the Company’s 2018 Equity Incentive Plan to increase the number of shares of common stock that the Company will have authority to grant under the plan by an additional 1,850,000 shares of common stock.

During July 2019, we issued an aggregate of 95,313 options to purchase common stock, of which options to purchase 25,000 shares of common stock were issued to our Chief Financial Officer, options to purchase 39,375 shares of common stock were issued to our Chief Executive Officer and options to purchase 30,938 shares of common stock were issued to directors. During August 2019, we issued an aggregate of 150,000 options to purchase shares of common stock of which options to purchase 25,000 shares of common stock were issued to each of Michele Ciavarella, our Chief Executive Officer, Alessandro Marcelli, our Vice President of Operations, Luca Pasquini, our Vice President of Technology, Gabriele Peroni, our Vice President Business Development, Franco Salvagni, our Vice President of Land-based Operations and Beniamino Gianfelici, our Vice President Regulatory Affairs. On November 11,2019 the Company granted options to purchase 70,625 shares of common stock to various employees at an exercise price of $2.80 per share.

During September 2020, in terms of the employment agreement entered into with Mr. Monteverdi, the Company granted options to purchase 648,000 shares of common stock that vest pro rata on each of September 1, 2021, September 1, 2022, September 1, 2023 and September 1, 2024.

On October 1, 2020, the Board granted to each of Michele Ciavarella, Alessandro Marcelli, Luca Pasquini, Gabriele Peroni, Frank Salvagni, Beniamino Gianfelici and Mark Korb, an option to purchase 140,000, 56,000, 58,000, 36,000, 36,000, 35,000 and 58,000 shares of the Company’s common stock, respectively, under the Company’s 2018 Equity Incentive Plan. The shares of common stock underlying the option awards each vest pro rata on a monthly basis over a thirty-six month period. The options are exercisable for a period of ten years from the date of grant and have an exercise price of $2.03 per share.

On October 1, 2020, the Board also granted to each of Paul Sallwasser, Steven Shallcross and Philippe Blanc, as non-executive members of the Board, an option to purchase 55,000, 35,000 and 55,000 shares of the Company’s common stock, respectively, under the Company’s 2018 Equity Incentive Plan. The shares of common stock underlying the option awards each vest pro rata on a monthly basis over a twelve month period. The options are exercisable for a period of ten years from the date of grant and have an exercise price of $2.03 per share.

On October 1, 2020, the board granted options to purchase 95,000 shares of common stock to various employees at an exercise price of $2.03 per share.

The options awarded during the year ended December 31, 2020 were valued using a Black-Scholes option pricing model.

The following assumptions were used in the Black-Scholes model:

Year ended December 31, 2020
Exercise price	$1.84 to $2.03
Risk free interest rate	0.68%
Expected life of options	10 years
Expected volatility of underlying stock	231.1 to 231.4%
Expected dividend rate	0%

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

18. Stock Options (continued)

A summary of all of the Company’s option activity during the period January 1, 2019 to December 31, 2020 is as follows:

	Number of shares	Exercise price per share	Weighted average exercise price

Granted	315,938	$2.72 to $2.96	$2.84
Forfeited/cancelled	—	—	—
Exercised	—	—	—
Outstanding December 31, 2019	315,938	$2.72 to $2.96	$2.84
Granted	1,307,000	$1.84 to $2.03	$1.95
Forfeited/Cancelled	—	—	—
Exercised	—	—	—
Outstanding December 31, 2020	1,622,938	$1.84 to $2.96	$2.11

The following tables summarize information about stock options outstanding as of December 31, 2020:

Options outstanding			Options exercisable
Exercise price	Number of shares	Weighted average remaining years	Weighted Average exercise price	Number of shares	Weighted average exercise price

$1.84	648,000	9.73		—
$2.03	659,000	9.75		79,083	—
$2.72	25,000	5.50		25,000
$2.80	220,625	8.73		69,128
$2.96	70,313	8.52		70,313
	1,622,938	9.49	$2.11	243,524	$2.59

The weighted-average grant-date fair values of options granted during the year ended December 31, 2020 was $2,542,423 ($1.95 per share). $518,106 was recorded as compensation cost for the year ended December 31, 2020. As of December 31, 2020, there were unvested options to purchase $1,379,414 shares of common stock. Total expected unrecognized compensation cost related to such unvested options is $2,722,022 which is expected to be recognized over a period of 44 months.

The intrinsic value of the options at December 31, 2020 was $6,151,366.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

19. Revenues

The following table represents disaggregated revenues from our gaming operations for the years ended December 31, 2020 and 2019. Net Gaming Revenues represents Turnover (also referred to as “Handle”), the total bets processed for the period, less customer winnings paid out, commissions paid to agents, and taxes due to government authorities, while Commission Revenues represents commissions on lotto ticket sales and Service Revenues is revenue invoiced for our Elys software service and royalties invoiced for the sale of virtual products.

	For the Year Ended December 31,
	2020	2019
Handle (Turnover)
Handle web-based	$505,369,803	$328,385,837
Handle land-based	68,888,592	125,747,337
Total Handle (Turnover)	$574,258,395	$454,133,174

Winnings/Payouts
Winnings web-based	473,794,175	309,214,993
Winnings land-based	56,467,865	105,011,619
Total Winnings/Payouts	530,262,040	414,226,612

Gross Gaming Revenues	$43,996,355	$39,906,562

Less: ADM Gaming Taxes	6,874,752	4,697,085

Net Gaming Revenues	$37,121,603	$35,209,477
Betting platform software and services	144,764	373,654
Revenues	$37,266,367	$35,583,131

20. Net Loss per Common Share

Basic loss per share is based on the weighted-average number of common shares outstanding during each period. Diluted loss per share is based on basic shares as determined above, plus the incremental shares that would be issued upon the assumed exercise of “in-the-money” warrants using the treasury stock method and the inclusion of all convertible securities, including convertible debentures, assuming these securities were converted at the beginning of the period or at the time of issuance, if later. The computation of diluted net loss per share does not assume the issuance of common shares that have an anti-dilutive effect on net loss per share.

For the years ended December 31, 2020 and 2019, the following options, warrants and convertible debentures were excluded from the computation of diluted loss per share as the result of the computation was anti-dilutive:

Description	Year ended December 31, 2020	Year ended December 31, 2019

Options	1,622,938	315,938
Warrants	2,053,145	1,089,474
Convertible debentures	10,796	1,246,551
	3,686,879	2,651,963

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

21. Income Taxes

The Company is incorporated in the United States of America and is subject to United States federal taxation. No provisions for income taxes have been made as the Company had no U.S. taxable income for the years ended December 31, 2020 and December 31, 2019.

The Company's Italian subsidiaries are governed by the income tax laws of Italy. The corporate tax rate in Italy is 27.9% (IRES at 24% plus IRAP ordinary at 3.9%) on income reported in the statutory financial statements after appropriate tax adjustments.

The Company's Austrian subsidiaries are governed by the income tax laws of Austria. The corporate tax rate in Austria is 25% on income reported in the statutory financial statements after appropriate tax adjustments.

The Company's Canadian subsidiary is governed by the income tax laws of Canada and the Province of Ontario. The combined Federal and Provincial corporate tax rate in Canada is 26.5% on income reported in the statutory financial statements after appropriate tax adjustments.

The Company's Colombian subsidiary is governed by the income tax laws of Colombia. The corporate tax rate in Colombia is 31% on income reported in the statutory financial statements after appropriate tax adjustments.

The Company continues to evaluate the accounting for uncertainty in tax positions at the end of each reporting period. The guidance requires companies to recognize in their financial statements the impact of a tax position if the position is more likely than not of being sustained if the position were to be challenged by a taxing authority. The position ascertained inherently requires judgment and estimates by management.

The reconciliation of income tax expense at the U.S. statutory rate of 21% during 2020 and 2019, to the Company’s effective tax rate is as follows:

	December 31, 2020	December 31, 2019
U.S. Statutory rate	$1,896,305	$1,822,092
Items not allowed for tax purposes	(2,113,651)	(1,142,776)
Foreign tax rate differential	(90,772)	(66,163)
Additional foreign taxation	(36,939)	(15,190)
Withholding tax on dividends	(162,112)	—
Prior year over provision	—	1,167
Prior year net operating loss adjustment	—	(917,820)
Movement in valuation allowances	(323,114)	(279,486)
Other differences	(76,361)	—
Income tax expense	$(906,644)	$(598,176)

The Company has accumulated a net operating loss carry forward (“NOL”) of approximately $17.9 million as of December 31, 2020 in the U.S. The U.S. NOL carry forward includes adjustments based on prior year assessments of $0.3 million due the assessment of tax losses carried forward. Net operating losses of $11.1 million expire from 2033 to 2037 and a further $6.8 million has an indefinite life. The company also has net operating loss carry forwards in Italy, Austria and Malta of approximately €0.11 million ($0.15 million) and in Canada of approximately CDN $0.4 million ($0.33 million). The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the NOL. The Company periodically evaluates whether it is more likely than not that it will generate sufficient taxable income to realize the deferred income tax asset. At the present time, management cannot presently determine when the Company will be able to generate sufficient taxable income to realize the deferred tax asset; accordingly, a 100% valuation allowance has been established to offset the asset.

Utilization of NOLs are subject to limitation due to any ownership change (as defined under Section 382 of the Internal Revenue Code of 1986) which resulted in a change in business direction. Unused limitations may be carried over to future years until the NOLs expire. Utilization of NOLs may also be limited in any one year by alternative minimum tax rules.

Under Italian tax law, the operating loss carryforwards available for offset against future profits can be used indefinitely. Operating loss carryforwards are only available for offset against national income tax, up to the limit of 80% of taxable annual income. This restriction does not apply to the operating loss incurred in the first three years of the Company's activity, which are therefore available for 100% offsetting.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

21. Income Taxes (continued)

Under Austrian tax law, the operating loss carryforwards available for offset against future profits can be used indefinitely. Operating loss carryforwards are only available for offset against national income tax, up to the limit of 75% of taxable annual income.

Under Canadian tax law, the operating loss carryforwards available for offset against future profits can be used indefinitely.

The provisions for income taxes consist of currently payable income tax in Italy, Malta and Austria and deferred tax movements on intangible assets.

The provisions for income taxes are summarized as follows:

	December 31, 2020	December 31, 2019
Current	$(837,973)	$(683,830)
Withholding tax	(162,112)	—
Deferred	93,441	85,654
Total	$(906,644)	$(598,176)

The tax effects of temporary differences that give rise to the Company’s net deferred tax assets and liabilities are as follows:

	December 31, 2020	December 31, 2019
Working capital movements	$693,465	$641,089
Plant and equipment	6,925	—
Net loss carryforward - Foreign	135,568	119,251
Net loss carryforward - US	3,752,678	3,505,182
	4,588,636	4,265,522
Less valuation allowance	(4,588,636)	(4,265,522)
Deferred tax assets	$—	$—

Intangible assets	$(1,222,514)	$(1,315,954)
Deferred Tax Liability	$(1,222,514)	$(1,315,954)

The Net loss carry forward for US entities includes an adjustment of $0.3 million based on taxation assessments which differed to the amounts originally provided for.

The following tax years remain subject to examination:

USA:	Generally three years from the date of tax return filing which is currently the 2018 to 2020 tax years.
Italy:	Generally five years from the date of filing which is currently the 2016 to 2020 tax years.
Austria:	Generally tax years 2019 and 2020.
Malta:	Eight years from fiscal year end which is currently 2013 to 2020.
Colombia:	Three years in the case of taxable profits and five years where taxable losses are realized.

The Company is not currently under examination and it has not been notified of a pending examination.

There are no unrecognized tax benefits.

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

22. Segmental Reporting

The Company has two reportable operating segments. These segments are:

(i)	Betting establishments

The operating of web based as well as land-based leisure betting establishments situated throughout Italy.

(ii)	Betting platform software and services

Provider of certified betting Platform software services to leisure betting establishments in Italy and 9 other countries.

The operating assets and liabilities of the reportable segments are as follows:

	December 31, 2020
	Betting establishments	Betting platform software and services	All other	Total

Purchase of Non-Current assets	$172,095	$117,703	$1,703	$291,501
Assets
Current assets	10,966,901	430,625	9,796,140	21,193,666
Non-Current assets	7,475,455	6,250,418	938,440	14,664,313
Liabilities
Current liabilities	(8,238,101)	(648,881)	(4,427,053)	(13,314,035)
Non-Current liabilities	(1,130,752)	(1,225,477)	(31,362)	(2,387,591)
Intercompany balances	4,259,281	382,598	(4,641,879)	—
Net asset position	$13,332,784	$5,189,283	$1,634,286	$20,156,353

The segment operating results of the reportable segments are disclosed as follows:

	Year ended December 31, 2020
	Betting establishments	Betting platform software and services	All other	Adjustments	Total

Net Gaming Revenue	$37,121,603	$144,764	$—	$—	$37,266,367
Intercompany Service revenue	84,172	3,604,523	—	(3,688,695)	—
	37,205,775	3,749,287	—	(3,688,695)	37,266,367
Operating expenses
Intercompany service expense	3,604,523	84,172	—	(3,688,695)	—
Selling expenses	26,107,189	2,032	—	—	26,109,221
General and administrative expenses	4,918,986	3,906,439	4,963,966	—	13,789,391
Impairment of license	4,900,000	—	—	—	4,900,000
	39,530,698	3,992,643	4,963,966	(3,688,695)	44,798,612

Loss from operations	(2,324,923)	(243,356)	(4,963,966)	—	(7,532,245)

Other (expense) income
Interest expense, net	(6,492)	(71)	(322,100)	—	(328,663)
Amortization of debt discount	—	—	(818,182)	—	(818,182)
Other income	161,472	3,903	—	—	165,375
Other expense	(28,757)	(58,176)	—	—	(86,933)
Loss on extinguishment of convertible debt	—	—	(719,390)	—	(719,390)
Gain on marketable securities	—	—	290,000	—	290,000
Total other (expenses) income	126,223	(54,344)	(1,569,672)	—	(1,497,793)

Loss before Income Taxes	(2,198,700)	(297,700)	(6,533,638)	—	(9,030,038)
Income tax provision	(796,991)	52,459	(162,112)	—	(906,644)
Net Loss	$(2,995,691)	$(245,241)	$(6,695,750)	$—	$(9,936,682)

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

22. Segmental Reporting (continued)

The operating assets and liabilities of the reportable segments are as follows:

	December 31, 2019
	Betting establishments	Betting platform software and services	All other	Total

Purchase of Non-Current assets	$202,042	$5,456,358	$—	$5,658,400
Assets
Current assets	6,620,800	470,127	216,948	7,307,875
Non-Current assets	12,761,177	6,615,905	1,183,550	20,560,632
Liabilities
Current liabilities	(5,395,212)	(615,564)	(10,450,390)	(16,461,166)
Non-Current liabilities	(1,266,145)	(1,339,911)	—	(2,696,056)
Intercompany balances	5,461,766	423,926	(5,885,692)	—
Net asset position	$18,182,386	$5,554,483	$(14,935,584)	$8,801,285

The segment operating results of the reportable segments are disclosed as follows:

	Year ended December 31, 2019

	Betting establishments	Betting platform software and services	All other	Adjustments	Total

Net Gaming Revenue	$35,209,477	$373,654	$—	$—	$35,583,131
Intercompany Service revenue	452,776	2,839,211	—	(3,291,987)	—
	35,662,253	3,212,865	—	(3,291,987)	35,583,131
Operating expenses
Intercompany service expense	2,839,211	452,776	—	(3,291,987)	—
Selling expenses	25,583,913	2,000,579	—	—	27,584,492
General and administrative expenses	5,109,135	1,294,617	4,590,802	—	10,994,554
	33,532,259	3,747,972	4,590,802	(3,291,987)	38,579,046

(Loss) income from operations	2,129,994	(535,107)	(4,590,802)	—	(2,995,915)

Other (expense) income
Interest expense, net	(190,206)	3	(782,240)	—	(972,443)
Amortization of debt discount	—	—	(4,154,922)	—	(4,154,922)
Virtual Generation earnout	—	—	(561,351)	—	(561,351)
Loss on share issuances	—	—	(44,063)	—	(44,063)
Other income	114,818	—	34,747	—	149,565
Loss on marketable securities	—	—	(97,500)	—	(97,500)
Total other (expenses) income	(75,388)	3	(5,605,329)	—	(5,680,714)

Loss before Income Taxes	2,054,606	(535,104)	(10,196,131)	—	(8,676,629)
Income tax provision	(641,528)	(43,352)	—	—	(598,176)
Net Loss	$1,413,078	$(491,752)	$(10,196,131)	$—	$(9,274,802)

ELYS GAME TECHNOLOGY, CORP

Notes to the Consolidated Financial Statements

23. Subsequent Events

Warrants exercised

Subsequent to year end, warrants were exercised for 1,150,776 shares of common stock for gross proceeds of $2,876,940, additionally, brokers warrants were exercised for 208,333 shares of common stock for gross proceeds of $624,999 and other debenture warrants were exercised for 36,709 shares for gross proceeds of $171,839.

Deferred purchase consideration

The deferred purchase consideration of €333,300 ($407,552) was repaid.

Convertible debenture

The remaining convertible debenture of CDN $35,000 ($27,442), including interest thereon was repaid.

Line of Credit

On January 11, 2021, the company repaid the outstanding balance of $500,000 on the revolving line of credit at Metropolitan Commercial Bank in full.

The Company has evaluated subsequent events through the date the financial statements were issued, other than disclosed above, we did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

507,173 Shares of Common Stock Underlying Previously Issued Warrants

PROSPECTUS

April 13, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than any estimated underwriting discounts and commissions, in connection with the offering and sale of the shares of common stock being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$3,400
Printing and engraving expenses	5,000
Legal fees and expenses	15,000
Accounting fees and expenses	5,000
Transfer agent and registrar fees and expenses	1,000
Miscellaneous	1,000

Total	$30,400

Item 14. Indemnification of Directors and Officers.

The Registrant incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition may be paid by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with certain of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

●	indemnification beyond that permitted by the Delaware General Corporation Law;

●	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

●	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock;

●	indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

●	indemnification for proceedings or claims brought by an officer or director against us or any of the Registrant’s directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by the Registrant’s board of directors or required by law;

●	indemnification for settlements the director or officer enters into without the Registrant’s consent; or

●	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Except as otherwise disclosed under the heading “Legal Proceedings” in the “Business” section of this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

The following information sets forth certain information with respect to all securities that we have sold during the last three years. All issuances prior to December 31, 2019 do not reflect the Company’s 1-for-8 reverse stock split and all issuances subsequent to December 12, 2019 reflect the Company’s 1-for -8 reverse stock split. Except as otherwise stated, the offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about the Registrant.

Post December 31, 2019 Reverse Stock Split

During the year ended December 31, 2020, we issued an aggregate of 221,370 shares of common stock to the sellers of Virtual Generation pursuant to the terms of a Securities Purchase Agreement as disclosed in Note 3 to the financial statements, and an additional 132,735 shares of common stock in terms of the earnout payment as follows:

•	During the three months ended September 30, 2020, we issued 35,130 shares of common stock to the VG Sellers pursuant to the terms of a Securities Purchase Agreement.
•	During the quarter ended June 30, 2020 we issued an aggregate of 114,730 shares of common stock to the sellers of Virtual Generation for payments owed to them pursuant to the terms of a Securities Purchase Agreement.
•	During the quarter ended March 31, 2020 we issued an aggregate of 204,245 shares of common stock to the sellers of Virtual Generation for payments owed to them pursuant to the terms of a Securities Purchase Agreement.

During the three months ended September 30, 2020, we issued 3,341 shares of common stock upon the conversion of convertible debentures into equity. The issuance was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) thereunder as a transaction not involving a public offering as the issuance was made to existing holders, there was no additional consideration paid for the common stock and no commission or remuneration was paid.

During July 2020, we issued an aggregate of 3,342 shares of common stock upon the conversion of convertible debentures into equity. The issuance was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) thereunder as a transaction not involving a public offering as the issuance was made to existing holders, there was no additional consideration paid for the common stock and no commission or remuneration was paid.

During the quarter ended June 30, 2020, we issued warrants to purchase an aggregate of 10,727 shares of our common stock at an exercise price of $3.75 per share expiring May 30, 2022 to those debenture holders that extended the maturity date of their debentures to September 28, 2020 and 251,853 warrants to purchase an aggregate of 251,853 shares of our common stock at an exercise price of $3.75 per share expiring on May 30, 2022 and 72,729 warrants to purchase an aggregate of 72,729 shares of our common stock at an exercise price of $5.00 per share expiring on May 30, 2023 to those debenture holders that extended the maturity of the debentures to September 28, 2020.

During the quarter ended June 30, 2020, we issued an aggregate of 103,393 shares of common stock upon the conversion of convertible debentures into equity. The issuance was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) thereunder as a transaction not involving a public offering as the issuance was made to existing holders, there was no additional consideration paid for the common stock and no commission or remuneration was paid.

During the quarter ended March 31, 2020, we issued an aggregate of 123,591 shares of common stock upon the conversion of convertible debentures into equity. The issuance was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) thereunder as a transaction not involving a public offering as the issuance was made to existing holders, there was no additional consideration paid for the common stock and no commission or remuneration was paid.

On December 31, 2019, we issued an aggregate of 132,735 shares of common stock to the sellers of Virtual Generation as full payment of the earnout pursuant to the terms of a Securities Purchase Agreement.

Between December 12, 2019 to December 31, 2019, we issued an aggregate of 276,081 shares of common stock upon the conversion of convertible debentures into equity. The issuance was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) thereunder as a transaction not involving a public offering as the issuance was made to existing holders, there was no additional consideration paid for the common stock and no commission or remuneration was paid.

Pre-December 12, 2019 Reverse Stock Split

Between September 1, 2019 to December 11, 2019, we issued an aggregate of 8,615,734 pre-split (1,076,967 post-split) shares of common stock upon the conversion of convertible debentures into equity. The issuance was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) thereunder as a transaction not involving a public offering as the issuance was made to existing holders, there was no additional consideration paid for the common stock and no commission or remuneration was paid.

During the quarter ended December 31, 2019, we issued an aggregate of 651,680 pre-split (81,460 post-split) shares of common stock to the sellers of Virtual Generation pursuant to the terms of a Securities Purchase Agreement.

During the three months ended September 30, 2019, we issued an aggregate of 2,375,725 shares of common stock upon the conversion of convertible debentures into equity. The issuance was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) thereunder as a transaction not involving a public offering as the issuance was made to existing holders, there was no additional consideration paid for the common stock and no commission or remuneration was paid.

During the three months ended September 30, 2019, we issued 833,210 shares of common stock to the vendors of Virtual Generation limited pursuant to the terms of a Securities Purchase Agreement as disclosed in Note 4 to the financial statements. We issued the securities in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act. We relied on this exemption from registration for private placements based in part on the representations made by the investors with respect to their status as accredited investors, as such term is defined in Rule 501(a) of the Securities Act.

On September 4, 2019, we issued (i) 1,000,000 shares of common stock to Michele Ciavarella in exchange for $500,000 of accrued salary owed to him (ii) 121,570 shares of common stock to Gold Street Capital Corp in exchange for $48,508 of accounts payable owed to it, and (iii) 1,143,652 shares of common stock to Braydon Capital Corp in exchange for debt and accrued interest thereon of $457,460.77. On September 17, 2019, we issued 12,540 shares of common stock to Andrei Sheptikita in exchange for $5,017 of accounts payable owed to him.

During the six months ended June 30, 2019, we issued an aggregate of 1,731,868 shares of common stock upon the conversion of convertible debentures into equity. The issuance was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) thereunder as a transaction not involving a public offering as the issuance was made to existing holders, there was no additional consideration paid for the common stock and no commission or remuneration was paid.

During the six months ended June 30, 2019, we issued 1,245,070 shares of common stock to the vendors of Virtual Generation limited pursuant to the terms of a Securities Purchase Agreement as disclosed in Note 4 to the financial statements.

On April 22, 2019, we issued an aggregate of 89,857 shares of common stock to certain convertible debenture holders as an incentive for them to transfer the convertible debentures to another investor.

On April 29, 2019, we issued an aggregate of 22,808 shares of common stock to certain convertible debenture holders as an incentive for them to transfer the convertible debentures to another investor.

On January 30, 2019, we issued to the former stockholders of Virtual Generation Limited and Naos Holding notes in the aggregate principal amount of €2,392,000.

On May 31, 2018 and June 18, 2018, we closed a private placement offering (the “May 31, 2018 Private Placement”) and entered into Subscription Agreements (the “Agreements”) with a group of 130 unaffiliated accredited investors (the “Investors”). We offered Subscription Agreements in both US and Canadian dollar denomination. Each Unit sold to US Investors was sold at a per unit price of $1,000 and was comprised of (i) a 10% convertible debenture in the principal amount of $1,000 (the “U.S. Debentures”), (ii) 208 shares of our common stock and (iii) 1082.25 warrants to purchase shares of our common stock (the “U.S. Warrants”). Each Unit sold to Canadian Investors was sold at a per unit price of CDN $1,000 and was comprised of (i) a 10% convertible debenture in the principal amount of CDN $1,000 (the “Canadian Debentures” and together with the U.S. Debentures, the “May Debentures”), (ii) 160 shares of our common stock and (iii) Warrants to purchase 832.5 shares of our common stock (the “Canadian Warrants” and together with the U.S. Warrants, the “May Warrants”). The Investors in the May 31, 2018 Private Placement purchased a total 4,218 U.S. units and we issued US Debentures in the principal amount of $4,218,000 and 4,809.5 Canadian units and we issued Canadian Debentures in the principal amount of CDN $4,809,500 (approximately $3,739,200), and the Investors received 8,627,546 Warrants to purchase shares of common stock and 1,447,744 shares of common stock.

The May Warrants are exercisable at an exercise price of $4.00 per share and expire two years after the issuance date. The May Warrants are subject to adjustment provisions contained in the May Warrant for stock split and stock dividends and other similar transactions, and exercise of the May Warrants may be accelerated by us if the closing price of our common stock exceeds 200% of the exercise price for a period of 20 trading days in a 30 day period at any time up to the expiration date of the Warrant.

To facilitate the transaction, we paid finders fees equal to 5% of the gross proceeds in cash plus broker warrants to purchase 5% of the number of Warrants sold to Investors in the May 31, 2018 Private Placement. The broker warrants had like terms as the Warrants issued to Investors in the May 31, 2018 Private Placement.

In May 2018, we issued 4,735,600 shares of common stock were issued to the sellers of Ulisse based on the purchase price adjustment per the securities purchase agreement that we entered into in 2016.

In May 2018, we issued 201,088 shares of common stock upon the cashless exercise of a warrant. The issuance of common stock in the conversion was exempt from registration under the Securities Act by virtue of the exemption provided under Section 3(a)(9) thereof as the common stock was exchanged by us with our existing security holder exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

On May 11, 2018, we issued debentures units to certain Investors (the “May 11, 2018 Private Placement”). The investors in the May 11, 2018 Private Placement purchased an aggregate principal amount of CDN $131,000 (approximately $102,000) debentures and received 32,750 warrants to purchase shares of common stock and 20,960 shares of common stock.

On April 23, 2018, we re-issued debenture units that were first issued to certain Investors between January 24, 2017 and January 31, 2018 in order to simplify the various debentures into a single series with the same terms as new convertible debenture units issued on February 26, 2018 (the “April 19, 2018 Debentures”). The investors in the April 19, 2018 debentures received an aggregate principal amount of CDN $1,436,000 (approximately $1,118,600) debentures and received 359,000 warrants to purchase shares of common stock and 229,760 shares of common stock.

In April 2018, we issued debentures units to certain investors (the “April 2018 Private Placement”). The investors in the April 2018 Private Placement purchased an aggregate principal amount of CDN $135,000 (approximately $105,200) debentures and received 33,750 warrants to purchase shares of common stock and 21,600 shares of common stock.

On February 26, 2018, we issued debentures units to certain accredited investors (the “February 2018 Private Placement”). Each debenture unit was comprised of (i) a note in the principal amount of CDN $1,000 bearing interest at a rate of 10% per annum, with a maturity date of two years from the date of issuance, (ii) warrants to purchase up to 250 shares of the Company’s common stock at an exercise price equal to the lessor of $0.625 or 125% of the proposed initial Canadian public offering price per warrant, expiring on February 25, 2020, and (iii) 160 shares of restricted common stock. The investors in the February 2018 Private Placement purchased an aggregate principal amount of CDN $670,000 (approximately $521,900) debentures and received warrants to purchase up to 167,500 shares of the Company’s common stock and 111,000 shares of common stock. As a result of the lower debenture conversion price and the warrant exercise price of the May 31, 2018 Private Placement described below, the whole or any part of the principal amount of the February 2018 Private Placement debentures plus any accrued and unpaid interest may be converted into shares of our common stock at a price equal to $3.20 per share and the warrants can be exercised at a price equal to $4.00 per share. In addition, we paid finders fees equal to 5% of the gross proceeds in cash plus 5% in broker warrants with like terms as the Warrants issued to investors in the February 2018 Private Placement.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation dated September 18, 2018 (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on October 3, 2018)
3.2	Bylaws 2017 (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on October 22, 2002)
3.3	Amended and Restated Certificate of Incorporation dated December 9, 2019 (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on December 12, 2019)
3.4	Certificate of Amendment of Certificate of Incorporation of Elys Game Technology, Corp. dated September 18, 2018 (Incorporated by reference to the Registrant’s Form 8-K, File No. 001-39170, filed with the Securities and Exchange Commission on November 6, 2020)
3.5	Certificate of Correction of Elys Game Technology, Corp. dated September 18, 2018 (Incorporated by reference to the Registrant’s Form 8-K, File No. 001-39170, filed with the Securities and Exchange Commission on November 6, 2020)
4.1	Form of Subscription Agreement (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on February 27, 2018)
4.2	Form of Subscription Agreement between the Company and the Investors (United States Dollar) (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on June 1, 2018)
4.3	Form of Subscription Agreement between the Company and the Investors (Canadian Dollar) that includes the Form of Debenture and Form of Common Share Purchase Warrant Certificate (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on June 1, 2018)
4.4	Form of Promissory Note, dated January 30, 2019, in the principal amount of €2,392,000 (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on February 4, 2019)
4.5†	2018 Equity Incentive Plan (Incorporated by reference to the Registrant’s Definitive Proxy Statement, File No. 000-50045, filed with the Securities and Exchange Commission on August 22, 2018)
4.6†	Form of Stock Option Grant Notice, Stock Option Agreement and Notice of Option Exercise (Incorporated by reference to the Registrant’s Registration Statement on Form S-8, File No. 333-232531, filed with the Securities and Exchange Commission on July 3, 2019)
4.7†	Form of RSU Grant Notice and RSU Award Agreement (Incorporated by reference to the Registrant’s Registration Statement on Form S-8, File No. 333-232531, filed with the Securities and Exchange Commission on July 3, 2019)
4.8†	Form of Restricted Stock Award Stock Notice and Restricted Stock Agreement (Incorporated by reference to the Registrant’s Registration Statement on Form S-8, File No. 333-232531, filed with the Securities and Exchange Commission on July 3, 2019)
4.9

Form of $5.00 Warrant Issued to FGP Protective Opportunity Master Fund and Thomas Prasil Trust dated June 1, 2020 (Incorporated by reference to the Registrant’s Registration Statement, File No. 333-249584, filed with the Securities and Exchange Commission on October 21, 2020)

4.10

Form of $3.75 Warrant Issued to FGP Protective Opportunity Master Fund and Thomas Prasil Trust dated June 1, 2020 (Incorporated by reference to the Registrant’s Registration Statement, File No. 333-249584, filed with the Securities and Exchange Commission on October 21, 2020)

4.11	Representative Common Stock Purchase Warrant dated August 12, 2020, by and between the Company and Maxim Group LLC, as representative of the several underwriters (Incorporated by reference to the Registrant’s Form 8-K, File No. 001-37170, filed with the Securities and Exchange Commission on August 17, 2020)

4.12	Form of Stock Purchase Warrant dated August 17, 2020 (Incorporated by reference to the Registrant’s Form 8-K, File No. 001-37170, filed with the Securities and Exchange Commission on August 17, 2020)
4.13

Warrant Agency Agreement dated August 17, 2020, by and between the Company and Signature Stock Transfer, Inc. (Incorporated by reference to the Registrant’s Form 8-K, File No. 001-37170, filed with the Securities and Exchange Commission on August 17, 2020)

4.14†

First Amendment to 2018 Equity Incentive Plan dated October 1, 2020 (Incorporated by reference to the Registrant’s Form 8-K, File No. 001-39170, filed with the Securities and Exchange Commission on October 5, 2020)

4.15

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (Incorporated by reference to the Registrant’s Form 10-K/A for the fiscal year ended December 31, 2020, File No. 001-39170, filed with the Securities and Exchange Commission on April 13, 2021)

5.1	Opinion of Gracin & Marlow, LLP*
10.1	Form of Debenture (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on January 30, 2017)
10.2	Form of Debenture (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on March 29, 2017)
10.3 10.4†

Form of Debenture (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on June 8, 2017)

Employment Agreement between the Registrant and Elizabeth MacLean dated November 30, 2018 (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on December 3, 2018)

10.5†	Employment Agreement between the Company and Michele Ciavarella dated December 31, 2018 (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on January 2, 2019)
10.6	Share Purchase Agreement, dated January 17, 2019, by and among Newgioco, Inc. and the stockholders of Virtual Generation Limited and Naos Holding Limited party thereto (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on January 22, 2019)
10.7†	Independent Contractor Agreement entered into with Mark Korb dated July 1, 2019 (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on July 3, 2019)
10.8†	Amendment dated as of July 5, 2019 to Employment Agreement between the Company and Michele Ciavarella dated December 31, 2018 (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on July 8, 2019)
10.9	Exchange Agreement dated September 4, 2019, by and between Newgioco Group. Inc. and Michele Ciavarella (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on September 5, 2019)
10.10	Exchange Agreement dated September 4, 2019, by and between Newgioco Group. Inc. and Gold Street Capital Corp. (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on September 5, 2019)
10.11	Exchange Agreement dated September 4, 2019, by and between Newgioco Group. Inc. and Braydon Capital Corp. (Incorporated by reference to the Registrant’s Form 8-K, File No. 000-50045, filed with the Securities and Exchange Commission on September 5, 2019)
10.12†	Employment Agreement between the Registrant and Matteo Monteverdi dated September 21, 2020 (Incorporated by reference to the Registrant’s Form 8-K, File No. 001-39170, filed with the Securities and Exchange Commission on September 23, 2020)
10.13†	Employment Agreement between the Registrant and Michele Ciavarella dated December 30, 2020 (Incorporated by reference to the Registrant’s Form 8-K, File No. 001-39170, filed with the Securities and Exchange Commission on January 5, 2021)
21.1	List of Subsidiaries (Incorporated by reference to the Registrant’s Form 10-K for the fiscal year ended December 31, 2019, File No. 000-50045, filed with the Securities and Exchange Commission on July 2, 2020)
23.1	Consent of Independent Registered Public Accounting Firm**
23.2	Consent of Gracin & Marlow, LLP (contained in Exhibit 5.1)*
24.1	Power of Attorney (Included on the signature page of the initial registration statement)*
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

____________________

* Previously filed

**Filed herewith

†	Indicates management contract or compensatory plan.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (“Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby further undertakes that:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(d) The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Toronto, Ontario, Canada, April 13, 2021.

ELYS GAME TECHNOLOGY, CORP.

By:	/s/ Matteo Monteverdi
Name:	Matteo Monteverdi
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned hereby severally constitute and appoint Michele Ciavarella and Matteo Monteverdi our true and lawful attorneys and agents, with full power to sign for us, and in our names in the capacities indicated below, any and all amendments to this registration statement, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the date or dates indicated.

Signature	Title	Date

/s/ Matteo Monteverdi	Chief Executive Officer and President	April 13, 2021
Matteo Monteverdi	(Principal Executive Officer)

/s/ Mark Korb Mark Korb	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 13, 2021

/s/ Michele Ciavarella	Chairman of the Board of Directors	April 13, 2021
Michele Ciavarella

* Luca Pasquini	Vice President of Technology Officer and Director	April 13, 2021

* Paul Sallwasser	Director	April 13, 2021

* Steven A. Shallcross	Director	April 13, 2021

/s/ Philippe Blanc Philippe Blanc	Director	April 13, 2021